   As filed with the Securities and Exchange Commission on October 1, 1999

                                                      Registration No. 333-85437
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      ------------------------------------


                         POST-EFFECTIVE AMENDMENT NO. 2

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                  iVILLAGE INC.
             (Exact name of registrant as specified in its charter)


                      ------------------------------------

            Delaware                         7375                   13-3845162
(State or other jurisdiction of  (Primary Standard Industrial    (I.R.S. Employer
 incorporation or organization)  Classification Code Number)  Identification Number)


                                212 Fifth Avenue
                            New York, New York 10010
                                 (212) 206-3100
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                      ------------------------------------


                                Candice Carpenter
             Co-Chairperson of the Board and Chief Executive Officer
                                  iVillage Inc.
                                212 Fifth Avenue
                            New York, New York 10010
                                 (212) 206-3100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                    Copy to:
                             Richard V. Smith, Esq.
                       Orrick, Herrington & Sutcliffe LLP
                        Old Federal Reserve Bank Building
                               400 Sansome Street
                         San Francisco, California 94111
                                 (415) 392-1122

        Approximate date of commencement of proposed sale to the public:
     From time to time after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or a continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_| __________


     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|



     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


================================================================================

         The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary propectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.



                                2,526,266 Shares


                                  iVillage Inc.

                                  Common Stock


         The selling stockholders identified in this prospectus are offering up to 2,526,266 shares of iVillage's common stock. iVillage's common stock is traded on the Nasdaq National Market under the symbol "IVIL." The last reported sale price for the common stock on the Nasdaq National Market on September 30, 1999 was $35.25 per share.


         We will not receive any of the proceeds from the sale of shares by the selling stockholders and we are not offering any shares for sale under this prospectus. See "Selling Stockholders" and "Plan of Distribution" for a description of sales of the shares by the selling stockholders.

                       ---------------------------------

         Please see "Risk Factors" beginning on page 8.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                               October 1, 1999

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                TABLE OF CONTENTS


                                                                            Page

PROSPECTUS SUMMARY.............................................................2

THE OFFERING...................................................................5

RISK FACTORS...................................................................8

FORWARD-LOOKING STATEMENTS....................................................20

USE OF PROCEEDS...............................................................22

DIVIDEND POLICY...............................................................22

PRICE RANGE OF COMMON STOCK...................................................22

CAPITALIZATION................................................................23

SELECTED CONSOLIDATED FINANCIAL DATA..........................................24

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS...................................................26

BUSINESS......................................................................43

MANAGEMENT....................................................................66

CERTAIN TRANSACTIONS..........................................................76

PRINCIPAL STOCKHOLDERS........................................................80

SELLING STOCKHOLDERS..........................................................82

PLAN OF DISTRIBUTION..........................................................84

DESCRIPTION OF CAPITAL STOCK..................................................87

SHARES ELIGIBLE FOR FUTURE SALE...............................................90

LEGAL MATTERS.................................................................91

EXPERTS.......................................................................92

AVAILABLE INFORMATION.........................................................92

INDEX TO FINANCIAL STATEMENTS................................................F-1

                               PROSPECTUS SUMMARY


     You should read the following summary together with the more detailed information and iVillage's consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus.

                                 iVILLAGE INC.

                                  OUR BUSINESS


     iVillage Inc., The Women's Network, is the leading online destination targeted at women and one of the most demographically focused online communities on the Internet. As an online media company, we provide advertisers and merchants with targeted access to women using the Internet. Jupiter Communications projects that women will make up 49.0% of the online population by December 1999. We believe that women are attractive to advertisers and merchants because it is reported that women account for 70% of all retail sales in the United States.



     iVillage was the 7th largest content, news, information and entertainment Web property on the Internet in the United States in August 1999 according to Media Metrix. In addition, the iVillage network had a reach of 8.0%, and was the 27th most visited Internet property according to Media Metrix as of August 1999. Reach is the percent of the total projected Web audience who accessed a specific Web site. Our page views have grown to a monthly average of 102 million for the quarter ended June 30, 1999, and we estimate our unique visitors have grown to 7.3 million for the month of August 1999. Page views are the total number of complete pages retrieved and viewed by visitors to our network. A unique visitor or person is an individual visitor to our network.



     iVillage.com offers effective solutions and support for busy women who are actively managing careers, families, relationships, and finances. Our network is designed to provide support for problem solving that goes beyond information and content. It encompasses a tightly integrated mix of information, life stage experts, active peer interaction, workshops, and the opportunity to research and buy products. Membership in iVillage.com is free and provides access to features such as email, personal homepages, instant messaging, and our other community tools.



     Our network of sites consists of 14 content specific channels and three shopping channels. The channels cover the topics of deepest interest to women, such as family, health, work, money, food, computers, relationships, shopping, travel, pets and astrology. We facilitate network use across channels by providing common features, positioning and functionality within each channel and across the network, resulting in a consistent and strongly branded environment.



     As of August 31, 1999, our membership and our core audience was approximately 81% female. As of August 31, 1999, we contacted our members through approximately 10.7 million weekly newsletters and provided our members with over 1,000 chats, 1,700 message boards and 1,600 volunteer community leaders.



     We believe this strong community has contributed to increased user loyalty and time spent on iVillage.com. In August 1999, visitors spent an average 113% more time per day on iVillage.com than on the next leading women's network based on reach, according to Media Metrix.



     The combination of the following attributes creates a powerful environment for advertising and commerce and contributes to the appeal of iVillage.com to advertisers and merchants:



     o a large, growing user base with a highly attractive demographic profile;



     o a high degree of member involvement allowing our advertisers to reach women when they are actively seeking communication and focused on a goal;

     o an interactive sponsorship model that integrates advertising and commerce into the content of Web pages; and



     o a single consistent brand.



     Currently, we generate commerce revenues through iBaby, an online retailer of baby gifts and products, iMaternity, an online retailer of maternity clothing and Astrology.Net, an online provider of electronic horoscope reports. Commerce revenue represented 26% of total revenue for the three months ended June 30, 1999.



     In addition to being a leader in the women's category, our allHealth channel is one of the leading health sites on the Internet. Women in the United States make an estimated 80% of health care decisions and nearly 60% of health care purchases, according to Jupiter Communications. To further strengthen allHealth's reach and breadth, on June 30, 1999 we acquired Online Psychological Services, Inc. This site provides comprehensive resources and interactive tools focusing on mental health issues. We have also entered into a $15.0 million sponsorship agreement with PlanetRx.com, Inc. to be our exclusive online retailer for prescriptions, over-the-counter medications and vitamins. In addition, PlanetRx.com has paid us $7.5 million to license selected content and community tools. To broaden the relationship with PlanetRx.com, we have made a $7.5 million equity investment in PlanetRx.com.



     To solidify our leading position in the parenting category, on August 20, 1999, we acquired Lamaze Publishing Company, Inc., a multimedia provider of education information to expectant and new mothers. We currently estimate that Lamaze Publishing reaches more than 75% of all women giving birth in the United States through its magazines, videos and the Newborn Channel, its satellite television network broadcasting in over 800 hospitals in the United States. Through iVillage, women can now get prenatal, birthing and parenting information tools and products as well as the support of a community. We plan to utilize this multimedia platform to:



     o further strengthen the iVillage brand;



     o drive visitors to our network;



     o increase our advertising revenue; and



     o expand our commerce business through iBaby, iMaternity and other retailers.

                                  OUR STRATEGY


     Our objective is to strengthen our position as the leading online destination for women by:



     o building strong brand recognition;



     o aggressively growing membership and usage;



     o enhancing and expanding our network;



     o continuing to pursue strategic acquisitions and alliances;



     o increasing sponsor and advertising revenues; and



     o generating e-commerce revenues.

                                   Our Offices


         Our executive offices are located at 212 Fifth Avenue, New York, New York 10010. Our telephone number at that location is (212) 206-3100 and our Internet address is www.ivillage.com.


         iVillage(Registered); the iVillage logo(Registered); Parent Soup(Registered); Astrozine(Registered); iVillage.com; The Woman's Network; The double oval design; Click!; Community Challenges; Community Challenge; Solutions For Your Life; Family Point; Armchair Millionaire; Never Say Diet; allHealth; Parentsplace; and Parentsplace.com are marks of iVillage, Inc. iBaby(Registered); Internetbaby and iMaternity are marks of iBaby, Inc. KnowledgeWeb(Registered); Astrology.Net(Registered); Astrozine(Registered);
Kelli Fox, and the Kelli Fox Likeness are trademarks of KnowledgeWeb, Inc. OnLine Psych is a mark of OnLine Psychological Services, Inc. The Newborn Channel is a mark of Lamaze Publishing. Lamaze(Registered) and Lamaze.com are marks of Lamaze International, Inc., exclusively licensed to Lamaze Publishing for use in connection with consumer publications and other communications, which include print, audio, visual and other consumer oriented media, that are commercial in nature. All other trademarks and service marks in this prospectus are the property of their respective owners. The information on our Web sites is not a part of this prospectus.

                                  THE OFFERING

Common stock to be offered by the selling stockholders....  2,526,266 Shares


Common stock to be outstanding after the offering (1).....  26,792,923 Shares

Use of proceeds...........................................  We will not receive any proceeds from
                                                            sales of common
                                                            stock by the selling
                                                            stockholders.  See
                                                            "Use of Proceeds".

Nasdaq National Market symbol.............................  IVIL

-----------

(1)  Based on the number of shares actually outstanding on August 26, 1999.



         Unless otherwise specifically stated, information throughout this prospectus excludes as of September 28, 1999:



         o 4,328,953 shares issuable upon the exercise of outstanding options and warrants;



         o 594,627 shares issuable upon the exercise of outstanding warrants issued to NBC; and



         o 150,483 shares reserved for future issuance under our stock option and stock purchase plans.

                       Summary Consolidated Financial Data


         The following table summarizes the financial data for our business. iVillage acquired ParentsPlace.com, Inc. in December 1996, Health ResponseAbility Systems, Inc. in May 1997, the majority interest and remaining minority interest in iBaby in April 1998 and March 1999, respectively, Astrology.Net in February 1999 and online Psych in June 1999. The financial data reflect the results of operations of these subsidiaries since their dates of acquisition. The following table excludes the acquisition of Family Point, Inc. as of August 31, 1999. For the year ended December 31, 1998, a portion of the net loss for iBaby, Inc. attributable to minority stockholders is included as a reduction to net loss.




                                             July 1, 1995
                                            (inception) to
                                          December 31, 1995             Year Ended December 31,
                                          -----------------     -------------------------------------
                                                                1996      1997       1998       1998
                                                                                                 Pro
                                                                                    Actual     forma(1)
                                                                                    ------     --------
                                                                        (in thousands, except per share data)

Consolidated Statement of Operations
Data:
Revenues.................................   $     --          $   732   $  6,019   $ 15,012   $ 27,293
Cost of revenues.........................        508            3,468      5,530     12,403     18,250
                                            --------          -------   --------   --------   --------
Gross margin.............................       (508)          (2,736)       489      2,609      9,043
                                            --------          -------   --------   --------   --------
Operating expenses:
Product development and
technology...............................        121            1,053      2,076      2,118      2,118
Sales and marketing......................        329            2,709      8,771     28,523     31,320
General and administrative...............        656            3,104      7,841     10,612     14,284
Depreciation and amortization............         17              109      2,886      5,683     37,603
                                            --------          -------   --------   --------   --------

     Total operating expenses............      1,123            6,975     21,574     46,936     85,325
                                            --------          -------   --------   --------   --------

Loss from operations.....................     (1,631)          (9,711)   (21,085)   (44,327)   (76,282)
Interest (expense) income, net...........         (7)              28       (216)       591        588
Loss on sale of Web site.................         --               --         --       (504)      (504)
Minority interest........................         --               --         --        586         --
                                            --------          -------   --------   --------   --------
Net loss.................................     (1,638)          (9,683)   (21,301)   (43,654)   (76,198)
Preferred stock deemed dividend..........         --               --         --         --         --
                                            --------          -------   --------   --------   --------
Net loss attributable to common
   stockholders..........................   $ (1,638)         $(9,683)  $(21,301)  $(43,654)  $(76,198)
                                            ========          =======   ========   ========   ========
   Basic and diluted net loss per
   share.................................   $  (1.51)         $ (8.90)  $ (13.65)  $ (21.11)
                                            ========          =======   ========   ========
Weighted average shares of common
   stock outstanding used in
   computing basic and diluted
   net loss per share....................      1,083            1,087      1,561      2,068
                                            ========          =======   ========   ========
Pro forma basic and diluted net
   loss per share(2).....................                                          $  (2.59)  $  (3.51)
                                                                                   ========   ========

Shares of common stock used in
   computing pro forma basic and
   diluted net loss per share............                                            16,854     21,737
                                                                                   ========   ========

                                                       Six Months
                                                     Ended June 30,
                                              --------------------------
                                              1998      1999    1999
                                              ----               Pro
                                                       Actual  forma(1)
                                                       ------  --------

Consolidated Statement of Operations
Data:
Revenues.................................   $  4,838  $ 14,572   $21,336
Cost of revenues.........................      5,437     9,112    12,685
                                            --------  --------   -------
Gross margin.............................       (599)    5,460     8,651
                                            --------  --------   -------
Operating expenses:
Product development and
technology...............................        986     3,038     3,038
Sales and marketing......................     12,054    23,206    24,570
General and administrative...............      4,206     7,872     9,489
Depreciation and amortization............      2,658     7,519    19,473
                                            --------  --------   -------

     Total operating expenses............     19,904    41,635    56,570
                                            --------  --------   -------

Loss from operations.....................    (20,503)  (36,175)  (47,919)
Interest (expense) income, net...........        237     1,513     1,510
Loss on sale of Web site.................         --        --        --
Minority interest........................         --        --        --
                                            --------  --------   -------
Net loss.................................    (20,266)  (34,662)  (46,409)
Preferred stock deemed dividend..........         --   (23,612)  (23,612)
                                            --------  --------   -------
Net loss attributable to common
   stockholders..........................   $(20,266) $(58,274) $(70,021)
                                            ========  ========  ========
   Basic and diluted net loss per
   share.................................   $  (3.28) $  (3.98)
                                            ========  ========
Weighted average shares of common
   stock outstanding used in
   computing basic and diluted
   net loss per share....................      6,179    14,656
                                            ========  ========
Pro forma basic and diluted net
   loss per share(2).....................             $  (2.77) $  (2.89)
                                                      ========  ========

Shares of common stock used in
   computing pro forma basic and
   diluted net loss per share............               21,027    24,221
                                                      ========  ========


------------------

(1) Pro forma giving effect to the following transactions as if they occurred on January 1, 1998:


         o        the acquisition of Lamaze Publishing;


         o        the acquisition of Astrology.Net;


         o        the purchase of the minority interest in iBaby; and


         o        the acquisition of Online Psych.


(2) Pro forma basic and diluted net loss per share is calculated assuming the conversion of all outstanding preferred stock as of the beginning of each respective period.

         The following table indicates a summary of our balance sheet at June 30, 1999;

         o        on an actual basis; and


         o on a pro forma basis giving effect to the acquisitions of Lamaze Publishing and Family Point.


                                                           June 30, 1999
                                                        Actual        Pro forma
                                                        ------        ---------
                                                            (in thousands)

Consolidated Balance Sheet Data:
Cash and cash equivalents.............................  $ 85,279       $ 80,644
Working capital.......................................    76,504         69,303
Total assets..........................................   158,072        262,236
Stockholders' equity..................................   145,292        269,677

                                  RISK FACTORS

         This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in the shares of common stock.


We have a limited operating history and may face difficulties encountered in new and rapidly evolving markets.



         We have a limited operating history and may face many of the risks and difficulties frequently encountered in new and rapidly evolving markets, including the Internet advertising market. These risks include our ability to:


         o        attract a larger audience to our online network;

         o        increase awareness of our brand;

         o        strengthen user loyalty;

         o        offer compelling content;

         o maintain our current, and develop new, strategic relationships;

         o attract a large number of advertisers from a variety of industries;

         o        respond effectively to competitive pressures;

         o        continue to develop and upgrade our technology; and

         o        attract, retain and motivate qualified personnel.

         Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for detailed information on our limited operating history.

We lack significant revenues and have recent and anticipated continuing losses

         We have not achieved profitability and expect to continue to incur operating losses for the foreseeable future. We incurred net losses of $11.3 million for the period from July 1995 (inception) through December 31, 1996, $21.3 million for the year ended December 31, 1997, $43.7 million for the year ended December 31, 1998 and $34.7 million for the six months ended June 30, 1999. As of June 30, 1999 and December 31, 1998, our accumulated deficit was $134.5 million and $76.3 million, respectively. We expect to continue to incur significant operating and capital expenditures and, as a result, we will need to generate significant revenues to achieve and maintain profitability.

         Although our revenues have grown in recent quarters, we cannot guarantee that we will achieve sufficient revenues for profitability. Even if we do achieve profitability, we cannot guarantee that we can sustain or increase profitability on a quarterly or annual basis in the future. If revenues grow slower than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, our business, results of operations and financial condition will be materially and adversely affected. Because our strategy includes acquisitions of other businesses, acquisition expenses and any cash used to make these acquisitions will reduce our available cash. Please see "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".


We use barter transactions which do not generate cash revenue


         Revenues from barter transactions represented approximately 20% and 12% of total revenues for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively. Barter revenues may continue to represent a significant portion of our total revenues in future periods. Barter transactions do not generate any cash revenues and are entered into by us to promote our brand and generate traffic to our Web sites, without any expenditure of our cash resources. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations".

We may not be able to integrate the operations from our recent and future acquisitions


         As part of our business strategy, we have completed and expect to enter into additional business combinations and acquisitions.


         Acquisition transactions are accompanied by a number of risks, including, among other things:

         o the difficulty of assimilating the operations and personnel of the acquired companies;

         o        the potential disruption of our ongoing business;

         o the inability of management to maximize the financial and strategic position of iVillage through the successful incorporation of acquired technology or content and rights into our products and media properties;

         o        expenses associated with the transactions;

         o additional expenses associated with amortization of acquired intangible assets;


         o the difficulty of maintaining uniform standards, controls, procedures and policies;


         o the impairment of relationships with employees and customers as a result of any integration of new management personnel; and

         o the potential unknown liabilities associated with acquired businesses.

         Our failure to adequately address these issues could have a material adverse effect on our business, results of operations and financial condition.

Our acquisition of Lamaze Publishing poses a number of risks that could materially adversely affect our business strategy

         The acquisition of Lamaze Publishing is our first acquisition of a non-Internet company. There are a number of risks in operating Lamaze Publishing, including:

         o        competitiveness of the media and publishing industry;

         o our inexperience in operating a multi-media publishing company;

         o our ability to sell advertising and sponsorships on our Web sites and in Lamaze Publishing's magazines, videos and the Newborn Channel;

         o        our ability to commercialize and protect the Lamaze mark; and

         o        our ability to build and market Lamaze.com.


We have merchandising, inventory management and fulfillment responsibilities for iBaby



     We recently started handling merchandising, inventory management and order fulfillment for iBaby. Our failure to perform these functions efficiently and in a timely manner has and could result in the disruption of the operations of iBaby, including shipment delays. In addition, changing trends in consumer tastes in baby-related products subject us to inventory risks. It is important to our success that we accurately identify and predict these trends and do not overstock unpopular products. The demand for specific products can change between the time the products are ordered and the date of receipt.



     If products do not achieve sufficient consumer acceptance, we may be required to take inventory markdowns, which could reduce our sales and gross margins. We believe that this risk will increase as we open new departments or enter new product categories due to our lack of experience in purchasing products for these categories. In addition, to the extent that demand for iBaby products increases over time, we may be forced to increase inventory levels.


Our quarterly revenues and operating results are not indicative of future performance and are difficult to forecast

         As a result of our limited operating history, we do not have historical financial data for a significant number of periods upon which to forecast quarterly revenues and results of operations. We do not believe that period-to-period comparisons of our operating results are necessarily meaningful nor should they be relied upon as reliable indicators of future performance. In one or more future quarters our results of operations may fall below the expectations of securities analysts and investors. In such event, the trading price of our common stock would likely be materially adversely affected. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Quarterly Results of Operations".

         Our revenues for the foreseeable future will remain dependent on user traffic levels and advertising activity on our Web sites. Such future revenues are difficult to forecast. In addition, we plan to increase our sales and marketing operations and to expand and develop content. We also plan to upgrade and enhance our technology and infrastructure development in order to support our growth. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall.

         If we have a shortfall in revenues in relation to our expenses, or if our expenses precede increased revenues, then our business, results of operations and financial condition would be materially and adversely affected. This would likely affect the market price of our common stock in a manner which may be unrelated to our long-term operating performance.

Seasonal and cyclical patterns may affect our business

         We believe that advertising sales in traditional media, such as television and radio, generally are lower in the first and third calendar quarters of each year. If our market makes the transition from an emerging to a more developed market, seasonal and cyclical patterns may develop in the future. As a result, if our industry follows the same seasonal patterns as those in traditional media, we may experience lower advertising revenues in the first and third calendar quarter of each year. Seasonal and cyclical patterns in Internet advertising may also affect our revenues. In addition, traffic levels on our Web sites typically fluctuate during the summer and year-end vacation and holiday periods and we anticipate that sales from iBaby, and any other future consumer goods we may sell, will typically increase during the fourth quarter as a result of the holiday season and may decline during other periods. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for detailed information on our quarterly operating results.


The market for Internet advertising is still developing.



         We expect to continue to derive a substantial portion of our revenues from sponsorships and advertising for the foreseeable future, and demand and market acceptance for Internet advertising solutions continues to develop.


         There are currently no standards for the measurement of the effectiveness of Internet advertising, and the industry may need to develop standard measurements to support and promote Internet advertising as a significant advertising medium. If such standards do not develop, existing advertisers may not continue their levels of Internet advertising. Furthermore, advertisers that have traditionally relied upon other advertising media may be reluctant to advertise on the Internet. Our business would be adversely affected if the market for Internet advertising fails to develop or develops more slowly than expected.

         Different pricing models are used to sell advertising on the Internet and it is difficult to predict which, if any, of the models will emerge as the industry standard. This makes it difficult to project our future advertising rates and revenues. Our advertising revenues could be adversely affected if we are unable to adapt to new forms of Internet advertising. Moreover, software programs that limit or prevent advertising from being delivered to an Internet user's computer are available. Widespread adoption of this software could adversely affect the commercial viability of Internet advertising.


We rely on third parties to adequately measure the demographics of our user base and delivery of advertisements on our Web sites


         It is important to our advertisers that we accurately measure the demographics of our user base and the delivery of advertisements on our Web site. We depend on third parties to provide certain of these measurement services. If they are unable to provide these services in the future, we would need to perform them ourselves or obtain them from another provider. This could cause us to incur additional costs or cause interruptions in our business until we replace these services. We are currently implementing additional systems designed to record demographic data related to our users. If we do not implement these systems successfully, we may not be able to accurately evaluate the demographic characteristics of our users. Companies may choose to not advertise on our Web sites or may pay less for advertising if they perceive our demographic measurements are not reliable.

We are currently experiencing a period of significant growth which is placing a significant strain on our resources

         If we are unable to manage our growth effectively, our business could be adversely affected. We have experienced and continue to experience significant growth, both internally and through acquisitions. This growth has placed, and our anticipated future growth in our operations will continue to place, a significant strain on our resources. As part of this growth, we will have to implement new operational and financial systems, procedures and controls.



We may not attract a sufficient amount of traffic and advertising without our channels being carried on AOL

         AOL has accounted for a significant portion of our online traffic based on the delivery to us of a guaranteed number of impressions. A significant amount of our visitors and members reach our Web sites through AOL. Our agreement with AOL does not prohibit AOL from carrying online sites or developing and providing content that compete with our sites, and AOL currently carries additional competing Web sites. Our agreement with AOL expires on December 31, 2000 and, even though either party may extend it for an additional year, AOL does not have any obligation to renew the agreement. If the carrying of our channels on AOL is discontinued, our business, results of operations and financial condition would be materially adversely affected.

We have a small number of customers and the loss of a number of these customers could adversely affect our financial condition and results of operations

         We depend on a limited number of customers for a significant portion of our revenues. Consequently, the loss of even a small number of these customers at any one time may adversely affect our business, financial condition and results of operations. Although no advertiser accounted for more than 10% of total revenues for the year ended December 31, 1998 or the six months ended June 30, 1999, our five largest advertisers accounted for 17% and 22% of total revenues, respectively. At December 31, 1998, one advertiser accounted for 11% of net accounts receivable.



         We anticipate that our results of operations in any given period will continue to depend to a significant extent upon revenues from a small number of customers. In addition, we anticipate that such customers will continue to vary over time, so that the achievement of our long-term goals will require us to obtain additional significant customers on an ongoing basis. Our failure to enter into a sufficient number of large contracts during a particular period could have a material adverse effect on our business, financial condition and results of operations. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations".

We may not find sufficient acquisition candidates to implement our business strategy.

         As part of our business strategy, we have completed and expect to enter into additional business combinations and acquisitions. We compete for acquisition candidates with other entities, some of which have greater financial resources than we have. Increased competition for acquisition candidates may make fewer acquisition opportunities available to us and may cause acquisitions to be made on less attractive terms, such as higher purchase prices. Acquisition costs may increase to levels that are beyond our financial capability or that would adversely affect our results of operations and financial condition. Our ability to make acquisitions will depend in part on the relative attractiveness of shares of iVillage common stock as consideration for potential acquisition candidates. This attractiveness may depend largely on the relative market price and capital appreciation prospects of iVillage common stock compared to that of other bidders. If the market price of iVillage common stock were to decline materially over a prolonged period of time, our acquisition program could be materially adversely affected.


We may be sued for information retrieved from the Web

         We may be subject to claims for defamation, negligence, copyright or trademark infringement, personal injury or other legal theories relating to the information we publish on our Web site. These types of claims have been brought, sometimes successfully, against online services as well as other print publications in the past. We could also be subjected to claims based upon the content that is accessible from our Web sites through links to other Web sites or through content and materials that may be posted by members in chat rooms or bulletin boards. We also offer e-mail services, which may subject us to potential risks, such as liabilities or claims resulting from unsolicited e-mail, lost or misdirected messages, illegal or fraudulent use of e-mail or interruptions or delays in e-mail service. Our insurance, which covers commercial general liability, may not adequately protect us against these types of claims.


We may incur potential product liability for the products we sell



         Consumers may sue us if any of the products that we sell online are defective, fail to perform properly or injure the user. To date, we have had very limited experience in the sale of products online and the development of relationships with manufacturers or suppliers of such products. We plan to develop a range of products targeted specifically at women through our iBaby and iMaternity sites, Astrology.Net, Lamaze Publishing and other e-commerce sites that we may acquire in the future. We also may foster relationships with manufacturers or companies to offer these products directly on iVillage.com. Such a strategy involves numerous risks and uncertainties. Although our agreements with manufacturers typically contain provisions intended to limit our exposure to liability claims, these limitations may not prevent all potential claims. Liability claims could require us to spend significant time and money in litigation and to pay significant damages. As a result, any such claims, whether or not successful, could seriously damage our reputation and our business.


There is intense competition among Internet-based businesses and publishing companies focused on women

         The number of Web sites competing for the attention and spending of members, users and advertisers has increased and we expect it to continue to increase. Our Web sites compete for members, users and advertisers with the following types of companies:


         o online services or Web sites targeted at women, such as Women.com Networks;



         o        cable networks targeting women, such as Oxygen Media, Inc.;



         o Web search and retrieval and other online service companies, commonly referred to as portals, such as Disney's Go Network, Lycos, Inc. and Yahoo! Inc.;

         o e-commerce companies such as eToys, Inc. and its wholly-owned subsidiary, BabyCenter, Inc.; and

         o publishers and distributors of traditional media, such as television, radio and print.

         Increased competition could result in price reductions, reduced margins or loss of market share, any of which could adversely affect our business, results of operations and financial condition.

         Lamaze Publishing's magazines directly compete with publishers of pre and postnatal publications such as Gruner and Jahr, Primedia and Time Warner. These publishers have substantially greater marketing, research and financial resources than Lamaze Publishing. Increased competition may result in less advertising in Lamaze Publishing's magazines and a decline in Lamaze Publishing's advertising rates, which could adversely affect its business, results of operations and financial condition.


Our uncertain sales cycles could adversely affect our business

         The time between the date of initial contact with a potential advertiser or sponsor and the execution of a contract with the advertiser or sponsor, is often lengthy, typically ranging from six weeks for smaller agreements to nine months for larger agreements, and is subject to delays over which we have little or no control, including:

         o        advertisers' and sponsors' budgetary constraints;

         o        advertisers' and sponsors' internal acceptance reviews;

         o the success and continued internal support of advertisers' and sponsors' own development efforts; and

         o the possibility of cancellation or delay of projects by advertisers or sponsors.

         During the sales cycle, we may expend substantial funds and management resources and yet not obtain sponsorship or advertising revenues. Accordingly, our results of operations for a particular period may be adversely affected if sales to advertisers or sponsors forecasted in a particular period are delayed or do not otherwise occur.


AOL investments may result in conflicts of interest for AOL that could be adverse to iVillage



         AOL has invested in Oxygen Media, Inc. an Internet and television company that is developing cable and interactive content for women and children. In addition, Oxygen Media has acquired from AOL the assets of electra.com, an online women's network, and Thrive Partners LLC, the operator of thriveonline.com, a health site. The relationship between AOL and Oxygen Media and AOL and other internet companies may result in potential conflicts of interest for AOL, which may not be resolved in our favor. In addition, other principal investors in iVillage may have similar conflicts of interests by virtue of their other investments. Please see "Certain Transactions".


Our business is dependent on our chief executive officer and editor-in-chief

         Our future success depends to a significant extent on the continued services of our senior management and other key personnel, particularly, Candice Carpenter, Chief Executive Officer, and Nancy Evans, Editor-in-Chief. We have no employment agreements with either of these executives and we do not maintain "key person" life insurance for any of our personnel, other than Ms. Carpenter. The loss of the services of Mdmes. Carpenter or Evans, or other key employees, would likely have a significantly detrimental effect on our business.

Competition for personnel in the Internet industry is intense


         We may be unable to retain our key employees or attract, assimilate or retain other highly qualified employees in the future. We have from time to time experienced, and we expect to continue to experience difficulty in hiring and retaining highly skilled employees with appropriate qualifications as a result of our rapid growth and expansion. In addition, there is significant competition for qualified employees in the Internet industry. As a result, we incurred increased salaries, benefits and recruiting expenses during 1998 and 1999. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business will be adversely affected. Please see "Business
- Human Resources" and "Management" for detailed information on our key personnel.

We are dependent on continued growth in use of the Internet

         Our market is new and rapidly evolving. Our business would be adversely affected if Internet usage does not continue to grow, particularly usage by women. A number of factors may inhibit Internet usage, including:

         o        inadequate network infrastructure;

         o        security concerns;

         o        inconsistent quality of service;

         o        lack of availability of cost-effective, high-speed service;
                  and

         o consumers returning to traditional or alternative sources for information, shopping and services.

If Internet usage continues to grow significantly, the Internet infrastructure may not be able to support the demands placed on it by this growth and its performance and reliability may decline. In addition, Web sites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages and delays frequently occur in the future, Internet usage, as well as the usage of our Web sites, could grow more slowly or decline.

We may be unable to respond to the rapid technological change in our industry

         Our market is characterized by rapidly changing technologies, frequent new product and service introductions and evolving industry standards. The recent growth of the Internet and intense competition in our industry exacerbate these market characteristics. To achieve our goals, we need to effectively integrate the various software programs and tools required to enhance and improve our product offerings and manage our business. Our future success will depend on our ability to adapt to rapidly changing technologies by continually improving the performance features and reliability of our services. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new products and services. In addition, our new enhancements must meet the requirements of our current and prospective users and must achieve significant market acceptance. We could also incur substantial costs if we need to modify our services or infrastructures to adapt to these changes.

Government regulation and legal uncertainties could add additional costs to doing business on the Internet


         There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted in the future that address issues such as user privacy, pricing, and taxation, content, copyrights, distribution, antitrust matters and the characteristics and quality of products and services. For example, the Telecommunications Act sought to prohibit transmitting various types of information and content over the Internet. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on those companies. This could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as property ownership, obscenity, libel and personal privacy are applicable to the Internet or the application of laws and regulations from jurisdictions whose laws do not currently apply to our business. Any new laws or regulations relating to the Internet could adversely affect our business.

         In addition, it has been reported that the Labor Department has recently begun an investigation of the use of volunteers on Web sites. We utilize volunteers as Web site community leaders and there can be no assurance that new government regulations will not require us to cease using volunteers or, alternatively, treat them as employees.

         Due to the global nature of the Internet, it is possible that, although our transmissions over the Internet originate primarily in New York, the governments of other states and foreign countries might attempt to regulate our business activities. In addition, because our service is available over the Internet in multiple states and foreign countries, these jurisdictions may require us to qualify to do business as a foreign corporation in each of these states or foreign countries, which could subject us to taxes and other regulations.

Our systems may fail or experience a slow down and our users depend on others for access to our Web sites

         Substantially all of our communications hardware and some of our other computer hardware operations are located at Exodus Communications, Inc.'s facilities in Jersey City, New Jersey and Verio, Inc.'s and AT&T CERFnet's facilities in California. Fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events could damage these systems. Computer viruses, electronic break-ins or other similar disruptive problems could also adversely affect our Web sites. Our business could be adversely affected if our systems were affected by any of these occurrences. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures or interruptions in our systems. We do not presently have any secondary "off-site" systems or a formal disaster recovery plan.

         Our Web sites must accommodate a high volume of traffic and deliver frequently updated information. Our Web sites have in the past experienced slower response times or decreased traffic for a variety of reasons. These occurrences have not had a material impact on our business. These types of occurrences in the future could cause users to perceive our Web sites as not functioning properly and therefore cause them to use another Web site or other methods to obtain information.

         In addition, our users depend on Internet service providers, online service providers and other Web site operators for access to our Web sites. Many of them have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems.

We may not be able to deliver various services if third parties fail to provide reliable software, systems and related services to us

         We are dependent on various third parties for software, systems and related services. For example, we rely on Doubleclick Inc.'s software for the placement of advertisements and WhoWhere? Inc. for personal home pages and e-mail. Several of the third parties that provide software and services to us have a limited operating history, have relatively immature technology and are themselves dependent on reliable delivery of services from others. As a result, our ability to deliver various services to our users may be adversely affected by the failure of these third parties to provide reliable software, systems and related services to us.

We may be liable if third parties misappropriate our users' personal information

         If third parties were able to penetrate our network security or otherwise misappropriate our users' personal information or credit card information, we could be subject to liability arising from claims related to, among other things, unauthorized purchases with credit card information, impersonation or other similar fraud claims or other misuse of personal information, such as for unauthorized marketing purposes. In addition, the Federal Trade Commission and state agencies have been investigating various Internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated.

Internet security concerns could hinder e-commerce

         The need to securely transmit confidential information over the Internet has been a significant barrier to electronic commerce and communications over the Internet. Any well-publicized compromise of security could deter people from using the Internet or using it to conduct transactions that involve transmitting confidential information. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches.

Satellite transmissions over the Newborn Channel may be interrupted.

         Lamaze Publishing is the operator of the Newborn Channel, a satellite television network broadcast in over 800 hospitals in the United States. There is a risk that the satellite from which the transmission is sent may malfunction, interrupting Lamaze Publishing's broadcasts. In the event this occurs, there may be a period of time before Lamaze Publishing can transmit to and from another satellite. Any interruption in Lamaze Publishing's ability to transmit the Newborn Channel could have an adverse impact on its business. In addition, extreme adverse weather could damage receivers and transmitters on the ground, thereby hindering transmissions.

Consumer protection privacy regulations could impair our ability to obtain information about our users

         Our network captures information regarding our members in order to tailor content to them and assist advertisers in targeting their advertising campaigns to particular demographic groups. However, privacy concerns may cause users to resist providing the personal data necessary to support this tailoring capability. Even the perception of security and privacy concerns, whether or not valid, may indirectly inhibit market acceptance of our network. In addition, legislative or regulatory requirements may heighten these concerns if businesses must notify Internet users that the data may be used by marketing entities to direct product promotion and advertising to the user. Other countries and political entities, such as the European Economic Community, have adopted such legislation or regulatory requirements. If consumer privacy concerns are not adequately addressed, our business, financial condition and results of operations could be materially harmed.

         Our network currently uses cookies to track demographic information and user preferences. A cookie is information keyed to a specific server, file pathway or directory location that is stored on a user's hard drive, possibly without the user's knowledge, but is generally removable by the user. Germany has imposed laws limiting the use of cookies, and a number of Internet commentators, advocates and governmental bodies in the United States and other countries have urged the passage of laws limiting or abolishing the use of cookies. If such laws are passed, our business, financial condition and results of operations could be materially harmed.

Possible infringement of intellectual property rights could harm our business


         We cannot be certain that the steps we have taken to protect our intellectual property rights will be adequate or that third parties will not infringe or misappropriate our proprietary rights. Any infringement or misappropriation could have a material adverse effect on our future financial results. In addition, we have from time to time become involved in intellectual property disputes with third parties which may not result in a favorable outcome for us.


We could be subject to possible infringement actions based upon our use of domain names, our content and content licensed from others


         We have invested resources in acquiring domain names for existing and potential future use. We cannot guarantee that we will be entitled to use such names under applicable trademark and similar laws or that other desired domain names will be available. Furthermore, enforcing our intellectual property rights could entail significant expense and could prove difficult or impossible. In addition, third parties could assert claims of patent, trademark or copyright infringement or misappropriation of creative ideas or formats against us with respect to our use of domain names, our content, Web page formats, Web business methods or any third-party content carried by us. We expect that participants in our markets increasingly will be subject to infringement claims as the number of services and competitors in our industry segment grows. Any claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management attention, require us to enter into costly royalty or licensing arrangements or prevent us from using important technologies, ideas or formats, any of which could materially harm our business, financial condition or results of operations.



Several members of senior management have only recently joined iVillage



         Several members of our senior management joined us in 1998 and 1999 and have not previously worked together. As a result, our senior managers are continuing to become integrated as a management team and may not work together effectively as a team to successfully manage our growth.


We are involved in litigation with a former employee which may be costly and divert the efforts and attention of our management

         On January 8, 1999, a complaint was filed in the Chancery Court for Williamson County, Tennessee by a former employee against iVillage and three of its officers. The complaint was subsequently amended to withdraw all claims against two of those officers. The complaint alleges breach of an alleged employment agreement and fraudulent inducement to accept a job in New York and to move from Tennessee to New Jersey. In addition to unspecified damages, the complaint seeks an award of options to purchase 100,000 shares of common stock. In addition, there is pending a motion by the plaintiff for leave to add as new plaintiffs two former executives who allege that iVillage breached certain obligations to them and seek an award of an aggregate 560,000 stock options. In addition, on August 11, 1999, the plaintiff filed a complaint with the Equal Employment Opportunity Commission alleging gender discrimination. We believe that the claims and the proposed new claims are without merit and we are vigorously defending against these claims. This litigation, whether or not determined in our favor or settled by us, may be costly and may divert the efforts and attention of our management from normal business operations.

Failure of computer systems and software products to be year 2000 compliant could negatively impact our business

         Many currently installed computer systems and software products only accept two digits to identify the year in any date. Thus, the year 2000 will appear as "00", which the system might consider to be the year 1900 rather than the year 2000. This could result in system failures, delays or miscalculations causing disruptions to our operations. The failure of systems maintained by third parties to be Year 2000 compliant could cause us to incur significant expense to remedy any problems, reduce our revenues from such third parties or otherwise seriously damage our business. A significant Year 2000-related disruption of the network services or equipment that third-party vendors provide to us could also cause our members or visitors to consider seeking alternate providers or cause an unmanageable burden on our technical support.

         Our failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, some of our normal business activities or operations. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Year 2000 Compliance".

Shares eligible for public sale after this offering could adversely affect our stock price


         Sales of a substantial number of shares of common stock in the public market, or the perception that sales could occur, could adversely affect the market price for our common stock. This offering will result in additional shares of our common stock being available on the public market. In addition, our current stockholders hold a large amount of shares which they are able to sell in the public market. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.


                           FORWARD-LOOKING STATEMENTS


         iVillage has included in this filing some "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning iVillage's business, operations and financial condition. The words or phrases "can be", "expects", "may affect", "may depend",

"believes", "estimate", "project", and similar words and phrases are intended to identify such forward-looking statements. Such forward-looking statements are subject to various known and unknown risks and uncertainties and iVillage cautions you that any forward-looking information provided by or on behalf of iVillage is not a guarantee of future performance. iVillage's actual results could differ materially from those anticipated by such forward-looking statements due to a number of factors, some of which are beyond iVillage's control, including (i) the volatile and competitive nature of the Internet industry, (ii) changes in domestic and foreign economic and market conditions,
(iii) the effect of federal, state and foreign regulation on iVillage's business, (iv) failure of iVillage, its vendors or other third parties to achieve Year 2000 compliance, (v) the impact of recent and future acquisitions on iVillage's business and financial condition, (vi) intellectual property and other claims and (vii) the impact on iVillage of its branding strategy, (viii) failure to successfully implement and execute our e-commerce strategy, (ix) our ability to maintain our relationships with our customers and other factors discussed under "Risk Factors" and elsewhere in this prospectus. All such forward-looking statements are current only as of the date on which such statements were made. iVillage does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sales of common stock by the selling stockholders pursuant to this prospectus.

                                DIVIDEND POLICY

         iVillage has never declared or paid any cash dividends on its capital stock. iVillage presently intends to retain future earnings, if any, to finance the expansion of its business and does not expect to pay any cash dividends in the foreseeable future.

                           PRICE RANGE OF COMMON STOCK

         Our common stock has been traded on the Nasdaq National Market since March 19, 1999 and trades under the symbol "IVIL". Prior to that time, there was no public market for the common stock of iVillage. The following table sets forth, for the periods indicated, the high and low closing prices per share of the common stock as reported on the Nasdaq National Market.



                                     1999                      High        Low
                                     ----                      ----        ---


         First Quarter (from March 19, 1999).............    $104.63      $70.75
         Second Quarter..................................    $113.75      $33.38
         Third Quarter (through September 29, 1999)......     $62.75      $28.06



         On September 29, 1999, the closing sales price of our common stock was $34.25 per share. There were 213 holders of record as of September 28, 1999.

                                 CAPITALIZATION

         The following table sets forth iVillage's capitalization as of June 30, 1999:

         o        on an actual basis; and


         o on a pro forma basis to reflect the acquisitions of Lamaze Publishing and Family Point.


         You should read this information together with iVillage's consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus.



                                                                  June 30, 1999
                                                        ----------------------------------
                                                           Actual              Pro forma
                                                        -------------      ---------------
                                                        (in thousands, except share data)


Long-term liabilities....................................$     --              $     --
Stockholders' equity:
    Preferred stock, par value $.01; 5,000,000
    shares authorized, no shares issued or
    outstanding, actual and pro forma....................      --                    --
    Common stock, par value $.01;
    65,000,000 shares authorized, 24,324,218
    and 26,719,125 shares issued and outstanding,
    actual and pro forma, respectively...................     243                   267
    Additional paid-in capital........................... 302,430               426,791
    Accumulated deficit..................................(134,549)             (134,549)
    Stockholders notes receivable........................ (14,681)              (14,681)
    Unearned compensation and deferred advertising.......  (8,151)               (8,151)
                                                         --------              --------
    Total stockholders' equity........................... 145,292               269,677
                                                         --------              --------
    Total capitalization.................................$145,292              $269,677
                                                         ========              ========


                      SELECTED CONSOLIDATED FINANCIAL DATA

         The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and iVillage's consolidated financial statements and notes to those statements and other financial information included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1996, 1997 and 1998 and the consolidated balance sheet data as of December 31, 1997 and 1998 are derived from the audited consolidated financial statements of iVillage included in this prospectus. The consolidated statement of operations data for the six months ended June 30, 1999 and 1998 and the consolidated balance sheet data as of June 30, 1999 are derived from the unaudited consolidated financial statements of iVillage which are included in this prospectus. The consolidated balance sheet data as of December 31, 1996 and 1995 and the consolidated statement of operations data for the six month period for July 1, 1995 (inception) to December 31, 1995 are derived from the audited financial statements of iVillage not included in this prospectus. The results of interim periods are not necessarily indicative of results for the full year. Moreover, the historical annual results presented here are not necessarily indicative of future results.


                                                        July 1, 1995                                                  Six Months
                                                       (inception) to           Year Ended December 31,             Ended June 30,
                                                        December 31,       ------------------------------         ----------------
                                                            1995           1996         1997         1998         1998        1999
                                                            ----           ----         ----         ----         ----        ----
                                                                            (in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues..............................................     $     --     $     732    $  6,019     $ 15,012     $  4,838   $  14,572
Cost of revenues......................................          508         3,468       5,530       12,403        5,437       9,112
                                                           --------     ---------    --------     --------     --------   ---------
Gross margin..........................................         (508)       (2,736)        489        2,609         (599)      5,460
                                                           --------     ---------    --------     --------     --------   ---------

Operating expenses:
   Product development and technology.................          121         1,053       2,076        2,118          986       3,038
   Sales and marketing................................          329         2,709       8,771       28,523       12,054      23,206
   General and administrative.........................          656         3,104       7,841       10,612        4,206       7,872
   Depreciation and amortization......................           17           109       2,886        5,683        2,658       7,519
                                                           --------     ---------    --------     --------     --------   ---------
     Total operating expenses.........................        1,123         6,975      21,574       46,936       19,904      41,635
                                                           --------     ---------    --------     --------     --------   ---------
Loss from operations..................................       (1,631)       (9,711)    (21,085)     (44,327)     (20,503)    (36,175)
Interest (expense) income, net........................           (7)           28        (216)         591          237       1,513
Loss on sale of Web site(1)...........................           --            --          --         (504)          --          --
Minority interest.....................................           --            --          --          586           --          --
                                                           --------     ---------    --------     --------     --------   ---------
Net loss..............................................       (1,638)       (9,683)    (21,301)     (43,654)     (20,266)    (34,662)
Preferred stock deemed dividend.......................           --            --          --           --           --     (23,612)
                                                           --------     ---------    --------     --------     --------   ---------
Net loss attributable to common stockholders..........     $ (1,638)    $  (9,683)   $(21,301)    $(43,654)    $(20,266)  $ (58,274)
                                                           ========     =========    ========     ========     ========   =========
Basic and diluted net loss per share..................     $  (1.51)    $   (8.90)   $ (13.65)    $ (21.10)    $  (3.28)  $   (3.98)
                                                           ========     =========    ========     ========     ========   =========

Weighted average shares of common stock outstanding
  used in computing basic and diluted net loss per
  share...............................................        1,083         1,087       1,561        2,068        6,179      14,656
                                                           ========     =========    ========     ========     ========   =========

Pro forma basic and diluted net loss per share(2).....                                            $  (2.59)                $  (2.77)
                                                                                                  ========                =========

Shares of common  stock used in  computing  pro forma
   basic and diluted net loss per share(2)............                                              16,854                   21,027
                                                                                                  ========                =========


                                                         December 31,
                                           --------------------------------------         June 30,
                                           1995       1996        1997       1998          1999
                                           ----       ----        ----       ----          ----
Consolidated Balance Sheet Data:                              (in thousands)
Cash and cash equivalents.`...........    $ 162       $2,102   $ 4,335      $30,825     $  85,279
Working capital (deficit).............     (715)       1,006     1,114       19,919        76,504
Total assets..........................      275        4,997    16,236       46,791       158,072
Long-term liabilities.................       --           --       139           --            --
Stockholders' equity (deficit)........     (629)       3,259    10,522       32,022       145,292

------------
(1)  Please see note 5 to iVillage's consolidated financial statements.
(2)  Please see note 2 to iVillage's consolidated financial statements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with iVillage's consolidated financial statements and notes to those statements and the other financial information appearing elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking information that involves risks and uncertainties.

                                    Overview

         The iVillage network, iVillage.com, provides an easy-to-use, comprehensive online network of sites tailored to the interests and needs of women using the Internet. iVillage.com consists of 14 content specific channels and three shopping channels organized by subject matter. The channels cover leading topics of interest to women online, such as family, health, work, money, food, computers, relationships, shopping, travel, pets and astrology. We facilitate channel usage by providing common features and functionality within each channel, including experts, chats, message boards and services.



         Up to June 30, 1999, iVillage's revenues have been derived primarily from the sale of sponsorship and advertising contracts. Sponsorship and advertising revenues constituted 83% and 73% of total revenues for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively.


         Sponsorship revenues are derived principally from contracts ranging from one to three years. Sponsorships are designed to support broad marketing objectives, including brand promotion, awareness, product introductions, online research and the integration of advertising with editorial content. Sponsorship agreements typically include the delivery of impressions on iVillage's Web sites and the design and development of customized sites that enhance the promotional objectives of the sponsor. An impression is the viewing of promotional material on a Web page, which may include banner advertisements, links, buttons or other text or images. The portion of sponsorship revenues related to the delivery of impressions is recognized ratably in the period in which the advertisement is displayed provided that none of iVillage's significant obligations remain, at the lesser of the ratio of impressions delivered over total guaranteed impressions or the straight line basis over the term of the contract. Accordingly, to the extent that minimum guaranteed impressions are not met, iVillage defers recognition of the corresponding revenues until the guaranteed impressions are met. The portion of sponsorship revenues related to the up-front customized design work, as specified in the contract, is recognized in the period in which the design work is performed, typically within the first three months of the contract term.

         As part of our sponsorship deals, certain sponsors who also sell products provide us with a commission on sales of their products generated through our Web site. To date, these amounts have been immaterial.

         Advertising revenues are derived principally from short-term advertising contracts in which iVillage typically guarantees a minimum number of impressions to be delivered to users over a specified period of time for a fixed fee. Advertising rates, measured on a cost per thousand impressions basis, or CPMs, are dependent on whether the impressions are for general rotation throughout iVillage's Web sites or for targeted audiences and properties within specific areas of iVillage.com.


         Sponsorship and advertising revenues also include barter revenues, which represent exchanges by iVillage of advertising space on iVillage's Web sites for reciprocal advertising space or traffic on other Web sites. Revenues from these barter transactions are recorded as advertising revenues at the estimated fair value of the advertisements delivered, unless the fair value of the goods and services received is more objectively determinable, and are recognized when the advertisements are run on iVillage.com and its affiliated properties. Barter expenses are recognized at the value of advertisements received when iVillage's advertisements are run on the reciprocal Web sites or properties, which is typically in the same period as when the advertisements are run on iVillage.com. Barter expenses are included as part of sales and marketing expenses. iVillage does not receive cash for the advertisements delivered, nor do we pay for the advertisements received. Typically, these barter transactions have no impact on iVillage's cash flows and results of operations. Barter transactions enable iVillage to continue to build strong brand recognition as part of its overall business strategy without expending cash resources.
Revenues from barter transactions represented approximately 20% and 12% of total revenues for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively. We anticipate that barter revenues will continue to increase in the future although they will decrease as a percentage of total revenues. Please see "Business--Business Strategy".


     With the acquisition of Lamaze Publishing, we will generate additional revenues through advertising placements in its publications, videos, Newborn Channel satellite broadcasts and e-commerce opportunities. In addition, revenues are expected to be generated through a sampling and coupon program which offers advertisers the ability to distribute samples, coupons and promotional literature to new and expectant mothers.


     Commerce revenues are derived principally from sales through iBaby, iMaternity (a new commerce channel launched during the second quarter of 1999) and Astrology.Net. Commerce revenues received from iBaby consist of the sale of baby-related products, including strollers, high chairs, bedding, toys and accessories. iBaby takes all orders for iBaby products, collects the payment and ships the items to the customer. The inventory and services agreement between iBaby and Kid's Warehouse, iVillage's former joint venture partner in iBaby, has terminated and iBaby has become responsible for all merchandising, inventory management and order fulfillment functions. In order to fulfill these functions, we recently signed a two year lease for approximately 40,000 square feet of warehouse space for iBaby at a facility located in San Diego, California. Our failure to assume effectively and in a timely manner the merchandising, inventory management and order fulfillment functions has and could result in the disruption of the operations of iBaby, including shipment delays.


     Commerce revenues received from iMaternity consist of the sale of maternity clothing and products through its Web site. All orders for iMaternity products are taken through its channel on the iBaby Web site, and iBaby collects the payment for product sales. The fulfillment of all product orders for iMaternity is handled by Dan Howard, Inc. Revenues from Astrology.Net consist of the sale of astrological charts and other related products to visitors to the Astrology.Net Web site. We recognize revenues from iBaby, iMaternity and Astrology.Net product sales, net of any discounts, when products are shipped to customers and the collection of the receivable is reasonably assured.


     Recently, we received fees from the licensing of portions of our content in connection with the PlanetRx.com relationship.

                              Results of Operations

         The following table sets forth the results of operations for iVillage expressed as a percentage of total revenues:


                                                                                                         Six Months Ended
                                                                                                   ------------------------
                                                            Year Ended December 31,                         June 30,
                                                       ---------------------------------
                                                       1996        1997            1998             1998            1999

Revenues........................................        100%       100%            100%              100%            100%
                                                     ======       ====            ====              ====            ====
Cost of revenues................................        474         92              83               112             63
                                                     ------       ----            ----              ----            ----
     Gross margin...............................       (374)         8              17               (12)            37
                                                     ------       ----            ----              ----            ----

Operating expenses:
     Product development and technology.........        144         34              14                20              21
     Sales and marketing........................        370        146             190               249             159
     General and administrative.................        424        130              71                87              54
     Depreciation and amortization..............         15         48              38                55              52
                                                     ------       ----            ----              ----            ----

     Total operating expenses...................        953        358             313               411             286
                                                     ------       ----            ----              ----            ----

Loss from operations............................     (1,327)      (350)           (295)             (424)           (248)
                                                     ======       ====            ====              ====            ====

Net loss........................................     (1,323)%     (354)%          (291)%            (419)%          (238)%
                                                     ======       ====            ====              ====            ====

Comparison of Six Months Ended June 30, 1999 and June 30, 1998

Revenues

         Revenues were $14.6 million for the six months ended June 30, 1999, which represented an increase of 201%, when compared with the corresponding period in 1998. The increase in revenues was primarily due to iVillage's ability to generate significantly higher sponsorship and advertising revenues during the 1999 period, as well as the development of its commerce strategy through its investments in iBaby and Astrology.Net. Sponsorship, advertising and other revenues were $10.7 million for the six months ended June 30, 1999, compared to $4.3 million for the corresponding period in 1998. The increase in sponsorship, advertising and other revenues was primarily due to an increase in the number of impressions sold and an increase in the number of sponsors advertising on iVillage's Web sites during the 1999 period. Sponsorship, advertising and other revenues accounted for approximately 73% of total revenues for the six months ended June 30, 1999. Commerce revenues accounted for $3.9 million, or 27% of total revenues, for the six months ended June 30, 1999, compared to $0.5 million, or 11% of total revenues, for the six-month period in 1998.

         Although no one advertiser accounted for greater than 10% of total revenues for the six months ended June 30, 1999, iVillage's five largest advertisers accounted for 22% of total revenues.

         Included in sponsorship and advertising revenues are barter transactions which accounted for approximately 12% of total revenues for the six months ended June 30, 1999, compared to 25% for the comparable period in 1998.

Cost of Revenues

         The principal elements of cost of advertising, sponsorship and other revenues for iVillage's Internet operations are content costs, payroll and related expenses for the editorial staff, Web site design and production staff and the cost of communications and related expenses necessary to support iVillage's Web sites. Cost of commerce revenues consist primarily of the cost of products sold to customers and outbound and inbound shipping and handling costs. Cost of advertising, sponsorship and other revenues was $6.1 million, or 57% of advertising, sponsorship and other revenues, for the six months ended June 30, 1999. Cost of advertising, sponsorship and other revenues was $5.0 million, or 116% of advertising, sponsorship and other revenues, for the comparable period in the prior year. Cost of advertising, sponsorship and other revenues, as a percentage of these revenues, decreased during the six months ended June 30, 1999 due to the significant growth in advertising and sponsorship revenues over the prior period. Cost of commerce revenues was $3.0 million, or 78% of commerce revenues, for the six months ended June 30, 1999, compared to $0.4 million, or 85% of commerce revenues, for the corresponding period in 1998.

Operating Expenses

         Product Development and Technology. Product development and technology expenses consist primarily of salaries, payroll taxes and benefits and related expenditures for support, technology, software development and operations personnel. Product development and technology expenses for the six months ended June 30, 1999 was approximately $3.0 million, or 21% of total revenues. Product development and technology expenses was $1.0 million, or 20% of total revenues, for the corresponding period in 1998. The increase was primarily attributable to additional personnel costs related to creating and testing new channel concepts and tools to be used throughout iVillage's network of Web sites.

         Sales and Marketing. Sales and marketing expenses consist primarily of costs related to distribution agreements, salaries, payroll taxes and benefits for sales and marketing personnel, commissions, advertising and other marketing-related expenses and distribution facility expenses related to the iBaby operations. Distribution expenses consist primarily of payroll and related expenses for personnel engaged in marketing, customer service and distribution activities as well as equipment and supplies. Sales and marketing expenses for the six months ended June 30, 1999 were approximately $23.2 million, or 159% of total revenues. Sales and marketing expenses were $12.1 million, or 249% of total revenues, for the comparable period in 1998. The dollar increase in sales and marketing expenses between the 1998 and 1999 periods was primarily attributable to iVillage's advertising campaign on the Internet and television in accordance with its agreement with NBC. Sales and marketing expenses as a percentage of revenues decreased between the 1998 and 1999 periods as a result of the growth in revenues.


         Included in sales and marketing are barter transactions which amounted to approximately 12% of total revenues during the six months ended June 30, 1999, compared to 25% of total revenues during the comparable period in 1998.

         General and Administrative. General and administrative expenses consist primarily of salaries, payroll taxes and benefits and related costs for general corporate overhead, including executive management, finance, facilities, and legal and other professional fees. General and administrative expenses for the six months ended June 30, 1999 were $7.9 million, or 54% of total revenues. For the comparable period in 1998, general and administrative expenses were $4.2 million, or 87% of total revenues. The increase in general and administrative expenses between the 1998 and 1999 periods was primarily due to an increase in salaries and benefits, recruiting costs and facilities expenses resulting from an increase in the number of personnel hired to support the growth of iVillage's business. General and administrative expenses decreased as a percentage of total revenues as a result of the growth in revenues in the six months ended June 30, 1999 compared to the comparable period in 1998.

         Depreciation and Amortization. Depreciation and amortization expenses for the six months ended June 30, 1999 were $7.5 million, or 52% of total revenues. For the comparable period in 1998, depreciation and amortization expenses were $2.7 million, or 55% of total revenues. The dollar increase between the 1998 and 1999 periods was primarily attributable to increased amortization expense resulting from iVillage's acquisitions of iBaby and Astrology.Net, as well as depreciation on a greater base of fixed assets owned by iVillage during the 1999 period.

Interest Income, Net

         Interest income, net includes interest income from iVillage's cash balances and interest expenses related to iVillage's financing obligations. Interest income, net for the six months ended June 30, 1999 was $1.5 million, or 10% of total revenues. For the comparable period in 1998, interest income, net was $0.2 million, or 5% of total revenues. The increase between the 1998 and 1999 periods was primarily due to higher average net cash and cash equivalents balances resulting primarily from the cash received from iVillage's initial public offering of common stock in March 1999.

Net Loss

         iVillage recorded a net loss of $34.7 million, or $3.98 per share, for the six months ended June 30, 1999. The net loss per share for the six months ended June 30, 1999 includes a deemed dividend of $23.6 million incurred as a result of the difference between the purchase price of the series E convertible preferred stock sold to NBC during the first quarter of 1999, and the fair market value on the date of issuance. For the comparable period in 1998, the Company recorded a net loss of $20.3 million.

Comparison of Years Ended December 31, 1998 and December 31, 1997

Revenues

         Revenues increased 149% to $15.0 million for the year ended December 31, 1998, from $6.0 million for the year ended December 31, 1997. The increase in revenues was primarily due to iVillage's ability to generate significantly higher sponsorship and advertising revenues, and the development of its commerce strategy through the investment in iBaby. Sponsorship, advertising and usage revenues increased $6.4 million primarily as a result of a higher number of impressions sold and additional sponsors advertising on iVillage's Web sites. Commerce revenues accounted for $2.6 million in 1998, with no revenues in 1997. During 1998, iVillage expanded its sales force and the number of impressions available on its Web sites increased as additional channels were launched and additional content was produced. Sponsorship and advertising revenues accounted for approximately 80% and 93% of revenues for the years ended December 31, 1998 and 1997, respectively. Commerce revenues accounted for approximately 17% of revenues for the year ended December 31, 1998, with no such revenues for the comparable period in 1997.

         Although no one advertiser accounted for greater than 10% of total revenues for the year ended December 31, 1998, iVillage's five largest advertisers accounted for 17% of total revenues for the year. At December 31, 1998, one advertiser accounted for 11% of net accounts receivable due to a significant invoice billed close to year-end. Although iVillage's five largest sponsorship and advertising customers accounted for 26% of total revenues for the year ended December 31, 1997, no one advertiser accounted for greater than 10% of total revenues. At December 31, 1997, one customer accounted for approximately 31% of the net accounts receivable balance due to a significant invoice billed close to year-end. A large portion of the invoice was recorded as deferred revenue and recognized as revenue in 1998, when the services were provided. Included in sponsorship and advertising revenues are barter transactions which accounted for approximately 20% and 10% of total revenues for the years ended December 31, 1998 and 1997, respectively.

Barter revenues increased as a percentage of revenues because of the development of barter as a viable vehicle for online advertising in the industry.

Cost of Revenues

         Cost of advertising, sponsorship and other revenues were $10.2 million and $5.5 million, or 82% and 92% of advertising, sponsorship and other revenues, for the years ended December 31, 1998 and 1997, respectively. Cost of advertising, sponsorship and other revenues, as a percentage of these revenues, decreased during the year ended December 31, 1998 when compared to the year ended December 31, 1997 due to the significant growth in advertising and sponsorship revenues over the prior period. Cost of commerce revenues were $2.2 million or 85% of commerce revenues, for the year ended December 31, 1998. There were no cost of commerce revenues for the year ended December 31, 1997. Cost of commerce revenues, as a percentage of these revenues, increased during the year ended December 31, 1998 when compared to the year ended December 31, 1997 due to the joint venture between iVillage and iBaby in 1998.

Operating Expenses

         Product Development and Technology. Product development and technology expenses for the years ended December 31, 1998 and 1997, were approximately $2.1 million, or 14% of total revenues, and $2.1 million, or 34% of total revenues, respectively. The decrease in product development and technology cost, as a percentage of total revenues, is due to the significant growth in total revenues for the year ended December 31, 1998 as compared to the year ended December 31, 1997.

         Sales and Marketing. Sales and marketing expenses increased to $28.5 million, or 190% of revenues, for the year ended December 31, 1998, from $8.8 million, or 146% of revenues, for the year ended December 31, 1997. The dollar increase in sales and marketing expenses was primarily due to expanded distribution agreements which increased by about $6.3 million, increases in advertising expenses related to iVillage's branding campaign of $5.4 million on the Internet, television and in print and higher advertising and sales personnel expenses of about $3.0 million. iVillage invested heavily in distribution arrangements during the year ended December 31, 1998. These distribution agreements, with major Web search and retrieval and other online service companies, generally range from one to two years and include the placement of promotional features or textual links to iVillage sites. Sales and marketing expenses as a percentage of revenues increased due to iVillage's branding campaign, increased distribution agreements and additional personnel in our sales department. Included in sales and marketing expenses are barter transactions, which accounted for approximately 10% and 7% of sales and marketing expenses for the years ended December 31, 1998 and 1997, respectively.

         General and Administrative. General and administrative expenses increased to $10.6 million, or 71% of revenues, for the year ended December 31, 1998, from $7.8 million, or 130% of revenues, for the year ended December 31, 1997. The increase in general and administrative expenses was primarily due to an increase in salaries and benefits, recruiting costs and facilities expenses resulting from an increase in the number of personnel hired during the year to support the growth of iVillage's business. General and administrative expenses decreased as a percentage of total revenues because of the growth in revenues relative to the growth in iVillage's general and administrative expenses. This is due to the development of iVillage's infrastructure in 1997 which was necessary for future growth of revenues. iVillage expects that it will incur additional general and administrative expenses as iVillage continues to hire personnel and incurs expenses related to the growth of the business and its operations as a public company.

         Depreciation and Amortization. Depreciation and amortization expenses increased to $5.7 million, or 38% of revenues, for the year ended December 31, 1998 from $2.9 million, or 48% of revenues, for the year ended December 31, 1997. The dollar increase was primarily attributable to increased depreciation of $1.2 million resulting from purchases of fixed assets of approximately $6.3 million and increased amortization expense of $1.6 million due to the Health ResponseAbility Systems acquisition in May 1997.

Interest (Expense) Income, Net

         Interest (expense) income, net includes interest income from iVillage's cash balances and interest expense related to iVillage's financing obligations, including non-cash expenses related to the issuance of warrants associated with a bridge financing in 1997. Interest (expense) income, net improved to an income of $0.6 million for the year ended December 31, 1998, from an expense of $0.2 million for the year ended December 31, 1997. This increase was primarily due to a higher average net cash and cash equivalents balance from the issuance of preferred and common stock during 1998.

Minority Interest

         Minority interest represents the portion of the net loss of iBaby attributable to minority stockholders. On March 25, 1999, iVillage completed its purchase of all of the outstanding shares of iBaby held by the minority stockholders of iBaby.

Income Taxes

         As of December 31, 1998, iVillage had approximately $69.9 million of net operating loss carryforwards for federal tax reporting purposes available to offset future taxable income. iVillage's federal net operating loss carryforwards expire beginning in 2010. Certain future changes in the share ownership of iVillage, as defined in the Tax Reform Act of 1986, may restrict the utilization of carryforwards. A valuation allowance has been recorded for the entire deferred tax asset as a result of uncertainties regarding the realization of the asset due to the lack of iVillage's earnings history.

Comparison of Years Ended December 31, 1997 and 1996

Revenues

         Revenues were $6.0 million and $0.7 million for the years ended December 31, 1997 and 1996, respectively. The increase was driven by the growth in sponsorship and advertising revenues, which was the result of more advertisers and a higher number of impressions sold. Sponsorship and advertising revenues accounted for 93% and 74% of revenues for the years ended December 31, 1997 and 1996, respectively. Included in advertising and sponsorship revenues were barter transactions, which accounted for approximately 10% and 1% of revenues for the years ended December 31, 1997 and 1996, respectively. At December 31, 1997 and 1996, one customer accounted for 31% and four customers each represented greater than 10% of the net accounts receivable balance, respectively. At December 31, 1997, iVillage's five largest sponsorship and advertising customers accounted for 26% of total revenues, but no one customer accounted for greater than 10% of total revenues. For the years ended December 31, 1997 and 1996, iVillage derived revenues from usage fees paid by AOL based on visitation to iVillage.com on the AOL service. Usage fees were $0.4 million and $0.2 million for the years ended December 31, 1997 and 1996, respectively. During the year ended December 31, 1997, iVillage entered into a new agreement with AOL that eliminated usage fees.

Cost of Revenues

         Cost of advertising, sponsorship and other revenues were $5.5 million and $3.5 million, or 92% and 474% of advertising, sponsorship and other revenues, for the years ended December 31, 1997 and 1996, respectively. Cost of advertising, sponsorship and other revenues as a percentage of these revenues, decreased during the year ended December 31, 1997 when compared to the year ended December 31, 1996 due to the significant growth in advertising and sponsorship revenues over the prior period. There were no cost of commerce revenues for years ended December 31, 1997 and 1996.

Operating Expenses

         Product Development and Technology. Product development and technology expenses for the years ended December 31, 1997 and 1996, were approximately $2.1 million, or 34% of total revenues, and $1.1 million, or 144% of total revenues, respectively. The increase was primarily attributable to additional personnel costs related to creating and testing new channel concepts and tools to be used throughout iVillage's network of Web sites.

         Sales and Marketing. Sales and marketing expenses were $8.8 million, or 146% of revenues, and $2.7 million, or 370% of revenues, for the years ended December 31, 1997 and 1996, respectively. The increase in sales and marketing expenses was primarily due to expanded online banner and distribution arrangements and the addition of a direct sales force, which iVillage began building in the second half of 1996. Included in sales and marketing are barter transactions, which accounted for approximately 7% of sales and marketing in the year ended December 31, 1997. Sales and marketing expenses as a percentage of revenues decreased because of the growth in revenues.

         General and Administrative. General and administrative expenses were $7.8 million, or 130% of revenues, and $3.1 million, or 424% of revenues, for the years ended December 31, 1997 and 1996, respectively. The increase in general and administrative expenses was primarily due to increases in the number of general and administrative personnel and professional services and facility expenses to support the growth of iVillage's operations. General and administrative expenses as a percentage of revenues decreased because of the growth in revenues.


         Depreciation and Amortization. Depreciation and amortization expenses increased to $2.9 million, or 48% of revenues, for the year ended December 31, 1997 from $0.1 million, or 15% of revenues, for the year ended December 31, 1996. The dollar increase was primarily attributable to purchases of fixed assets of approximately $4 million and acquisitions of Web sites for approximately $2.9 million during the year ended December 31, 1997.

Interest (Expense) Income, Net

         Interest (expense) income, net was approximately $216,000 expense and $28,000 income for the years ended December 31, 1997 and 1996, respectively. The increase in interest (expense), net for the year ended December 31, 1997 was primarily due to warrants issued in connection with the receipt of bridge financing resulting in an interest charge of approximately $334,000.

                                  Recent Events



     ARMCHAIR MILLIONAIRE. We recently entered into an option agreement with Investorama.com Inc. to sell the assets associated with Armchair Millionaire, a site located on our Money channel. Investorama has 30 days after the agreement is signed to exercise the option. If Investorama exercises the option, iVillage will, among other things, be entitled to a percentage of the advertising revenues from Armchair Millionaire for two years, not to exceed $550,000 and will receive $1.0 million in advertising revenues over a 12-month period, subject to guaranteed impressions.



     PLANETRX.COM. On September 3, 1999, iVillage and PlanetRx.com, Inc., a full service online pharmacy, entered into a three-year sponsorship agreement under which PlanetRx.com will pay us $15.0 million to be, for the term of the agreement, the exclusive online retail drugstore promoted on the iVillage network. iVillage and PlanetRx.com have also entered into a two and a half year content license agreement under which PlanetRx.com has paid us $7.5 million for the use of selected information and tools on the iVillage network. In addition, we have made a $7.5 million equity investment in PlanetRx.com.



         Family Point. In accordance with a merger agreement dated as of August 31, 1999, iVillage acquired Family Point, the operator of a leading online meeting place for families, friends and groups. The aggregate purchase price paid to acquire Family Point consisted of $3.75 million cash and approximately 511,000 shares of iVillage common stock valued at approximately $26.0 million under the purchase method of accounting. In addition, based on meeting certain performance thresholds, Family Point is entitled to $750,000 in cash and approximately 101,000 shares of common stock. The difference between the purchase price and the fair value of the acquired net assets of Family Point will be recorded as goodwill and amortized over the period of expected benefit which is estimated at three years.


         Lamaze Publishing. On August 20, 1999, iVillage acquired all of the outstanding stock of Lamaze Publishing, a multimedia provider of education information to expectant and new mothers. The total purchase price consisted of 1,748,693 shares of iVillage common stock and approximately $5 million to repay debt. The difference between the purchase price of $102.3 million as calculated according to generally accepted accounting principles and the fair value of the acquired net assets of Lamaze Publishing will be recorded as goodwill and amortized over the period of expected benefit which is estimated at ten years.




         OnLine Psych. On June 30, 1999, iVillage acquired OnLine Psychological Services, Inc. and Code Stone Technologies, Inc. As a result of the acquisitions, OnLine Psych and Code Stone became wholly-owned subsidiaries of iVillage. OnLine Psych operates a Web site focusing on mental health issues while Code Stone provides much of the interactive technology used on OnLine Psych's Web site.

         The aggregate purchase price paid to acquire OnLine Psych and Code Stone consisted of $1.5 million cash and approximately 577,000 shares of iVillage common stock valued at approximately $30.0 million under purchase accounting rules. The difference between the purchase price and the fair value of the acquired net assets of OnLine Psych and Code Stone has been recorded as goodwill and is being amortized over the period of expected benefit which is estimated to be three years.




Quarterly Results Of Operations

         Our revenues and operating results may vary significantly from quarter to quarter due to a number of factors, many of which are outside our control. These factors include:

         o        our ability to attract and retain users and members;

         o our ability to attract and retain advertisers and sponsors and maintain advertiser and sponsor satisfaction;

         o our ability to attract and retain customers and maintain customer satisfaction for our existing and future e-commerce businesses;

         o new sites, services or products introduced by us or our competitors;

         o        the timing and uncertainty of sales cycles;

         o        the level of Web and online services usage;

         o our ability to upgrade and develop our systems and infrastructure and attract new personnel in a timely and effective manner;

         o        traffic levels on our Web sites;

         o our ability to successfully integrate operations and technologies from acquisitions or other business combinations;

         o technical difficulties or system downtime affecting the Internet generally or the operation of our Web sites;

         o        the dilutive effect of acquisitions; and

         o economic conditions specific to the Internet as well as general economic conditions.

         As a result, our operating results for any particular quarter may not be indicative of future operating results.

         The following table sets forth unaudited quarterly consolidated statement of operations data for the third and fourth quarters of 1997, each of the four quarters in 1998 and for the first and second quarters of 1999. In the opinion of management, this information has been prepared substantially on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited consolidated quarterly results. The quarterly data should be read in conjunction with the audited consolidated financial statements and unaudited financial statements for the six months ended June 30, 1999 of iVillage and the notes to those statements appearing elsewhere in this prospectus.

                                                                     Three Months Ended
                                                                     ------------------
                                 September    December    March      June      September      December     March          June
                                    30,          31,       31,        30,         30,           31,         31,           30,
                                    1997        1997      1998       1998         1998          1998        1999          1999
                                    ----        ----      ----       ----         ----          ----        ----          ----

     Revenues.................  $ 1,518     $ 2,357     $ 2,200   $  2,638     $  4,288     $   5,886     $  6,464      $  8,108
                                -------     -------     -------   --------     --------     ---------     --------      --------
     Cost of revenues.........    1,379       1,749       2,175      3,262        3,368         3,598        4,902         4,210
                                -------     -------     -------   --------     --------     ---------     --------      --------
     Gross margin.............        9         608          25       (624)         920         2,288        1,562         3,898

     Product development and
       technology.............      526         700         482        504          617           515        1,685         1,353
     Sales and marketing......    1,935       3,372       4,870      7,184        7,877         8,592       10,888        12,318
     General and
     administrative...........    1,967       2,662       2,004      2,202        3,606         2,800        4,025         3,847
     Depreciation and
       amortization...........    1,034         655       1,261      1,397        1,386         1,639        2,854         4,665
                                -------     -------     -------   --------     --------     ---------     --------      --------

     Total operating
     expenses.................    5,462       7,389       8,617     11,287       13,486        13,546       19,452        22,183
                                -------     -------     -------   --------     --------     ---------     --------      --------


     Loss from operations.....  $(5,323)    $(6,781)    $(8,592)  $(11,911)    $(12,566)     $(11,258)    $(17,890)     $(18,285)
                                ========    ========    ========  =========   =========     =========    =========     =========
------------------------------------------------------------------------------------------------------------------------------------

                         Liquidity and Capital Resources


         Until its initial public offering in March 1999, which raised net proceeds of $91.4 million, iVillage financed its operations primarily through the private placement of its convertible preferred stock. As of June 30, 1999, iVillage had approximately $85.3 million in cash and cash equivalents.


         Net cash used in operating activities increased to $26.2 million for the six months ended June 30, 1999 from $17.0 million for the six months ended June 30, 1998. The increase in net cash used in operating activities resulted primarily from increased net losses and the payment of accrued liabilities. The increased net loss was primarily due to the continued investment in establishing the iVillage brand on the Internet through further investment in content and technology. Net cash used in operating activities amounted to $32.3 million for the year ended December 31, 1998, $15.3 million for the year ended December 31, 1997 and $8.7 million for 1996. The increase in net cash used resulted primarily from increasing net losses, offset by the timing of payable settlements and increased depreciation and amortization expense.

         Net cash used in investing activities was $12.5 million in the six months ended June 30, 1999. This compares to net cash used in investing activities of $2.7 million for the six months ended June 30, 1998. The increase in net cash used in investing activities resulted primarily from the acquisitions of iBaby and Astrology.Net in the first quarter of 1999 and the acquisitions of OnLine Psychological Services, Inc and Code Stone Technologies, Inc. during the second quarter of 1999. Net cash used in investing activities decreased to $5.8 million for the year ended December 31, 1998 from $6.9 million for the year ended December 31, 1997 and $0.7 million for 1996, resulting primarily from increased purchases of property and equipment and the $2.6 million cash portion of the acquisition of iVillage's health channel in 1997.

         Net cash provided by financing activities amounted to $93.2 million for the six months ended June 30, 1999, compared to $32.8 million for the six months ended June 30, 1998. The increase was primarily due to the receipt of $91.4 million of net proceeds from the Company's initial public offering in March 1999. Net cash provided by financing activities increased to $64.5 million for the year ended December 31, 1998 from $24.4 million for 1997 and $11.3 million for 1996. The increase in 1998 was primarily due to $65.3 million of net cash proceeds from the sale of shares of iVillage's series E convertible preferred stock, series D convertible preferred stock and common stock as compared to the $24.8 million of net cash proceeds from the sale of shares of iVillage's series C convertible preferred stock in 1997, inclusive of convertible notes. In 1996, iVillage received net cash proceeds of $11.3 million from the sale of shares of iVillage's series B and B-1 convertible preferred stock, inclusive of convertible notes.


     Subsequent to June 30, 1999, we have used approximately $8.5 million in cash on the Lamaze Publishing and Family Point acquisitions, excluding acquisition costs. On August 2, 1999, we announced a $28.5 million marketing campaign which commenced in the third quarter of 1999 and will run through the first quarter of 2000. In addition, on September 3, 1999, we paid $7.5 million to PlanetRx.com for 37,103 shares of series D preferred stock of PlanetRx.com. However, we separately received $7.5 million from PlanetRx.com in a content license agreement and have entered into a $15.0 million sponsorship agreement with them. We recently signed a two year lease for approximately 40,000 sq. ft. of warehouse space for iBaby at a facility located in San Diego, California.


         iVillage's capital requirements depend on numerous factors, including:

         o        market acceptance of iVillage's services;

         o the amount of resources iVillage devotes to investments in the iVillage.com network, including acquisition of other entities;

         o        the resources iVillage devotes to marketing;

         o the resources iVillage devotes to selling its services and brand promotions; and

         o        other factors.

         iVillage has experienced a substantial increase in its expenditures since its inception. The increase in expenditures is consistent with the growth in iVillage's operations and staffing. iVillage anticipates it will continue to evaluate possible investments in businesses, products and technologies, and continue to expand its sales and marketing programs and conduct more aggressive brand promotions, any of which could reduce its liquidity.

                        Recent Accounting Pronouncements


         In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software development or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. This standard did not have a significant effect on iVillage's capitalization policy.


         In April 1998, AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start up activities and organization costs to be expensed as incurred. As iVillage has expensed these costs historically, the adoption of this standard did not have a significant impact on iVillage's results of operations, financial position or cash flows.


         In June 1998, FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS No. 133"), which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for our fiscal quarters beginning fiscal year 2001. The adoption of SFAS No. 133 is not expected to have an impact on iVillage's results of operations, financial position or cash flows upon the adoption of this standard.


                              Year 2000 Compliance

         Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

State of Readiness

         iVillage is engaged in an ongoing assessment of the Year 2000 readiness of its operating, financial and administrative systems, including the hardware and software that support iVillage's systems. iVillage's assessment plan consists of:

         o quality assurance testing of its internally developed proprietary software;

         o contacting third-party vendors and licensors of material hardware, software and services that are both directly and indirectly related to the delivery of iVillage's services to its users;

         o        contacting vendors of third-party systems;

         o        assessing repair and replacement requirements;

         o        implementing repair or replacement;

         o        implementation; and

         o if deemed necessary or appropriate, creating contingency plans in the event of Year 2000 failures.

         iVillage has engaged Keane, Inc., a consulting firm with Year 2000 experience, to assist it with its Year 2000 compliance program.


         iVillage's Year 2000 task force has conducted an inventory of and developed testing procedures for all software and other systems that it believes might be affected by Year 2000 issues. Since third parties developed and currently support many of the systems that iVillage uses, a significant part of this effort has been to ensure that these third-party systems are Year 2000 compliant. iVillage has confirmed this compliance through a combination of the representation by these third parties of their products' Year 2000 compliance, as well as specific testing of these systems.


Costs


         Through August 31, 1999, iVillage has spent approximately $250,000 on Year 2000 compliance issues but expects to incur an additional $50,000 in connection with identifying, evaluating and addressing Year 2000 compliance issues. Most of iVillage's expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees and consultants in the evaluation process and Year 2000 compliance matters generally. Such expenses, if higher than anticipated, could have a material adverse effect on iVillage's business, results of operations and financial condition.



Risks

         iVillage is not currently aware of any Year 2000 compliance problems relating to its systems that would have a material adverse effect on iVillage's business, results of operations and financial condition, without taking into account iVillage's efforts to avoid or fix such problems. There can be no assurance that iVillage will not discover Year 2000 compliance problems in its systems that will require substantial revision. In addition, there can be no assurance that third-party software, hardware or services incorporated into iVillage's material systems will not need to be revised or replaced, all of which could be time-consuming and expensive. The failure of iVillage to fix or replace its internally developed proprietary software or third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs, the loss of customers and other business interruptions, any of which could have a material adverse effect on iVillage's business, results of operations and financial condition. Moreover, the failure to adequately address Year 2000 compliance issues in its internally developed proprietary software could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

         iVillage is heavily dependent on a significant number of third-party vendors to provide both network services and equipment. A significant Year 2000-related disruption of the network, services or equipment that third-party vendors provide to iVillage could cause iVillage's members and visitors to consider seeking alternate providers or cause an unmanageable burden on its technical support, which in turn could materially and adversely affect iVillage's business, financial condition and results of operations.

         In addition, there can be no assurance that governmental agencies, utility companies, Internet access companies, third-party service providers and others outside of iVillage's control will be Year 2000 compliant. The failure by such entities to be Year 2000 compliant could result in a systemic failure beyond the control of iVillage, such as a prolonged Internet, telecommunications or electrical failure, which could also prevent iVillage from delivering its services to its customers, decrease the use of the Internet or prevent users from accessing its Web sites which could have a material adverse effect on iVillage's business, results of operations and financial condition.

Contingency Plan

         As discussed above, iVillage is engaged in an ongoing Year 2000 assessment and has not yet developed any contingency plans. The results of iVillage's Year 2000 simulation testing and the responses received from third-party vendors and service providers will be taken into account in determining the nature and extent of any contingency plans.

                                    BUSINESS


     iVillage Inc., The Women's Network, is the leading online destination targeted at women and one of the most demographically focused online communities on the Internet. iVillage.com is an easy-to-use, comprehensive online network of sites tailored to the interests and needs of women aged 25 through 54. As an online media company, we provide advertisers and merchants with targeted access to women using the Internet.


     iVillage was the 7th largest content, news and entertainment Web property on the Internet with a reach of 8.0%, and the 27th most visited Internet property according to Media Metrix as of August 1999. Our page views have grown to a monthly average of 102 million for the quarter ended June 30, 1999, and we estimate our unique visitors have grown to 7.3 million for the month of August 1999.


     Our network of sites consists of 14 content specific channels and three shopping channels. The channels cover the topics of deepest interest to women, such as family, health, work, money, food, computers, relationships, shopping, travel, pets and astrology. We facilitate network use across channels by providing common features, positioning and functionality within each channel and across the network, resulting in a consistent and strongly branded environment.


     As of August 31, 1999, our membership and our core audience was approximately 81% female. We believe this strong community has contributed to increased user loyalty and time spent on iVillage.com. In August 1999, visitors spent an average 113% more time per day on iVillage.com than on the next leading women's network based on reach, according to Media Metrix.


                               Industry Background

Growth of the Internet and Online Commerce


         The Internet has emerged as a significant global communications medium, enabling millions of people to share information and conduct business electronically and providing advertisers and businesses with an attractive means of marketing and selling their products and services. International Data Corporation estimates the number of users accessing the Web will increase from approximately 142 million at the end of 1998 to approximately 502 million by the end of 2003. According to International Data Corporation, the amount of commerce conducted over the web will top $1 trillion by 2003. Forrester Research, a research firm that analyzes the future of technological change and its impact, estimates that the amount spent on online advertising in the United States is expected to increase from approximately $2.8 billion in 1999 to approximately $22.2 billion by 2004. The Internet enables features and functions that are unavailable in traditional media, permitting online retailers to interact effectively with customers and advertisers to target specific demographic groups by capturing valuable data on customer tastes, preferences and shopping and buying patterns.

Women's Increasing Use of the Internet and Their Importance in the Economy


         Women represent an attractive demographic group for advertisers and businesses. According to Jupiter Communications, a new media research firm that specializes in online research and analysis, 48% of the Internet audience was female as of January 1999. These trends are important to advertisers because women are estimated to have disproportionate control or influence over consumer spending in the United States. For example, according to a November 1997 Advertising Age article, women controlled or influenced 80% of all purchase decisions, 80% of new vehicle purchases, 66% of home computers, 46% of men's wear and 70% of appliance choices. We believe that women are increasing their use of the Internet for commercial purposes. Although women are underrepresented in the online spending category, accounting for only 30% of online sales in 1998, as reported by Jupiter Communications, this gap is expected to narrow over the next several years and grow to approximately 48% by 2000.


         Spending on advertising targeted to women is generally considered to represent the largest single category of advertising in the United States. Also, iVillage believes that women online spend fewer hours watching television or reading print media than they did prior to using the Internet in comparison to their male counterparts. Thus, as women move online, advertisers will likely follow suit.

Need for a Network Directed to Women

         For advertisers to effectively reach women online, they need to address the fact that women use the Internet differently than men. iVillage believes that women want an environment built to meet their needs for problem-solving, time-efficiency, integration of information, peer advice and simple navigation. According to an International Data Corporation article, women appear to spend less time "surfing" the Internet than men. We believe women spend more of their online time at a single destination. In addition, the varied social roles of women, which include, among other things, primary child care provider, wage earner, consumer and investor, create stress and underscore the need for efficient problem-solving mechanisms. For example, a working mother might find herself at midnight applying for a mortgage, trading stocks or researching a disease on the Internet, a time when traditional service providers cannot be reached. The Internet provides a powerful communications vehicle where a woman can find answers and seek advice from women with relevant life experiences at any time of the day and from work or home.


         iVillage believes that the major Web search and retrieval services are generally designed for all major demographic audiences, and, therefore, have historically not created an environment focused on the specific programming needs and buying habits of women. Consequently, iVillage believes that women online and advertisers and merchants seeking to reach concentrations of women online are underserved. It has been reported that as the web audience has become more educated about the Internet, they will go directly to specific sites that meet their needs. This trend toward more focused sites is more appealing to advertisers because they can target a specific demographic.


The Parenting Market


         With the acquisition of Lamaze Publishing iVillage will bring the benefits of community and interactivity to new families and the advertisers who want to reach them.

         The birth of a child signals not only a lifestyle transition for new parents, but also a major change in spending patterns and brand preferences. The Juvenile Products Manufacturers Association and U.S. Department of Commerce estimate expenditures for juvenile furniture and nursery accessories, baby food, baby care items and infant apparel at $19.5 billion per year.

         Young families making purchase decisions in all these areas typically lack both preconceived brand preferences and product knowledge, and at the same time, are anxious to learn about childbirth, infant care and the many important health issues that confront them. Lamaze Publishing publications and the Newborn Channel strive to fulfill these critical educational roles for both advertisers and new parents.

         Childbirth educators, maternity nurses and hospitals can use Lamaze Publishing products and the Newborn Channel as teaching tools, and parents often view them as credible, trusted sources of information. Advertisers can benefit by reaching parents prior to and immediately after the birth of a child when many purchase decisions are being made and brand preferences are being formed that will last for years.

                              The iVillage Solution


         iVillage.com is the leading online destination targeted at women and one of the most demographically focused communities on the Internet. iVillage focuses on the needs of women online and has created an environment that solves everyday problems quickly in those areas of life most important to women, including family, parenting, work, money and health. The user's experience on iVillage.com centers on solving these problems in one destination through targeted community, access to experts, useful interactive tools and commerce opportunities.



         iVillage believes its success to date can be attributed to the following factors:

Focus on Highly Targeted Demographic Group

         iVillage.com is primarily tailored to the interests and needs of women online between the ages of 25 and 54. iVillage believes that these women want:

         o        powerful, quick and easily accessible problem-solving content;

         o emotional support, a sense of identification and access to sympathetic listeners; and

         o        a consistent navigation and programming experience.

         iVillage believes that its network creates the experience women are seeking and distinguishes iVillage.com from AOL, other women's networks and other online services. iVillage.com offers a series of integrated tools, community resources, experts and information databases to help women solve their everyday problems quickly and effectively. For example, a woman who learns that she has a disease can quickly:

         o access other members who have lived through this experience and can provide both guidance and emotional relief;

         o access Healthwise Knowledgebase, a medical database to research the topic;

         o        ask a health expert questions regarding the topic; and

         o        select and purchase books on the topic.

         iVillage.com provides a place where women can find support from like-minded women and the comfort of knowing that other women have shared similar experiences and have come through them successfully. iVillage.com also offers daily polls, message boards and chat that provide women with an immediate sense of belonging and connection.


         iVillage.com offers a consistent navigation and programming experience across all channels and functions. Each channel is organized in a consistent manner around tools, experts, resources and community. As of August 31, 1999, iVillage.com's home page on both the Internet and AOL provided users with links each week to over 80 experts, 1,000 chats and 1,700 message boards.


Active Membership and Community Participation


         iVillage encourages active participation in its community and offers a number of programs to increase levels of participation. Believing that members form iVillage.com's core audience and are its most valuable customers, iVillage created a membership services group in January 1998. iVillage has built an organization of over 1,600 community leaders who volunteer a significant amount of time hosting message boards and chats and contributing to iVillage.com's proprietary content and innovative bottoms-up programming. As of August 31, 1999, we were contacting our members through approximately 10.7 million weekly newsletters.


Positive Environment for Advertising and Commerce


     We believe that iVillage.com appeals to advertisers and consumers because it combines the following attributes:

     o a large, growing user base with a highly attractive demographic profile;

     o a high degree of member involvement within the network, through polls, message boards, chats, community chats and personalized interactive services, allowing our advertisers to reach women when they are actively seeking communication and focused on a goal;

     o an interactive sponsorship model that integrates advertising and commerce into the content of Web pages; and

     o a single consistent brand.

     In addition, we currently estimate that Lamaze Publishing reaches more than 75% of all women giving birth in the United States through its magazines, videos and the Newborn Channel, its satellite television network broadcasting in over 800 hospitals in the United States. We believe our CPMs are significantly above the industry average and the average for other women's Web sites. iVillage.com also offers a scalable business platform from which we can generate multiple revenue streams, including:

         o        banner advertising;

         o        sponsorship;

         o        production;

         o        e-commerce;


         o        content licensing and syndication;


         o        satellite television through the Newborn Channel;

         o        print media;

         o        direct mail;

         o        video production; and

         o        sampling.


                                Business Strategy

         iVillage's objective is to be the premier online destination targeting at women. We have pursued acquisitions which, among other things, give us new vehicles to reach and capture our target audience, provide new solutions for advertisers and add to our ability to grow our overall business. Key elements of iVillage's strategy are as follows:


Build Strong Brand Recognition


         iVillage believes that building brand recognition of iVillage.com is critical to attracting and expanding its global Internet user base. iVillage's market leadership position has been driven by partnership and distribution agreements with other leading Internet-based companies. iVillage also uses barter transactions as a significant component of its online marketing efforts. iVillage expects barter transactions to continue to be an important part of its business strategy. iVillage believes aggressive brand-building will become increasingly important to sustain its leadership position and has begun to allocate some of its branding expenditures toward offline branding on television and radio, through direct media spending and through strategic alliances with traditional media partners. On August 2, 1999, we announced a $28.5 million marketing campaign intended to establish iVillage.com as the brand leader and strengthen our competitive position. The marketing campaign, consisting primarily of broadcast and print advertisements, started in the third quarter of 1999 and will run through the first quarter of 2000. iVillage believes that it can build offline brand awareness and attract traffic by leveraging the reach of traditional media partners. For example, in November 1998, iVillage entered into a contract with NBC pursuant to which NBC will promote iVillage.com during prime time programs as well as through its Web sites.


         iVillage also plans to build brand recognition and develop new commerce opportunities through the marketing and packaging of its content. For example, we licensed portions of our online content to planetRx.com. In addition, we currently run a syndicated column with Copley News Services based upon content and have published three books under the Parent Soup brand and are contemplating publishing additional books on a variety of topics in order to reach offline audiences.

Aggressively Grow Membership

         iVillage intends to grow its membership base and increase member usage through member promotions, interactive services, community building and relationships with national women's organizations. iVillage also plans to offer additional members-only services, including multi-player games, and to transition portions of its programming to member-only areas. Once the user has visited iVillage.com, iVillage's mission is to convert that user to a member.

Enhance And Expand The Network


         iVillage intends to expand the network by developing additional channels and expand the content of its existing channels. In addition, iVillage intends to develop these additional channels with sponsors and media partners in order to maintain low development costs while creating high utility for users. Our recent acquisitions of OnLine Psych, Lamaze Publishing and Family Point allow us to expand our network through a strong brand, expert content, and audio and video content which increases our online content to women.


Pursue Strategic Acquisitions and Alliances

         iVillage plans to bolster its traffic, market share and revenues through strategic acquisitions that offer opportunities to increase market share in iVillage's content categories, offer high traffic or are sites categorized by high retention statistics. iVillage also intends to form alliances with larger companies to leverage their brands, while incorporating content that is consistent with the network. iVillage may also expand its revenue opportunities through alliances with other retailers, online service and content providers, commerce providers and advertisers.

Increase Sponsor And Advertising Revenues


         iVillage views its relationships with its sponsors and advertisers as critical to its success. iVillage has been a pioneer in developing innovative sponsorship advertising relationships with leading brand marketers which go beyond traditional banner advertising to support broad marketing objectives, including brand promotion, awareness, product introductions, online research and the integration of advertising with editorial content. iVillage plans to continue to seek additional sponsorship arrangements, which have longer-term contracts and higher dollar values than typical banner deals and independence from page views as the sole measurement basis. In addition, iVillage intends to continue to attract banner advertising and has recently created a discrete sales force to concentrate on this area of the business, which is sold primarily through agencies. Through its acquisition of Lamaze Publishing, iVillage also offers advertising opportunities in addition to its network over multiple platforms such as satellite television, video and print. iVillage has recently increased the size of its sales force to concentrate on increasing iVillage's advertising and sponsorship relationships with leading brand marketers.

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Generate E-Commerce Revenues

         iVillage intends to identify new commerce, revenue and acquisition opportunities that enhance iVillage.com by offering transaction services in categories that:

         o        have a high degree of relevance to iVillage.com members;

         o        are appropriate for the Internet; and

         o        fit with or complement a current iVillage.com content site.


         iVillage also generates e-commerce revenues through agreements with leading merchants interested in targeting iVillage.com members. These merchants receive exposure through banner advertising, special content and promotional offers in exchange for which iVillage collects a fixed fee and a share of revenue from sales to iVillage.com users. In addition to enhancing user retention, these retailing opportunities can be used to identify valuable purchasing trends that can be used in future advertising and commerce.

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                              The iVillage Network


         iVillage's network is organized around 14 content specific channels and three shopping channels. iVillage.com is a single point of entry to the iVillage network of sites and is updated daily to promote content and community, including channel highlights. The following table provides a brief description of each channel's features as of September 29, 1999:


Channel            Description


allHealth          One of the leading health sites on the Internet, allHealth assists users in becoming better health care decision makers through approximately 290 weekly chats on AOL and the Web.
                   The site also includes Online Psych which hosts the largest online bulletin board system on mental health issues and a database of mental health treatment providers.


astrology          A site providing users with horoscopes, celebrity profiles, romance charts, monthly guidance and the ability to purchase astrology reports.


book club          A book and reading site for readers interested in a wide
                   range of books that allows users to discuss featured books and offers Monthly Book Picks, Question of the Week, Reading
                   Groups and iVillage.com Bestsellers.




career A career planning site that provides women with tools and resources relating to professional development and career-related issues.

click! where       A site offering users information on computers, including
computers          experts, tools, message boards and chats.
make sense

fitness & beauty   A fitness and beauty site which includes Body Calculators,
                   Nutrition Experts and Community Challenges to improve one's fitness level.

food A food site providing information on meal planning, nutrition and recipes which includes Food Experts and Cooking Basics.

moneylife          A financial planning site providing users with information on savings and investment strategies focusing on key life stages of women.




parent soup        A parenting site providing users with a branded online
                   community where parents share parenting solutions, talk with experts and find answers and support.


parentsplace       A parenting community center site that caters to women who are trying to conceive, are expecting or are new parents and includes, on AOL and the Web, approximately 870 bulletin boards and approximately 80 weekly chats.


pets A site designed in partnership with Ralston Purina that provides information on caring for your pet, selecting a breed and features an


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                    automated adoption and veterinarian-finder tool sponsored by the American Humane Association and American Animal Hospital Association.

relationships       A site offering users information and conversation on love, marriage, sex and family.

travel A travel site that offers tools for planning a vacation, articles on travel-related issues, a link to a travel reservation center and a currency converter.

work from home      A site providing women who work from home with tools and
                    resources such as Home Office Basics, a Tax Guide and a Software Library.


shopping central A one-stop online shopping destination offering users easy access to retail Web sites such as Amazon.com, PlanetRx.com, WalMart, Lands End, iBaby and iMaternity.


iBaby A shopping site offering users access to all of their retail baby needs.


iMaternity          A shopping site offering maternity clothing and
                    products.


         iVillage believes that user support is critical in order to attract and retain users. iVillage provides user support primarily through e-mail-based correspondence. Help and feedback buttons are prominently displayed throughout iVillage.com, and iVillage's user support staff attempts to respond to all e-mail queries within 24 hours. In addition, community leaders provide e-mail support for broad-ranging issues. iVillage does not charge for these services.

                      Sponsorship and Advertising Revenues

         iVillage has derived a significant amount of its revenues to date from the sale of sponsorships and advertisements. For the years ended December 31, 1997 and 1998 and the six months ended June 30, 1999, sponsorship and advertising revenues represented 93%, 80% and 73%, respectively, of iVillage's revenues.


         iVillage's strategy is focused in part on generating a majority of its advertising revenues from sponsors and merchants who seek a cost-effective means to reach women online. iVillage is aggressively building its leadership position as the preeminent women's brand to the advertising community. iVillage's sponsorship arrangements typically differ from traditional banner advertising in that they are designed to achieve broad marketing objectives such as brand promotion, awareness, product introductions and online research. Sponsorships allow iVillage.com to cater to the specific goals of advertisers in the areas of impressions, product research, market research, new product launches, list development, product information, repositioning, new account openings, lead generation and transactions. Sponsors also have the opportunity to talk one-on-one with members on the network's message boards, chats, polls and special events, which allows sponsors the opportunity to gain insights into their customers. iVillage's sponsorship arrangements generally have longer terms than typical banner advertising placements and provide for CPMs per advertiser and independence from page-views as the measure of value. In addition, iVillage develops extensive content to support the marketing initiatives of


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

advertisers. iVillage's sponsorship agreements can be exclusive and generally are for a period of one to three years.

         iVillage also derives a smaller portion of its sponsorship and advertising revenues from banner advertisements that are prominently displayed at the top of pages throughout the iVillage.com network. From each banner advertisement, viewers can hyperlink directly to the advertiser's own Web site, thus providing the advertiser the opportunity to directly interact with an interested customer. iVillage believes that it has CPMs significantly above the industry average, and above the reported average for other women's sites.


         During the years ended December 31, 1997 and December 31, 1998, iVillage's five largest advertisers accounted for approximately 26% and 17%, respectively, of iVillage's revenues. During the six months ended June 30, 1999, iVillage's five largest advertisers accounted for 22% of total revenue. No advertiser accounted for more than 10% of iVillage's revenues during either year or six-month period.

                                   Membership

         iVillage believes a large and active membership base is critical to its success. Some features of iVillage's Web sites are restricted to members. Membership is free and available to iVillage.com visitors who disclose their names, e-mail addresses, zip codes, ages and gender and choose a member name and password to be used throughout members-only areas. Members form iVillage.com's core audience and are its most valuable users. iVillage has launched an aggressive member-acquisition campaign, which includes the creation of free services and support for members.

         E-mail, instant messaging, community challenges, message boards and chats are examples of members-only benefits. In addition, within the allHealth channel, the personal health report is restricted to members and within the Parent Soup channel, the pregnancy calendar is restricted to members.


         iVillage recognizes the importance of maintaining confidentiality of member information and have a privacy policy to protect such information. iVillage's current privacy policy is set forth on iVillage.com in a member's terms of service, which is linked to the site where a person initially registers for membership. iVillage's current policy is to never sell to any third party any member's personal identifying information, such as his or her name or address, unless the member has provided written consent. In some situations, iVillage does allow a third-party partner access to database information if it is necessary for the delivery of a member service, such as e-mail. In these instances, the partner has agreed to be bound by iVillage's current policy. iVillage does share aggregated member information with third parties, such as a member's zip code, gender or age. iVillage also reserves the right to offer members products and services. iVillage may use information revealed by members and information built from user behavior to target advertising, content and e-mail. For instance, iVillage may, on behalf of an advertiser, send e-mail offers to all


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

members from a particular region or target advertisements to all users who frequent a specific area of the site.

                                   E-Commerce

Overview

         iVillage has identified the opportunity to generate new commerce revenues by selling products or services that have a high degree of relevance to its members and fit within a content area or provide an opportunity for future content development.

iBaby


         iBaby offers more than 5,000 products from over 400 manufacturers representing an extensive assortment of products for children under three years of age. The site's comprehensive selection, combined with easy site navigation and time-saving features such as a baby registry, superior product search and a gift-finder service, makes iBaby convenient for new and expectant parents.


         iBaby targets parents through newsletters, message boards, content integration and banner ads. iBaby has distribution agreements with online services such as AOL and Yahoo!. iBaby has also initiated a substantial print advertising campaign in various magazines to increase sales and build brand awareness.


         Online orders are taken 24 hours a day, seven days per week and products are shipped generally within 48 hours of placement of most orders. We recently started handling merchandising, inventory management and order fulfillment for iBaby.


         During the second quarter of 1999, iBaby launched an additional commerce channel, iMaternity. iMaternity sells iMaternity brand clothing and products. All product orders and fulfillment are currently handled by Dan Howard, Inc. All orders for iMaternity are taken through its channel on the iBaby Web site, and iBaby collects the payment for product sales. Lamaze-licensed products will also be offered through iBaby.

Astrology.Net

         Astrology.Net is a leading destination for women seeking daily horoscopes, astrology content and personalized forecasts online. Through its network of sites organized by topics of interest to women such as family, love, money and career, Astrology.Net provides a timely, personalized experience for the user, stimulates commerce sales of monthly and annual forecasts by subject and creates an advertising environment that is appealing to advertisers due to targeting possibilities within the site and through e-mail communication.

         Astrology.Net brings iVillage a content and commerce site that is appealing to our core demographic of women, represents one of the best customer acquisition tools as demonstrated by strong performance in online media, and a vehicle to drive repeat visits to iVillage through the use of daily horoscopes. Astrology.Net has also created an interactive commerce system that provides instantaneous, digital astrology reports. The system consists of software which operates the Web site and is capable of generating customized astrology reports based on input from users.

                                    Alliances

         iVillage pursues strategic relationships to increase its access to online customers, build brand recognition and expand iVillage's online presence. Historically, iVillage has pursued strategic alliances to reach online customers. iVillage has begun to shift its focus to building offline brand recognition and to increasing its access to offline customers. iVillage's principal strategic alliances and relationships include the following:

Media Arrangement


         In November 1998, iVillage entered into an advertising and promotional agreement with NBC pursuant to which NBC promotes iVillage.com on television, primarily during prime-time programs, as well as through its Web sites. In March 1999, iVillage and NBC amended their November 1998 agreement to provide for the purchase by iVillage, for cash, of $13.5 million of advertising and promotional during 1999 and $8.5 million per year during 2000 and 2001.


Sponsorship Arrangements


     We have a number of sponsorship arrangements with leading and sponsors, including:



     o Charles Schwab & Co. - exclusive sponsorship of all brokerage and mutual fund categories on all of our money, financial or investing related sites.


     o Ford Motor Media - promotion of the sale of Ford automotive products across our Web sites.


     o Fuji Photo Film USA - exclusive sponsorship for the photographic film, disposable camera and digital camera categories throughout our network.


     o General Electric - exclusive sponsorship for GE Appliances of the speed cooking ovens category throughout our network.


     o Glaxo Wellcome - exclusive sponsorship for certain disease categories throughout our network.


     o Ralston Purina - creation of a pet channel and provider of content, experts, customer service and distribution for the pet channel.


     o Warner Lambert - promoting and marketing a range of products.


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

DISTRIBUTION ARRANGEMENTS

     We consider branding an important aspect of our distribution arrangements and seek distribution relationships where our brand is promoted. We have also entered into distribution and content relationships with a number of major online service companies on the Internet, including:

     o Snap.com - we have the exclusive right to program the content on the front pages of the Health Center, with health-related content from iVillage.com and Snap's Family Center with content from Parent Soup.

     o AOL - some of our icons are placed within the AOL service and we receive guaranteed impressions.



                                Lamaze Publishing


         We plan to use Lamaze Publishing to solidify our leading position in the parenting category. Lamaze Publishing produces advertising-supported educational materials for expectant and new parents. Lamaze Publishing is the exclusive licensee of the LAMAZE mark for use in connection with consumer publications and other communications, which include print, audio, visual and other consumer oriented media, that are commercial in nature. Lamaze Publishing is also the exclusive marketing agent for Lamaze International, Inc., the owner of the LAMAZE family of marks.


         Lamaze is a method of childbirth preparation based on the Lamaze philosophy of birth. The Lamaze philosophy of birth states that birth is "normal, natural and healthy," and "childbirth education empowers women to make informed choices in healthcare, to assume responsibility for their health and trust their inner wisdom".

         Lamaze International was founded by interested parents, childbirth educators and healthcare providers in 1960 to promulgate these ideas. Lamaze Publishing was established as a for-profit company in 1990 to provide childbirth and infant care educational materials.

         During a pregnancy and immediately after the birth of a child, new parents spend substantial amounts of time with childbirth educators and maternity nurses seeking information on healthcare issues, the birth process and infant care. These busy healthcare professionals typically have neither the time nor the resources to create the consumer publications or communications that would assist this process and allow parents to absorb this material at home.

         The Lamaze Publishing business strategy is to provide these consumer publications or communications to childbirth educators and maternity nurses free of charge, and offset the expense incurred by selling print advertising and commercial messages to advertisers who target the young family market.

         Lamaze Publishing publications, used and distributed to parents by childbirth educators and maternity nurses nationwide, include:

    o Lamaze Parents, a prenatal publication used in childbirth education. Topics include prenatal nutrition, the role of the childbirth partner, and the physical and emotional challenges of pregnancy. Childbirth educators distribute Lamaze Parents to expectant parents on the first night of class. This publication reaches an estimated 75% of all non-Hispanic women giving birth in the U.S. Lamaze Parents had an average annual circulation of approximately 2,400,000 for 1998.

    o Lamaze Baby, a parenting guide for mothers from the time a child is born through twelve months of life written entirely by healthcare professionals. Lamaze Baby is delivered by maternity nurses to new mothers at the hospital bedside shortly after childbirth. The magazine covers topics that hospital nurses review with new mothers prior to discharge serving as a helpful and time saving tool for nurses in educating mothers about infant care. Lamaze Baby had an average annual circulation of approximately 3,000,000 for 1998.

    o Revista Lamaze para Padres, a Spanish-language prenatal magazine which reaches more expectant Hispanic mothers than any other title. Childbirth educators distribute Revista Lamaze para Padres to expectant parents on the first night of class. This publication reaches an estimated 85% of Hispanic woman giving birth. Revista Lamaze para Padres had an average annual circulation of approximately 575,000 for 1998.

    o "Lamaze You and Your Baby", a 90 minute video textbook providing expectant parents with important instruction on infant care. Childbirth educators distribute to expectant parents the video, which is later returned. The video is distributed yearly to childbirth educators, typically during the first four months of the year. As of April 1999, approximately 7,600 childbirth educators had ordered approximately 160,000 videos from Lamaze Publishing.

    o "Lo Mejor para Su Bebe", a 60 minute Spanish-language video textbook that provides expectant parents with important instruction on infant care. This video is modeled after "Lamaze You and Your Baby". The video is distributed yearly to childbirth educators, typically during the first four months of the year. As of April 1999, approximately 4,300 childbirth educators ordered approximately 40,000 videos from Lamaze

         Publishing.

    o Lamaze Special Delivery, a program offering advertisers the ability to distribute coupons, samples and promotional literature to expectant and new parents. Information to be distributed is polybagged with Lamaze Parents, Lamaze Baby and Revista Lamaze para Padres.

         Lamaze Publishing also owns the Newborn Channel, a satellite television network that instructs mothers in their hospital rooms following birth in over 800 hospitals nationwide and, as of June 30, 1999, reached approximately 2,000,000 new mothers.

                      Sales, Marketing and Public Relations

Sales


         As of August 31, 1999, iVillage had a direct sales organization, consisting of 10 sales professionals with an average of 14 years of experience, and 31 sales operations staff. iVillage's sales organization consults regularly with advertisers and agencies on design and placement of its Web-based advertising and the production and management of bridge sites, provides customers with advertising management analysis and focuses on providing a high level of customer satisfaction. Five professionals concentrate primarily on advertising sales for the Newborn Channel and video products, and print advertising sales. Two salespersons are dedicated solely to the sale of Special Delivery promotional products. iVillage generally seeks to hire individuals with significant experience in selling advertising and pre-existing relationships with advertisers in a variety of media.


Marketing and Public Relations

         iVillage employs a variety of methods to promote the iVillage.com brand and to attract traffic and new members, including advertising on other Internet sites, targeted publications, radio stations, cable television, cross promotional arrangements to secure advertising and other promotional considerations. To extend the iVillage.com brand, iVillage has also entered into several strategic alliances with offline partners. Please see " - Alliances". In addition, iVillage leverages other audience building strategies, including working closely with search engine submissions, news group postings and cross-promotion with affinity sites to properly index materials. iVillage's marketing department consisted of 41 marketing professionals as of August 31, 1999.

         iVillage's internal public relations staff oversees a comprehensive public relations program which iVillage believes is a key component of its marketing and brand recognition strategy. Organized into two primary components that promote iVillage and the iVillage.com brand, the program targets a trade/business and consumer audience, respectively. iVillage has developed a consumer outreach effort which centers on providing non-technology reporters with "news-you-can-use" information taken directly from iVillage.com, to demonstrate to readers/viewers the content's utility and service, and usage of and traffic to the network. iVillage has also implemented national long-lead consumer initiatives, such as radio media tours, regional broadcast media tours, consumer publicity of iVillage's Parent Soup book series and other related activities, and multiple daily media advisories sent to consumer outlets throughout the United States.


         To maximize distribution of its publications and the Newborn Channel, and gain the endorsement of the professional community for these products, we give particular attention to marketing efforts targeted to childbirth educators, maternity nurses and hospitals. A staff of four marketing professionals contracts hospitals for distribution of the Newborn Channel and works with the professional community to maintain distribution levels of our publications and demonstrate how they can be used as teaching tools for expectant parents and new mothers. Our representatives attend nine trade shows and professional conferences per year and also maintain contact with the professional community through consumer publication updates and personal sales calls.


         In the advertising sales area particular attention is paid to market research and providing advertisers information and expertise that will help them market their products more effectively using products distributed in an educational setting. In addition to information on readership, viewing levels and advertising recall, studies are regularly conducted on purchasing patterns, attitudes and brand preferences of expecting and new parents for dissemination to advertisers.


         Public relations activities include traditional press contacts to encourage publicity on new articles and programming in Lamaze Publishing products and the results of research among young parents. Events for advertisers and agencies are also conducted on a regular basis to increase our overall visibility and the Newborn Channel.


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

                            Operating Infrastructure

         iVillage's Internet operating infrastructure has been designed and implemented to support the delivery of millions of page views a day. Web pages are generated and delivered, in response to end-users requests, by any one of more than 30 servers. Key attributes of this infrastructure include the ability to support growth, performance and service availability.

         iVillage's servers run on the Sun Solaris, Microsoft NT and Linux operating systems and use Netscape Enterprise, Apache and Microsoft Corporation's IIS Web server software.

         iVillage maintains all of its production servers at the New Jersey Data Center of Exodus Communications, Inc., Verio, Inc. in San Francisco, California and the San Diego Data Center of AT&T CERFnet. iVillage's operations are dependent upon these companies' ability to protect its systems against damage from fire, hurricanes, power loss, telecommunications failure, break-ins and other events.

         Exodus, Verio and AT&T CERFnet provide comprehensive facilities management services, including human and technical monitoring of all production servers 24 hours per day, seven days per week. However, Verio's facility is not staffed at all times. Each of these companies provides the means of connectivity for iVillage's servers to end-users via the Internet through multiple connections. Each facility is powered by multiple uninterruptible power supplies. Please see "Risk Factors - We may be unable to respond to the rapid technological change in our industry" and " - Internet security concerns could hinder e-commerce".

         All of iVillage's production data, except Astrology.Net, are copied to backup tapes each night and stored at a third party, off-site storage facility. iVillage expects to begin daily off-site backup of Astrology.Net data shortly. iVillage is in the process of developing a comprehensive disaster recovery plan to respond to system failures. iVillage keeps all of its production servers behind firewalls for security purposes and does not allow outside access, at the operating systems level, except via special secure channels. Strict password management and physical security measures are followed. Computer emergency response team alerts are read, and, where appropriate, recommended action is taken to address security risks and vulnerabilities. From time to time, iVillage uses the services of third party computer security experts and penetration tests have been performed to help improve security.

         Our Web sites must accommodate a high volume of traffic and deliver frequently updated information. Components or features of our Web sites have in the past suffered outages or experienced slower response times because of equipment or software downtime. This has not had a material effect on our business.


         Broadcasting of the Newborn Channel to hospitals originates from a laser disc system operated by Group W Network Services, from Group W's facility in Stamford, Connecticut. The system provides an uplink signal to a satellite operated by PanAmSat. The signal is received through a satellite dish at each hospital and distributed to patients' rooms. Group W handles installation and service of all hospital receiving equipment. We maintains business interruption insurance in the event programming is interrupted over the designated satellite.


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

                                   Competition

         The market for members, visitors and Internet advertising is new and rapidly evolving, and competition for members, visitors and advertisers is intense and is expected to increase significantly in the future. With no substantial barriers to entry, iVillage expects that competition will continue to intensify.


         iVillage believes that the primary competitive factors in creating community on the Internet are functionality, brand recognition, member affinity and loyalty, demographic focus, variety of value-added services, ease-of-use, quality of service, reliability and critical mass. Other companies or sites which are primarily focused on targeting women online include Women.com Networks, thriveonline.com and condnet.com, and Oxygen Media's Web sites, as well as Web sites targeted to categories such as health. iVillage also competes with e-commerce companies such as eToys, Inc. and its wholly-owned subsidiary, BabyCenter, Inc. iVillage will likely also face competition in the future from developers of Web directories, search engine providers, shareware archives, content sites, commercial online services, sites maintained by Internet service providers and other entities that attempt to or establish communities on the Internet by developing their own or purchasing one of iVillage's competitors. In addition, iVillage could face competition in the future from traditional media companies, a number of which, including Disney, CBS and NBC, have recently made significant acquisitions of or investments in Internet companies. Further, there can be no assurance that iVillage's competitors and potential competitors will not develop communities that are equal or superior to those of iVillage or that achieve greater market acceptance than iVillage's community.


         iVillage also competes with traditional forms of media, such as newspapers, magazines, radio and television, for advertisers and advertising revenues. iVillage believes that the principal competitive factors in attracting advertisers include the amount of traffic on its Web sites, brand recognition, the demographics of iVillage's members and visitors, iVillage's ability to offer targeted audiences and the overall cost-effectiveness of the advertising medium offered by iVillage. iVillage believes that the number of Internet companies relying on Web-based advertising revenues will increase greatly in the future. Accordingly, iVillage will likely face increased competition, which could in turn have a material adverse effect on iVillage's business, results of operations and financial condition.

         Many of iVillage's current and potential competitors, including developers of Web directories and search engines and traditional media companies, have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and larger existing customer bases than iVillage. Such competitors are able to undertake more extensive marketing campaigns for their brands and services, adopt more aggressive advertising pricing policies and make more attractive offers to potential employees, distribution partners, commerce companies, advertisers and third-party content providers. There can be no assurance that Internet content providers and Internet service providers, including developers of Web directories, search engines, sites that offer professional editorial content and commercial online services, will not be perceived by advertisers as having more desirable Web sites for placement of advertisements. In addition, many of iVillage's current advertising customers and strategic partners also have established collaborative relationships with certain of iVillage's competitors or potential competitors, and other high-traffic Web sites. Accordingly, there can be no assurance that:


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

    o iVillage will be able to grow its membership, traffic levels and advertiser customer-base at historical levels;

    o iVillage will be able to retain its current members, traffic levels or advertiser customers;

    o competitors will not experience greater growth in traffic than iVillage as a result of such relationships which could have the effect of making their Web sites more attractive to advertisers; or

    o iVillage's strategic partners will not sever or will elect not to renew their agreements with iVillage.


         Several major publishing companies produce products that are directly competitive with our magazines. Time Warner, Gruner and Jahr and Primedia all publish various pre and postnatal publications. Disney Publishing and Children's Television Workshop also publish general parenting magazines. All of these publishers have substantially greater marketing, research and financial resources than Lamaze Publishing. Lamaze Publishing competes by emphasizing the highly targeted nature of its audience, product quality and the fact that its publications are used as teaching tools by professionals, and the credibility and trust parents place in the Lamaze brand name.



         While our Lamaze Publishing instructional videos and the Newborn Channel currently have no direct competitors, advertisers in this marketplace are heavy users of daytime network television and cable television networks targeted to young parents. The broadcasting companies that provide such opportunities have invested substantial amounts in programming, sales and marketing and are much better-known to advertisers than Lamaze Publishing and the Newborn Channel. To compete, Lamaze Publishing and the Newborn Channel must convince them that advertising recall and effectiveness obtained in an educational or hospital setting is superior to that of traditional broadcasting.


         There can be no assurance that iVillage will be able to compete successfully against its current or future competitors or that competitive pressures faced by iVillage will not have a material adverse effect on iVillage's business, results of operations and financial condition.

                    Intellectual Property, Proprietary Rights
                                and Domain Names

         iVillage regards its copyrights, service marks, trademarks, trade names, trade dress, trade secrets, proprietary technology and similar intellectual property as critical to its success, and relies on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with its employees, customers, independent contractors, partners and others to protect its proprietary rights. iVillage pursues the registration of its trademarks and service marks in the United States, and has applied for and obtained registration in the United States for certain of its trademarks and service marks, including "iVillage". Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which iVillage's products and services are made available online.


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

         iVillage has licensed in the past, and expects that it may license in the future, certain of its proprietary rights, such as trademarks or copyrighted material, to third parties. While iVillage attempts to ensure that the quality of its brand is maintained by such licensees, there can be no assurance that such licensees will not take actions that might materially adversely affect the value of iVillage's proprietary rights or reputation, which could have a material adverse effect on iVillage's business, financial condition and results of operations. There can be no assurance that the steps taken by iVillage to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate iVillage's copyrights, trademarks, trade dress and similar proprietary rights. In addition, there can be no assurance that other parties will not assert claims of infringement of intellectual property or alter proprietary rights against iVillage.

         iVillage has been subject to claims and expects to be subject to legal proceedings and claims from time to time in the ordinary course of its business, including claims of alleged infringement of patents, trademarks and other intellectual property rights of third parties by iVillage and its licensees. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. Further, if such claims are successful, iVillage may be required to change its trademarks, alter its content, alter its site format and pay financial damages. There can be no assurance that such changes of trademarks, alteration of content or format or payment of financial damages will not adversely affect iVillage's business, results of operations and financial condition.

         iVillage filed a service mark application for the mark "PARENTSPLACE.COM". On July 22, 1998, Jewish Family and Children's Services filed a Notice of Opposition in the Trademark Trial and Appeal Board of the U.S. Patent and Trademark Office. On January 22, 1999, we filed an Answer to the Notice of Opposition, denying that there was any likelihood of confusion between our mark, "PARENTSPLACE.COM", and the mark used by Children's Services. Children's Services has proposed a resolution of this dispute that would allow us to continue using the mark "PARENTSPLACE.COM". There can be no assurance that a resolution can be achieved or that Children's Services will not be successful in the Opposition proceeding, thus preventing iVillage from securing a federal registration to the mark "PARENTSPLACE.COM". Further, there can be no assurance that Children's Services will not assert a claim to trademark rights against iVillage in the future with respect to the use of "PARENTSPLACE.COM" or "PARENTSPLACE", either as currently used or as developed in the future. iVillage is not able at this time to evaluate the likelihood of an unfavorable outcome in the event such claims are asserted, or to estimate the amount or range of potential loss.

         iVillage may be required to obtain licenses from others to refine, develop, market and deliver new services. There can be no assurance that iVillage will be able to obtain any such license on commercially reasonable terms or at all or that rights granted pursuant to any licenses will be valid and enforceable.

                                 Human Resources


         As of August 31, 1999, iVillage employed 346 full-time employees, of whom 92 were in sales and marketing, 70 were in editorial and community, 82 were in administration and 102 were in technology, operations and support. As iVillage continues to grow and introduce more products, it expects to hire more personnel, particularly in the areas of product development and sponsorship. None of iVillage's or Lamaze Publishing's current employees are represented by a labor union or is the subject of a collective bargaining agreement. iVillage believes that relations with its employees are good.


                                   Facilities

         iVillage is headquartered in New York, New York, where it leases an aggregate of approximately 40,950 square feet of space. iVillage leases space in two buildings located across the street from each other. iVillage leases one floor at 170 Fifth Avenue, which is approximately 3,650 square feet. The lease expires on October 31, 1999. iVillage leases two floors at 149 Fifth Avenue, which are each approximately 10,000 square feet. The lease expires on June 30, 2000. iVillage has a third lease at 212 Fifth Avenue for approximately 20,000 square feet of space. The lease expires on June 30, 2000. iVillage currently anticipates that it will require additional space as more personnel are hired. iVillage is actively searching for larger space in New York City to serve as the permanent space for the long-term future of iVillage.

         iVillage also leases a sales office which is located at 645 North Michigan Avenue, Chicago, Illinois. The lease is on a month-to-month basis.

         iBaby is currently leasing approximately 5,115 square feet of space on a month-to-month basis at 8400 Miramar Road, San Diego, California. iBaby also is under contract to lease 39,629 rentable square feet at a facility being constructed at 6910 Carroll Road in San Diego, California for use as general office, administrative, storage, warehousing and distribution. iBaby has an option to lease an additional 34,307 feet and has a one-time right of first refusal with respect to this same expansion space. The lease is for a term of 24 months with the right to extend the lease term for an additional 5 years.

         Lamaze Publishing subleases approximately 8,500 square feet of space at 9 Old Kings Highway, Darien, Connecticut. The sublease expires on June 30, 2000.

                                Legal Proceedings

         On January 8, 1999, a complaint was filed in the Chancery Court for Williamson County, Tennessee by a former employee against iVillage and three of its officers. The complaint was subsequently amended to withdraw all claims against two of those officers. The complaint alleges breach of an alleged employment agreement and fraudulent inducement to accept a job in New York and to move from Tennessee to New Jersey. In addition to unspecified damages, the complaint seeks an award of options to purchase 100,000 shares of common stock.

         On January 29, 1999, the case was removed from the Chancery Court to the U.S. District Court for the Middle District of Tennessee. On March 12, 1999, the U.S. District for the Middle District of Tennessee issued a ruling transferring the case to the U.S. District Court for the Southern District of New York. A motion by iVillage to dismiss the case has been filed and is awaiting a decision. There is also pending a motion by the plaintiff for leave to add as new plaintiffs two former executives who allege that iVillage breached certain obligations to them and seek an award of an aggregate 560,000 stock options. In addition, on August 11, 1999, the plaintiff filed a complaint with the Equal Employment Opportunity Commission alleging gender discrimination in connection with his termination of employment. We believe that the claims and the proposed new claims are without merit and intend to vigorously defend against such claims.

         This litigation, whether or not determined in our favor or settled by us, may be costly and may divert the efforts and attention of our management from normal business operations.

         iVillage is not currently subject to any other material legal proceedings other than as set forth in " - Intellectual Property, Proprietary Rights and Domain Names". iVillage may from time to time become a party to various legal proceedings arising in the ordinary course of its business.

                                   MANAGEMENT

Directors and Executive Officers


          The following table sets forth the directors and executive officers of iVillage, their ages and the positions held by them with iVillage as of September 29, 1999.


Name                         Age     Position
----                         ---     --------
Candice Carpenter(e).......   47     Co-Chairperson of the Board and Chief
                                     Executive Officer
Nancy Evans(e).............   49     Co-Chairperson of the Board and Editor-
                                     in-Chief
Craig T. Monaghan..........   42     Chief Financial Officer
Allison Abraham............   36     Chief Operating Officer
John W. Glascott...........   46     Senior Vice President, Sponsorship
Caterina A. Conti..........   37     General Counsel and Secretary
Donna M. Introcaso.........   41     Senior Vice President,
                                     Human Resources
Steven A. Elkes............   38     Senior Vice President, Business Affairs and
                                     Assistant Secretary
Elizabeth J. Hudson........   50     Senior Vice President,
                                     Corporate Communications
John Currran...............   35     Senior Vice President, Corporate
                                     Development
Scott Levine...............   34     Vice President, Controller and Chief
                                     Accounting Officer
Alan Colner(c).............   44     Director
Jay C. Hoag(a) (d).........   40     Director
Habib Kairouz(b) (e).......   33     Director
Lennert J. Leader(a) (c)...   44     Director
Michael Levy(b) (c)........   52     Director
Douglas McCormick(b)(d)....   49     Director
Daniel Schulman(d).........   41     Director
Martin Yudkovitz(a) (e)....   44     Director

----------

(a)  Member of the audit committee.


(b)  Member of the compensation committee.

(c) Class I director
(d) Class II director
(e) Class III director

         Candice Carpenter is a founder of iVillage and has been Chairperson of the Board and Chief Executive Officer since inception of iVillage in June 1995 and Co-Chairperson of the Board since December 1998. Prior to founding iVillage, Ms. Carpenter was President of Q2, the upscale QVC, Inc. shopping channel, from 1993 through 1995. Ms. Carpenter was also a consultant to AOL and Discovery Communications, Inc. in 1995. From 1989 to 1993, Ms. Carpenter was President of Time Life Inc.'s Time Life Video and Television and previously was Vice President in

Consumer Marketing at American Express Company. Ms. Carpenter received an M.B.A. from Harvard Business School and a B.A. from Stanford University.

         Nancy Evans is a founder of iVillage and has been Editor-in-Chief since inception in June 1995 and Co-Chairperson of the Board since December 1998. Ms. Evans is primarily responsible for the editorial quality and content for all of iVillage's editorial products online, in print or on television. Prior to founding iVillage, Ms. Evans created Family Life magazine in 1991, which she published in partnership with Jann Wenner. From 1987 to 1991, Ms. Evans served as President and Publisher of Doubleday. Prior to her employment at Doubleday, Ms. Evans was Vice President and Editor-In-Chief of the Book-of-the-Month Club, where she launched the Children's Book-of-the-Month Club. Ms. Evans graduated from Skidmore College with a B.A. and is also a graduate fellow at Columbia University.

         Craig T. Monaghan has been Chief Financial Officer of iVillage since June 1998. From 1991 to June 1998, Mr. Monaghan held various positions at Reader's Digest Association Inc., including Vice President and Treasurer, Vice President, Business Development and Controller, Reader's Digest Europe. Prior to joining Reader's Digest, Mr. Monaghan served as Director of International Finance and Director of Corporate Finance at Bristol-Myers Squibb Company. Mr. Monaghan received an M.B.A. from The Wharton School at the University of Pennsylvania and a B.S. in Engineering from Lehigh University.

         Allison Abraham has been Chief Operating Officer since November 1998. From June 1998 to October 1998, Ms. Abraham was the Executive Vice President of iVillage. From August 1996 to May 1998, Ms. Abraham was President and Chief Operating Officer of OnCart, an online grocery shopping service. From 1992 to 1996, she served as Vice President of Marketing for Ameritech Corporation, a telephone and cellular telecommunications company, as well as other sales and marketing positions. From 1988 to 1992, Ms. Abraham was employed by American Express Travel Related Services, where she focused on loyalty programs and new product development. Ms. Abraham received an M.B.A. from The Darden School at the University of Virginia and a B.A. from Tufts University.

         John W. Glascott has been Senior Vice President, Sponsorship since April 1998. From September 1996 to March 1998, Mr. Glascott was Senior Vice President and Director of Corporate Marketing and Sales for Hearst Magazines. From August 1994 to September 1996, Mr. Glascott was a publisher and partner of SmartHealth at Meigher Communications L.P., a magazine publisher. Prior to such time, Mr. Glascott held various sales management positions at Whittle Communications L.P., a media company, from 1982 to 1994. Mr. Glascott received an M.B.A. from New York University and a B.A. from Ohio Wesleyan University.

         Caterina A. Conti has been General Counsel and Secretary since November 1998. From January 1998 to November 1998, Ms. Conti was a partner with the law firm of Orrick, Herrington & Sutcliffe LLP. From December 1995 to January 1998, she was an associate with the same firm. From September 1988 to December 1995, Ms. Conti was an associate with the law firm of Kelley Drye & Warren LLP. Ms. Conti received her J.D. from St. John's University School of Law and her B.S. from St. John's University. Ms. Conti has resigned from iVillage as General Counsel and Secretary effective October 19, 1999 in order to pursue personal interests. Ms. Conti will continue with iVillage as an employee performing services on a special projects basis.

         Donna M. Introcaso has been Senior Vice President, Human Resources since February 1999. From October 1998 to February 1999, Ms. Introcaso was Vice President, Human Resources. From March 1996 to September 1998, Ms. Introcaso was Vice President of Human Resources for WinStar Communications, Inc., a telecommunications company, where she focused on executive compensation and employee benefit programs. From April 1995 until February 1996, Ms. Introcaso was the Director of Human Resources at iGuide, an on-line Internet service provider. From July 1991 to March 1995, she was the manager of Human Resources of Wm. H. McGee and Co., Inc., a marine insurance company. Ms. Introcaso received her M.B.A from Cornell University and her B.A. from the College of Notre Dame.



         Steven A. Elkes has been Senior Vice President, Business Affairs since April 1999 and Assistant Secretary since September 1997. From August 1996 to April 1999, Mr. Elkes was Vice President, Business Affairs. From August 1993 to August 1996, Mr. Elkes was Vice President Credit/Structured Finance at CAN Insurance Company. From August 1991 to August 1993, Mr. Elkes served as Assistant Vice President at CAN Insurance Company. Mr. Elkes received his M.B.A. from Baruch College and his B.A. from Grinnell College.



         Elizabeth J. Hudson has been Senior Vice President, Corporate Communications since June 1999. From January 1998 to May 1999, Ms. Hudson was a director in the Global Media and Communications Practice for Spencer Stuart, an executive recruiting firm. From May 1996 to July 1997, Ms. Hudson was Senior Vice President of Corporate Communications at The Readers Digest Association. From 1979 to 1996, Ms. Hudson held various positions at the National Broadcasting Company, Inc., including Vice President of Corporate Projects, Vice President of Corporate Relations and Advertising, Vice President of Corporate and Media Relations, Vice President of Corporate Communications and Senior Vice President of Corporate Communications and Executive Producer of NBC Productions, a division of NBC. Ms. Hudson received a B.A. in Journalism from the University of Georgia.


          John Curran has been Senior Vice President, Corporate Development since August 1999. From 1995 to 1999, Mr. Curran was Director, Media Investment Banking at Merrill Lynch & Co. From 1986 to 1995, Mr. Curran held various positions at Goldman, Sachs & Co. including Vice President, Communications, Media & Entertainment Group. Mr. Curran received a B.A. from DePauw University.


         Scott Levine has been Vice President, Controller and Chief Accounting Officer since February 1999. From July 1998 to February 1999, Mr. Levine was Controller for Fundtech Ltd., a financial software company. From April 1997 to July 1998, Mr. Levine was the Controller of AmeriCash, Inc., an operator of a network of automated teller and electronic commerce machines. From 1993 to 1997, Mr. Levine was employed by Coopers & Lybrand L.L.P. Mr. Levine is a Certified Public Accountant and received his M.B.A. from Baruch College and his B.A. from State University of New York, Buffalo.

         Alan Colner has been a director of iVillage since February 1999. Since August 1996, Mr. Colner has served as Managing Director, Private Equity Investments at Moore Capital Management, Inc. Before joining Moore, he was a Managing Director of Corporate Advisors, L.P., the general partner of Corporate Partners, a private equity fund affiliated with Lazard Freres & Co. LLC. Mr. Colner is a director of GoTo.com, Inc., an Internet search company and NextCard, Inc., an Internet based provider of consumer credit. Mr. Colner also serves as a director of several privately held companies. Mr. Colner received an M.B.A. from the Stanford University Graduate School of Business and a B.A. from Yale University.

         Jay C. Hoag has been a director of iVillage since February 1999. Since June 1995, Mr. Hoag has been a General Partner of Technology Crossover Ventures, a venture capital firm. From

1982 to 1994, Mr. Hoag served in a variety of capacities at Chancellor Capital Management, Inc. Mr. Hoag is currently a director of ONYX Software Corporation, a provider of customer management software and Autoweb.com, a consumer automotive Internet service. He also serves as a director of several privately held companies. Mr. Hoag received his M.B.A. from the University of Michigan and a B.A. in Economics and political science from Northwestern University.

         Habib Kairouz has been a director of iVillage since March 1998. Currently, Mr. Kairouz is Managing Director of Rho Management Company, Inc., an investment company, and has been with Rho since 1993. He also serves as a director at Bellwether Exploration Company, Inc., an oil drilling company, and a number of other private companies. Mr. Kairouz received a B.S. in Engineering and a B.A. in Economics from Cornell University and an M.B.A. in Finance from Columbia University.

         Lennert J. Leader has been a director of iVillage since July 1998. Since February 1998, Mr. Leader has been President of AOL Investments, a division of America Online, Inc. Mr. Leader served as Senior Vice President, Chief Financial Officer and Treasurer of AOL from September 1989 until July 1998 and was Chief Accounting Officer from October 1993 until July 1998. Prior to joining AOL, Mr. Leader was Vice President, Finance, of LEGENT Corporation, a computer software and services company, from March 1989 to September 1989, and Chief Financial Officer of Morino, Inc., a computer software and services company, from 1986 to March 1989 and its Director of Finance from 1984 to 1986. Prior to joining Morino, Inc. in 1984, he was an audit manager at Price Waterhouse. Mr. Leader serves as a director at Multex.com, Inc. Mr. Leader graduated with a B.S. in Accounting in 1977 from the University of Baltimore.

         Michael Levy has been a director of iVillage since November 1998. Mr. Levy currently serves as President and Chief Executive Officer at SportsLine USA, Inc., a position he has held since February 1994. Mr. Levy is also a director of SportsLine USA. Prior to joining Sportsline USA, Mr. Levy was a private investor. Mr. Levy received a B.S. in Electrical Engineering from the Georgia Institute of Technology.

         Douglas McCormick has been a director of iVillage since February 1999. From 1993 to 1998, Mr. McCormick was President and Chief Executive Officer of Lifetime Television, a joint venture of The Hearst Corporation and The Walt Disney Company. Mr. McCormick held various positions at Lifetime from 1984 to 1994 in the sales, marketing and research areas. Mr. McCormick received an M.B.A. from the Columbia University School of Business and a B.A. in speech/communications from the University of Dayton.

         Daniel H. Schulman has been a director of iVillage since February 1999. Since June 1999, Mr. Schulman has been President and Chief Operating Officer of Priceline.com. From October 1998 to June 1999, Mr. Schulman had been an Executive Vice President at AT&T Corp. and was President of AT&T WorldNet Services from January 1997 to October 1998. From January 1996 to January 1997, Mr. Schulman was a Vice President of Business Services at AT&T Corp. From December 1994 to January 1996, he served as a Marketing Vice President at AT&T Corp. and also was a General Manager at AT&T Corp. from June 1993 to December 1994. Mr. Schulman received an M.B.A. from New York University and a B.S. from Middlebury College.

         Martin Yudkovitz has been a director of iVillage since February 1999. Since December 1995, Mr. Yudkovitz has been the President and Chief Executive Officer of NBC Multimedia, Inc., a division of the National Broadcasting Company, Inc. In January 1997, Mr. Yudkovitz also became the Senior Vice President of Business Development, Broadcast Network Applications for NBC. From 1994 to 1999, Mr. Yudkovitz was Senior Vice President of NBC Multimedia. From 1992 to 1994, he served as Senior Vice President of Strategic Development at NBC. His other positions at NBC have included Vice President of Business Affairs for NBC's 1992 Olympics Unit; First General Counsel and Vice President for Business Affairs at CNBC and Senior Counsel to NBC's 1988 Seoul Olympics Unit in NBC Sports. Mr. Yudkovitz joined NBC in January 1984 in the law department. Mr. Yudkovitz received his J.D. from Columbia University and his B.A. from Rutgers University.

                                Board Composition

         iVillage's bylaws provides for a classified board of directors consisting of three classes. The term of the initial Class I directors, consisting of three directors, will terminate on the date of the 1999 annual meeting of stockholders; the term of the initial Class II directors, consisting of three directors, will terminate on the date of the 2000 annual meeting of stockholders; and the term of the initial Class III directors, consisting of four directors, will terminate on the date of the 2001 annual meeting of stockholders. At each annual meeting of stockholders, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. In addition, iVillage's bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of iVillage. Please see "Description of Capital Stock Certain Charter and Bylaw Provisions and Delaware Anti-Takeover Statute".

         Each officer is elected by, and serves at the discretion of, the board of directors. Each of iVillage's officers and directors, other than nonemployee directors, devotes full time to the affairs of iVillage. iVillage's nonemployee directors devote such time to the affairs of iVillage as is necessary to discharge their duties. There are no family relationships among any of the directors, officers or key employees of iVillage.

                                Board Committees

         The audit committee of the board of directors reviews the internal accounting procedures of iVillage and consults with and reviews the services provided by iVillage's independent accountants. The audit committee currently consists of Jay C. Hoag, Lennert J. Leader and Martin Yudkovitz.

         The compensation committee of the board of directors reviews and recommends to the Board the compensation and benefits of all executive officers of iVillage, administers iVillage's stock option plans and establishes and reviews general policies relating to compensation and benefits of employees of iVillage. The compensation committee currently consists of Douglas McCormick, Habib Kairouz and Michael Levy. Except as set forth in "Certain Transactions", no interlocking relationships exist between iVillage's board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

                              Director Compensation

         Directors do not currently receive cash compensation from iVillage for their service as members of the board of directors, although they are reimbursed for certain expenses in connection with attendance at board and committee meetings. iVillage does not provide additional compensation for committee participation or special assignments of the board of directors. From time to time, certain directors of iVillage have received grants of options to purchase shares of iVillage's common stock pursuant to the 1995 Amended and Restated Employee Stock Option Plan. Nonemployee directors of iVillage are eligible to receive nondiscretionary, automatic grants of options to purchase shares of iVillage's common stock pursuant to the 1999 Director Option Plan. Please see " Stock Option Plans" and "Certain Transactions".

                             Executive Compensation

         The following table sets forth the total compensation paid or accrued for the year ended December 31, 1998 for iVillage's Chief Executive Officer and its four most highly compensated executive officers, other than its Chief Executive Officer, whose salary and bonus for such fiscal year were in excess of $100,000.

                           Summary Compensation Table

                                                                          Long-Term
                                                                         Compensation
                                                                         ------------
                                                                            Awards
                                                                            ------
                                                      Annual              Securities
                                                   Compensation           Underlying
                                              ----------------------     Options/SARs
Name and Principal Position                   Salary($)    Bonus ($)        (#)(1)
---------------------------                   ---------    ---------     ------------
Candice Carpenter
  Chief Executive Officer................     $225,000      $  --           153,333
Nancy Evans
  Editor-in-Chief........................      195,000         --            76,667
John W. Glascott
  Senior Vice President,
  Sponsorship............................      155,906       50,000          66,667
Stephen Lake
  Senior Vice President, Business
  Development............................      146,250         --             8,333
Steven A. Elkes
  Senior Vice President, Business
  Affairs................................      158,968       12,150          16,667

----------
(1) Options were granted under iVillage's 1995 Amended and Restated Employee Stock Option Plan and vest 1/4 of the total after one year and 1/4 of the total at the end of each year thereafter.

Option Grants in Last Fiscal Year

         The following table sets forth grants of stock options to iVillage's Chief Executive Officer and its four most highly compensated executive officers, other than its Chief Executive Officer, for the year ended December 31, 1998. iVillage has never granted any stock appreciation rights. The exercise price per share of each option was equal to the fair market value of the common stock on the date of grant as determined by the board of directors. The potential realizable value is calculated based on the term of the option at its time of grant (seven years). It is calculated assuming that the fair market value of common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect iVillage's estimate of future stock price growth
 .

                                               Option Grants in Last Fiscal Year

                                                       Individual Grants
                                    -----------------------------------------------------
                                                   Percent of                                   Potential Realizable
                                                     Total                                        Value at Assumed
                                     Number of      Options                                     Annual Rates of Stock
                                    Securities     Granted to     Exercise                      Price Appreciation for
                                    Underlying     Employees     Price per                            Option Term
                                      Options      in Fiscal       Share       Expiration       ----------------------
Name                                Granted (#)   Year (%)(1)      ($/SH)         Date            5%($)        10%($)
----                                -----------   -----------    ---------     ----------       ---------     --------
Candice Carpenter............         153,333         10%           $6.00        5/25/05         $374,532     $872,820
Nancy Evans..................          76,667          5             6.00        5/25/05          187,266      436,410
John W. Glascott.............          66,667          4             6.00         4/4/05          162,840      379,487
Stephen Lake.................           8,333          1             6.00        5/25/05           20,355       47,436
Steven A. Elkes..............          16,667          1             6.00         4/1/05           40,710       94,872

----------
(1) Based on options to purchase an aggregate of 1,515,143 shares of common stock granted under the 1995 Amended and Restated Employee Stock Option Plan and the 1997 Amended and Restated Acquisition Stock Option Plan by iVillage in the year ended December 31, 1998 to employees, consultants and directors of iVillage.

Fiscal Year End Option Values

         The following table provides certain summary information concerning stock options held as of December 31, 1998 by iVillage's Chief Executive Officer and its four most highly compensated executive officers, other than its Chief Executive Officer. No options were exercised during fiscal 1998 by any of the officers. The value of unexercised in-the-money options at fiscal year-end is based on $9.45 per share, the assumed fair market value of the common stock at December 31, 1998, less the exercise price per share.

                                                 Fiscal Year End Option Values

                                                                              Value of Unexercised
                           Number of Securities Underlying                    In-The-Money Options
                                 Unexercised Options                           at Fiscal Year-End
                           --------------------------------            ------------------------------
Name                       Exercisable        Unexercisable            Exercisable      Unexercisable
Candice Carpenter......       23,333             223,333                 $101,500         $833,500
Nancy Evans............           --              76,667                       --          264,500
John W. Glascott.......           --              66,667                       --          230,000
Stephen Lake...........       14,583              52,083                   63,438          219,063
Steven A. Elkes........        9,583              40,417                   41,688          160,813

                               Stock Option Plans

         iVillage's currently active stock option plans include: the 1995 Amended and Restated Employee Stock Option Plan, the 1997 Amended and Restated Acquisition Stock Option Plan, the 1999 Employee Stock Option Plan, the 1999 Acquisition Stock Option Plan and the 1999 Director Option Plan. Each of the plans, except for the 1999 Director Option Plan, generally provides for:


    o    the grant of incentive stock options and non-qualified stock options;


    o the administration of the plan by the Board of Directors and the Compensation Committee;


    o the exercise price of options granted under the plan to be as determined by the board, except that the exercise price of incentive stock options must be at least as equal to the fair market value of iVillage's common stock on the date of grant; and


    o vesting in four equal installments over four three-month periods beginning one year after the date of grant.


         Each of the plans provides for option vesting to accelerate and become fully vested in the event of a change of control of iVillage where the options are not assumed or substituted by a successor corporation.


         Under the 1999 Director Option Plan, commencing with the 2000 annual meeting of stockholders, each nonemployee director will automatically be granted a nonstatutory option to purchase 1,666 shares of common stock, provided that he or she has served on the Board of Directors for at least six months as of that date. The exercise price of each of these options will be equal to the fair market value of the common stock on the date of grant. Each option granted will vest 25% annually over a four-year period. As of September 28, 1999, 133,333 shares were authorized under the 1999 Director Option Plan, options to purchase an aggregate of 66,667 shares had been granted and 66,666 shares were available for future grant.



         As of September 28, 1999, under the 1995 Amended and Restated Employee Stock Option Plan, options to purchase 1,802,549 shares were authorized, 1,802,069 shares were outstanding and 480 shares were available for future grant. Under the 1997 Amended and Restated Acquisition Stock Option Plan, options to purchase 360,727 shares were outstanding and no shares were available for future grant. As of September 28, 1999, under the 1999 Employee Stock Option Plan, 1,340,163 shares were authorized, options to purchase 1,340,159 shares had been granted, and

4 shares were available for future grant. As of September 28, 1999, under the 1999 Acquisition Stock Option Plan, 333,333 shares were authorized, options to purchase 333,333 shares had been granted and no shares were available for future grant.


                        1999 Employee Stock Purchase Plan

         The 1999 Employee Stock Purchase Plan is intended to qualify under
Section 423 of the Internal Revenue Code and will be administered by the board of directors or by the Compensation Committee. Any employee who is customarily employed for more than 20 hours per week and more than five months in any calendar year by iVillage or a participating subsidiary owned 50% or more by iVillage, will be eligible to participate. A total of 83,333 shares are authorized and reserved for issuance under the plan.

         Under the plan, iVillage will withhold a whole percentage (up to 15%, as elected by the employee) from each salary or commission payment to a participating employee over certain offering periods. Payroll distributions are after tax and are limited to $25,000 per calendar year. Unless determined otherwise by the board or the Committee, each offering period will run for 24 months and will be divided into four consecutive purchase periods of approximately six months. The first offering period and the first purchase period currently is expected to commence by October 1, 1999. In the event of a change of control of iVillage, the offering and purchase periods will be shortened unless the rights to purchase stock are assumed by the successor or acquiring company. The price at which common stock will be purchased under the plan is equal to 85% of the fair market value of the common stock on the first day of the applicable offering period or the last day of the applicable purchase period, whichever is lower.

                                Change of Control

         iVillage's board of directors has adopted resolutions providing that, in the event of a change of control of iVillage, 50% and 100% of the unvested stock options held by iVillage's employees and senior executive officers, respectively, will immediately vest. A change of control is defined as the acquisition by a third party of 50% or more of iVillage's voting securities and control of 50% or more of the members of iVillage's board of directors in office at that time. The remaining unvested stock options held by iVillage's employees will vest one year after the change of control event. If an iVillage employee is terminated without cause or leaves his or her employment for good reason, during the first year after the change of control event, then 100% of the terminated employee's unvested stock options will immediately vest. A good reason includes a reduction in the employee's title or responsibilities as a result of the change of control event.

                Limitation of Liability of Directors and Officers

         Section 145 of the Delaware General Corporation Law permits a corporation, to indemnify its officers, directors, employees and other individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement that are actually and reasonably incurred in connection with any threatened, pending or completed actions, suits or proceedings that they become involved in because of their status as an officer, director, employee or agent of the corporation. Our certificate of incorporation and bylaws require iVillage to indemnify our officers and directors to the fullest extent permitted under Section 145, except that we will indemnify a director or officer in connection with an action initiated by that person only if the action was authorized by our board of directors. The indemnification includes the right to be paid expenses in advance of the final disposition of a proceeding, but only if the director or officer agrees to repay the amounts if it is determined he or she is not entitled to indemnification.

         Also as permitted by the Delaware General Corporation Law, our certificate of incorporation provides that our directors are not personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to us or our stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; under
Section 174 of the Delaware General Corporation Law, relating to unlawful dividends or unlawful stock purchases or redemptions; or for any transaction where the director derives an improper personal benefit. As result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

         Under our bylaws, we have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, against any liability asserted against the person or incurred by him or her in one of these roles, whether or not we would have the power to indemnify the person against the claim under the provisions of the Delaware General Corporation Law. We have purchased director and officer liability insurance on behalf of our directors and officers.

         iVillage has entered into indemnification agreements with its officers and directors containing provisions which may require iVillage, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Certain of such liabilities may not be covered by insurance.

                              CERTAIN TRANSACTIONS

         In April 1996, iVillage issued to AOL a promissory note in the principal amount of $500,000 with interest payable at the rate of 10% per annum.

         In May 1996, iVillage entered into an information provider agreement with AOL, pursuant to which AOL agreed to carry up to four additional iVillage channels for a period of two years. As an inducement to, and in consideration of, AOL entering into such agreement, iVillage issued to AOL a warrant to purchase 800,000 shares of series B convertible preferred stock at an exercise price of $2.50 per share or 266,666 shares, on a post-split basis, at an exercise price of $7.50 per share.

         In May 1996, iVillage issued shares of series B convertible preferred stock and series B-1 convertible preferred stock to certain investors, including AOL, at a purchase price of $2.50 per share. iVillage issued to AOL 797,130 shares of series B convertible preferred stock and 300,000 shares of series B-1 convertible preferred stock. iVillage issued such shares to AOL in exchange for the cancellation of the notes whereby iVillage received $1.1 million and $500,000 in February and April 1996, respectively. Upon completion of iVillage's initial public offering on March 24, 1999, the series B convertible preferred stock and series B-1 convertible preferred stock automatically converted into an aggregate of 1,810,407 shares of common stock.

         In February 1997, iVillage entered into a note and warrant purchase agreement with AOL and several other investors. iVillage issued to AOL a convertible secured promissory note in an aggregate principal amount of $900,000. In connection with the issuance of these notes, iVillage issued a stock subscription warrant to AOL, representing the right to purchase 66,875 shares of common stock at an exercise price of $5.86 per share.

         In April 1997, iVillage issued to AOL a convertible secured promissory note in an aggregate principal amount of $1 million. In April 1997, AOL exchanged the note issued to it in February 1997 for an amended and restated convertible secured promissory note in an aggregate principal amount of approximately $1.3 million.

         In May 1997, iVillage issued shares of series C convertible preferred stock to certain investors, including AOL and Rho Management Trust I, at a purchase price of $1.954 per share. AOL converted the note it received in April 1997 for approximately $1.3 million and $200,000 of the note for $1 million it received in April 1997 for 793,245 shares of series C convertible preferred stock. Upon completion of iVillage's initial public offering on March 24, 1999, the series C convertible preferred stock automatically converted into an aggregate of 4,397,815 shares of common stock.

                                                              Number of Shares
                                                                 of Series C
Name of Investor                                               Preferred Stock
----------------                                               ---------------

Entities Affiliated with Directors
America Online, Inc..................................             1,202,661
Rho Management Trust I...............................             3,070,624

         In connection with the acquisition of Health ResponseAbility Systems, Inc. in May 1997, iVillage issued to AOL 203,000 shares of common stock for AOL's equity rights in Health ResponseAbility Systems.

         In July 1997, iVillage entered into an interactive services agreement with AOL, in which some of iVillage's icons are placed within the AOL service. In consideration for AOL carrying certain channels of iVillage, iVillage received a guaranty of a minimum number of impressions per year. Lennert Leader, a director of iVillage, currently serves as President of AOL Investments.

         In December 1997, AOL converted the remaining $800,000 aggregate principal amount of the note it received in April 1997 into 409,416 shares of series C convertible preferred stock.

         In January 1998, iVillage entered into a shopping channel promotional agreement with AOL, in which AOL agreed to promote iVillage and its services on the AOL shopping channel and provide access to iVillage's online sites. The shopping channel agreement expires on October 1, 1999. iVillage makes payments to AOL in monthly installments for AOL's promotion of iVillage.

         In February 1998, March 1998 and May 1998, iVillage issued shares of series D convertible preferred stock to certain entities affiliated with directors of iVillage at a purchase price of $2.50 per share. The number of shares of series D convertible preferred stock issued to each entity is set forth below. Upon completion of iVillage's initial public offering on March 24, 1999, the series D convertible preferred stock automatically converted into an aggregate of 4,333,333 shares of common stock.

                                                          Number of Shares
                                                             of Series D
Name of Investor                                           Preferred Stock
----------------                                           ---------------

Entities Affiliated with Directors
America Online, Inc................................           1,200,000
Rho Management Trust I.............................           1,080,000
TCV II Strategic Partners, L.P.....................             104,429
TCV II (Q), L.P....................................             588,448
TCV II, V.O.F......................................              24,864
Technology Crossover Ventures II, C.V..............             116,861
Technology Crossover Ventures II, L.P..............             765,398

         On June 5, 1998, Candice Carpenter executed a promissory note in favor of iVillage for borrowings up to a maximum principal amount of $500,000, of which $500,000 was outstanding at December 31, 1998. Subject to prepayment or acceleration, any loans made to Ms. Carpenter under the note mature on December 31, 2001. Borrowings made under the note bear interest at 5.58% per annum and the note is payable on an annual basis on December 31 of each year commencing on December 31, 1998. The note is collateralized by a pledge by Ms. Carpenter of 166,666 shares of common stock.

         On September 14, 1998, iVillage entered into a sponsorship agreement with Re.Store, Inc. now known as MyBasics.com. In 1998, iVillage recognized $546,875 as revenue from the agreement. As of December 31, 1998, MyBasics.com had paid $312,500 of such amount. The balance of $234,375 was invoiced in 1999. In addition, in 1998, iVillage received 2,243 shares of common stock of MyBasics.com in accordance with the agreement. Candice Carpenter resigned as a director of MyBasics.com on April 5, 1999.

         In December 1998, iVillage issued shares of series E convertible preferred stock to certain entities affiliated with directors of iVillage at a purchase price of $2.85 per share. The number of shares of series E convertible preferred stock issued to each entity is set forth below. Upon completion of iVillage's initial public offering, the series E convertible preferred stock automatically converted into an aggregate of 3,910,316 shares of common stock.

                                                           Number of Shares
                                                              of Series E
Name of Investor                                            Preferred Stock
----------------                                            ---------------

Entities Affiliated with Directors
TCV II Strategic Partners, L.P.......................            12,003
TCV II (Q), L.P......................................            67,638
TCV II, V.O.F........................................             2,858
Technology Crossover Ventures II,
C.V..................................................            13,432
Technology Crossover Ventures II,
L.P..................................................            87,976
America Online, Inc..................................           701,754
Rho Management Trust I...............................           477,079

         In December 1998, iVillage entered into an interactive services agreement with AOL, in which some of iVillage's icons are placed within the AOL service. The AOL agreement supersedes all prior services agreements between iVillage and AOL and expires December 21, 2000. Either party may extend the agreement for an additional year. In consideration for AOL carrying certain channels, iVillage received a guaranty of a minimum number of impressions. iVillage is obligated to pay AOL in quarterly installments, provide AOL with or purchase from AOL advertising and provide in-kind commitments to AOL consisting of specific references to AOL through specified media.

         On February 4, 1999, Candice Carpenter and Nancy Evans were granted incentive stock options under the 1999 Employee Stock Option Plan to purchase 333,333 and 116,666 shares of common stock, respectively, at an exercise price equal to $24.00 per share. The stock options granted to Ms. Carpenter vest 20% upon each of the second and third anniversaries of the date of grant and 30% upon each of the fourth and fifth anniversaries of the date of grant. Ms. Evans' options vest at the rate of 25% per year beginning on the second anniversary of the date of grant.

         Upon being elected to the board of directors, Douglas McCormick and Daniel Schulman were granted stock options under the 1999 Director Option Plan to purchase 33,333 and 16,666 shares of common stock, respectively, at an exercise price equal to $24.00 per share. One-third of the options vested upon the date of grant and one-third vest upon each of the second and third anniversaries of the date of grant.

         On March 9, 1999, iVillage and NBC amended their November 11, 1998 advertising and promotional agreement and entered into a stock purchase agreement pursuant to which iVillage issued 4,889,030 shares of series E convertible preferred stock and warrants to purchase up to 970,874 shares of series E convertible preferred stock at $5.15 per share during 2000 and 813,008 shares at $6.15 per share during 2001 in exchange for a promissory note in the approximate amount of $15.5 million. The note, which bears interest at the rate of 5% per annum is payable quarterly in twelve equal installments of approximately $1.4 million beginning April 1, 1999. In addition, iVillage has agreed to purchase, for cash, $13.5 million of advertising and promotional spots during 1999 and $8.5 million per annum during 2000 and 2001. iVillage has also agreed to pay $1.1 million during 1999 for prominent placement on the NBC.com Web site.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth information with respect to beneficial ownership of iVillage common stock, as of September 28, 1999 for:


    o each person known by iVillage to beneficially own more than 5% of the common stock;

    o    each director of iVillage;

    o    each executive officer named in the Summary Compensation Table; and

    o    all directors and executive officers of iVillage as a group.


         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. The address for each listed director and officer is c/o iVillage Inc., 212 Fifth Avenue, New York, New York 10010. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options or warrants held by such person that are exercisable within 60 days of September 28, 1999, but excludes shares of common stock underlying options or warrants held by any other person. Percentage of beneficial ownership is based on 26,792,923 shares of common stock actually outstanding as of September 28, 1999. "Shares Beneficially Owned" includes "Shares Issuable Upon Exercise of Stock Options or Warrants".


                                            Shares
                                         Beneficially    Percentage of Shares
                                            Owned        Beneficially Owned
                                          ---------      -------------------
Name of Beneficial Owner
America Online, Inc.(1)
    22000 AOL Way
    Dulles, Virginia 20166-9323.....      2,404,840              8.9
National Broadcasting Company,
    Inc.(2)
    30 Rockefeller Plaza
    New York, New York 10112........      1,838,009              6.9
Rho Management Trust I(3)
    767 Fifth Avenue
    New York, New York 10153........      1,662,842              6.2
Candice Carpenter(4)................        770,876              2.9
Nancy Evans(5)......................        362,084              1.3


Alan Colner(6)......................        743,293              2.8
Jay C. Hoag(7)......................        616,634              2.3
Habib Kairouz(8)....................      1,662,842              6.2
Lennert J. Leader(9)................      2,404,840              8.9
Michael Levy(10)....................         38,333                *
Douglas McCormick(11)...............         11,111                *
Daniel Schulman(12).................          5,556                *
Martin Yudkovitz(13)................      1,842,009              6.9
Steven A. Elkes(14).................         28,518                *
Stephen Lake(15)....................         45,460                *
John W. Glascott(16)................         28,002                *
All directors and executive
    officers as a group
    (20 persons)....................     14,588,610             52.4


----------
* Represents beneficial ownership of less than one percent of the common stock.


(1) Includes 350,908 shares of common stock issuable upon the exercise of warrants.


(2) According to a Schedule 13D, dated March 31, 1999, the National Broadcasting Company, Inc. has sole voting and dispositive power over all shares.


(3) Rho Management Partners L.P., a Delaware limited partnership, may be deemed the beneficial owner of the 1,662,842 shares registered in the name of Rho Management Trust I, according to an investment advisory relationship by which Rho Management Partners L.P. exercises voting and investment control over the shares.


(4) Includes (a) options to purchase 104,168 shares of common stock that are currently exercisable and (b) 104,166 shares of common stock beneficially owned by the Carpenter Family 1998 Irrevocable Trust. Ms. Carpenter disclaims beneficial ownership of the shares of common stock held by the Carpenter Family 1998 Irrevocable Trust.


(5) Includes (a) options to purchase 28,752 shares of common stock that are currently exercisable and (b) 104,166 shares of common stock beneficially owned by the Evans/Wishman 1998 Irrevocable Trust. Ms. Evans disclaims beneficial ownership of the shares of common stock held by the Evans/Wishman 1998 Irrevocable Trust.


(6) Mr. Colner is Managing Director, Private Equity Investments at Moore Management, Inc., the investment advisor to Moore Global Investments, Ltd. and Remington Investment Strategies, L.P. Mr. Colner does not have voting or investment power with respect to the shares of common stock owned by Moore or Remington. Mr. Colner disclaims beneficial ownership of the shares of common stock beneficially owned by Moore Global Investments, Ltd. and Remington Investment Strategies, L.P.


(7) Mr. Hoag is a Managing Member of Technology Crossover Management II, L.L.C., the General Partner of TCV II Strategic Partners, L.P., TCV II (Q), L.P., TCV II V.O.F., Technology Crossover Ventures II, C.V. and Technology Crossover Ventures II, L.P. Mr. Hoag may be deemed to have beneficial ownership of 40,246 shares owned by TCV II Strategic Partners, L.P., 226,786 shares owned by TCV II (Q), L.P., 9,582 shares owned by

     TCV II V.O.F., 45,037 shares owned by Technology Crossover Ventures II, C.V. and 294,981 shares owned by Technology Crossover Ventures II, L.P. Mr. Hoag disclaims beneficial ownership of the shares, except to the extent of his pecuniary interest therein arising from his interest in Technology Crossover Management II, L.L.C.

(8) Mr. Kairouz is Managing Director of Rho Management Company, Inc., an affiliate of Rho Management Partners L.P. In such capacity, Mr. Kairouz may be deemed to have beneficial ownership of the 1,662,842 shares owned by Rho Management Trust I. Mr. Kairouz disclaims beneficial ownership of the shares reported by Rho Management Trust I, other than 17,249 shares in which Mr. Kairouz has a pecuniary interest.


(9) Consists of 2,404,840 shares of common stock beneficially owned by America Online, Inc., including 350,908 shares of common stock issuable upon the exercise of warrants. Mr. Leader shares voting power with America Online, Inc. Mr. Leader disclaims beneficial ownership of the shares of common stock beneficially owned by America Online, Inc.


(10) Includes options to purchase 16,667 shares of common stock that are currently exercisable.


(11) Consists of options to purchase 11,111 shares of common stock that are currently exercisable.


(12) Consists of options to purchase 5,556 shares of common stock that are currently exercisable.


(13) Mr. Yudkovitz is President and Chief Executive Officer of NBC Multimedia, Inc., a division of the National Broadcasting Company, Inc. Mr. Yudkovitz does not have voting or investment power with respect to the shares of common stock owned by NBC. Mr. Yudkovitz disclaims beneficial ownership of the shares of common stock beneficially owned by NBC.


(14) Includes options to purchase 25,418 shares of common stock that are currently exercisable.


(15) Includes options to purchase 42,710 shares of common stock that are currently exercisable.


(16) Includes options to purchase 25,002 shares of common stock that are currently exercisable.


                              SELLING STOCKHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of iVillage common stock as of August 26, 1999 (except as otherwise indicated) by persons who:

    o acquired shares in connection with iVillage's acquisition of Astrology.Net in February 1999;

    o acquired shares in connection with iVillage's acquisition of the iBaby minority interest in March 1999; and

    o acquired shares in connection with iVillage's acquisition of Lamaze Publishing.

         The shares are being registered to permit public secondary trading of these shares, and each of the selling stockholders may offer the shares for resale from time to time. Please see "Plan of Distribution".



                                         Before the Offering                                  After the Offering
                                   --------------------------------                      ----------------------------
                                                                                                          Percent of
                                                                                                           Shares
Name of                            Number of      Percent of Shares      Number of       Number of       Beneficially
Beneficial Owner (1)                 Shares      Beneficially Owned   Shares Offered     Shares (2)         Owned
                                   ---------     ------------------   --------------     ----------      ------------
Bruce F. Failing, Jr.(3).......       345,844              1.3           345,844               --              --


Elizabeth F. Failing and
  Leigh Q. Failing, as
  trustees of The Failing
  Trust f/b/o Lindsay(3) ........     169,141              *             169,141               --               --
Elizabeth F. Failing and
  Leigh Q. Failing, as
  trustees of The Failing
  Trust f/b/o Bruce F.
  Failing III(3).................     169,141              *             169,141               --               --
Norton Garfinkle(3)..............     345,844              *             345,844               --               --
Norton Garfinkle, as trustee
  of The Gillian Garfinkle
  1999 Charitable Remainder
  Unitrust.......................     125,000(4)           *             125,000               --               --
Norton Garfinkle, as trustee
  of The Nicholas Garfinkle
  1999 Charitable Remainder
  Unitrust.......................     125,000(5)           *             125,000               --               --
Norton Garfinkle, as
  Trustee of The Gillian
  Garfinkle S Corporation
  Trust(3).......................      44,141(4)           *              44,141               --               --
Norton Garfinkle, as
  trustee of The Nicholas
  Garfinkle S Corporation
  Trust(3).......................      44,141(5)           *              44,141               --               --
Robert C. Ford(3)................     146,327              *             146,327               --               --
David Diamond(3) ................      79,719              *              79,719               --               --
Virginia Cargill(3)..............      50,612              *              50,612               --               --
Douglas Bivona(3)................      33,741              *              33,741               --               --
Paul Kessinger(3)................       8,435              *               8,435               --               --
Brown Brothers Harriman & Co.....      37,640              *              37,640               --               --
Lamaze International, Inc........      23,967              *              23,967               --               --
OurBaby, LLC.....................     117,085              *             117,085               --               --
JBM Ventures, Inc................      5,227               *               5,227               --               --
Lisa Tudor.......................      1,568               *               1,568               --               --
Barbara Robinson.................      1,568               *               1,568               --               --
David  Fox.......................     265,234              1.0           265,234               --               --
Kelli Fox........................     265,234              1.0           265,234               --               --
IA Holdings Limited..............      58,942              *              58,942               --               --
James Hoffman....................       7,597              *               7,597               --               --
John Robinson....................       7,781              *               7,781               --               --
Vasudev Narayanan................      22,973              *              22,973               --               --
Leonard B. Barshack..............      22,847              *              22,847               --               --
BSC Ventures I LLC...............       1,517              *               1,517               --               --


----------
*  less than one percent

(1) Except as indicated by footnote and subject to applicable community property laws and except for shares deposited into escrow with Continental Stock Transfer & Trust Company, the persons named in the table have sole voting and investment power with respect to the shares of common stock owned by them.

(2) Assumes the sale by the selling stockholders of all of the shares offered for sale under this prospectus.


(3) A portion of the shares are subject to escrow arrangements with iVillage.



(4) Subsequent to August 26, 1999, the shares were distributed by The Gillian Garfinkle S Corporation Trust to Gillian Garfinkle and contributed by her to The Gillian Garfinkle 1999 Charitable Remainder Unitrust.



(5) Subsequent to August 26, 1999, the shares were distributed by The Nicholas Garfinkle S Corporation Trust to Nicholas Garfinkle and contributed by him to The Nicholas Garfinkle 1999 Charitable Remainder Unitrust.




         Except as noted below, none of the selling stockholders has had a material relationship with iVillage within the past three years other than its interest in the transaction by which iVillage acquired Astrology.Net, the iBaby minority interest and Lamaze Publishing, as the case may be, and the selling stockholder's ownership of iVillage common stock as a result.

                              PLAN OF DISTRIBUTION

         Under the Agreement and Plan of Reorganization among iVillage, Lamaze Publishing, the Lamaze Publishing stockholders and certain other parties, iVillage issued 1,748,693 shares of the 2,526,266 shares of common stock offered hereby to certain of the selling stockholders in connection with its acquisition of Lamaze Publishing. Pursuant to this acquisition, we agreed to register the shares under the Securities Act of 1933 for resale to the public. Under the Agreement and Plan of Reorganization we are required to use our best efforts to cause this registration statement to be declared effective by the Securities and Exchange Commission as soon as practicable after our purchase of Lamaze Publishing is completed and, subject to certain exceptions, to keep this registration statement continuously effective under the Securities Act until the earlier of (1) such time as certain selling stockholders have sold all their shares offered by this prospectus, or (2) one year following the date of effectiveness of the registration statement.


         According to the terms of the Agreement and Plan of Reorganization, iVillage directed 15% of the common stock it issued in the Lamaze Publishing acquisition (excluding the shares it put in escrow to pay the withholding taxes of the holders of stock appreciation units, as explained below) into an escrow account as security for the indemnification obligations of the selling stockholders and the holders of stock appreciation units of Lamaze Publishing. Continental Stock Transfer and Trust Company, iVillage's transfer agent, is the designated escrow agent. The escrow account will terminate on February 20, 2001, subject to any unresolved indemnification claims. Under such arrangements, the escrow agent will sell shares at the direction of the Lamaze Publishing stockholders and stock appreciation unit holders and retain the proceeds in escrow.


         The holders of stock appreciation units of Lamaze Publishing received their shares immediately prior to the effectiveness of the registration statement of which this prospectus is a part. The shares issuable to the holders of stock appreciation units will be treated as compensation for tax purposes, and withholding taxes on the shares must be paid within one day of receipt of the shares by the holders of stock appreciation units. iVillage directed a portion of these shares into an escrow account to cover payment of the taxes, for sale by

Continental Stock Transfer and Trust Company, who is the designated escrow agent under this arrangement and delivery of the proceeds to iVillage.



         In addition, in March 1999, iVillage issued 125,448 shares of the 2,526,266 shares of common stock offered hereby to certain of the selling stockholders in connection with its acquisition of the minority interest in iBaby. In February 1999 and August 1999, iVillage issued 652,125 shares of the 2,526,266 shares of common stock offered hereby to certain of the selling stockholders of Astrology.Net in connection with its acquisition of Astrology.Net. As part of both sales, iVillage granted piggyback registration rights to the iBaby stockholders and the Astrology.Net stockholders with respect to their shares of iVillage common stock. With respect to the iBaby and Astrology.Net selling stockholders, iVillage has agreed to keep this registration statement continuously effective under the Securities Act until the earlier of (1) 180 days after the date of effectiveness or (2) such time as all of the shares held by the iBaby and the Astrology.Net selling stockholders have been disposed of.



         The selling stockholders may from time to time transfer shares to a donee, successor or other person, other than for value, and such transfers will not be made pursuant to this Prospectus. To the extent agreed to by iVillage, the Prospectus covers sales by such transferees. iVillage has agreed to certain assignments of registration rights under the Agreement and Plan of Reorganization relating to iVillage's acquisition of Lamaze Publishing, in connection with the distribution of shares issued in the acquisition by certain selling stockholders consisting of trusts to to the beneficiaries of the trusts, and the contribution of shares issued in the acquisition to certain other trusts.


         The sale of all or a portion of the shares of common stock offered hereby by the selling stockholders may be effected from time to time at prevailing market prices at the time of such sales, at prices related to such prevailing prices, at fixed prices that may be changed or at negotiated prices. The selling stockholders may effect such transactions by selling directly to purchasers in negotiated transactions, to dealers acting as principals or through one or more brokers, or any combination of these methods of sale. In addition, shares may be transferred in connection with the settlement of call options, short sales, through the issuance of exchangeable or convertible securities or similar transactions that may be effected by the selling stockholders. Dealers or brokers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). The selling stockholders and any brokers or dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such brokers or dealers and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. iVillage and the selling stockholders may agree to indemnify such brokers or dealers against certain liabilities, including liabilities under the Securities Act.

         To the extent required under the Securities Act or the rules of the Securities and Exchange Commission, a supplemental prospectus will be filed, disclosing (1) the name of any such brokers or dealers, (2) the number of shares involved, (3) the price at which such shares are to be sold,

(4) the commissions paid or discounts or concessions allowed to such brokers or dealers, where applicable, (5) that such brokers or dealers did not conduct any investigation to verify the information set out in this prospectus, as supplemented, and (6) other facts material to the transaction.

         There is no assurance that the selling stockholders will sell any or all of the shares of common stock offered hereby.

         iVillage has agreed to pay the expenses incurred in connection with the registration of the shares of common stock offered hereby. The selling stockholders will be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such shares.

                          DESCRIPTION OF CAPITAL STOCK

                                     General


         iVillage's certificate of incorporation authorizes the issuance of up to 65,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share, the rights and preferences of which may be established from time to time by iVillage's board of directors. As of September 28, 1999, 26,792,923 shares of common stock were outstanding and no shares of preferred stock were outstanding.


                                  Common Stock

         Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any preferred stock outstanding at the time, holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of iVillage, holders of common stock would be entitled to share in iVillage's assets remaining after the payment of liabilities and liquidation preferences on any outstanding preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

                                 Preferred Stock

         The board of directors is authorized, subject to Delaware law, without stockholder approval, from time to time to issue up to an aggregate of 5,000,000 shares of preferred stock in one or more series. The board of directors can fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire a majority of the outstanding voting stock of iVillage. iVillage has no present plans to issue any shares of preferred stock.

                                    Warrants

         As of June 30, 1999, iVillage had outstanding warrants to purchase 1,020,625 shares of common stock at a weighted average exercise price of $12.53 per share. These warrants have net exercise provisions under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares, based on the fair market value of iVillage's common stock at the time of the exercise of the warrant, after deducting the aggregate exercise price. These warrants expire on dates ranging from September 2000 to May 2003.

                               Registration Rights

         According to the terms of the Fourth Amended and Restated Rights Agreement, as amended, the holders of 40% of the outstanding shares of common stock, including shares issuable upon the exercise of warrants to purchase common stock, are entitled to demand that iVillage file a registration statement with respect to the registration of such shares under the Securities Act. iVillage is not required to effect:

     o    more than four registrations;

     o a registration during any period in which any other registration statement has been filed or has been declared effective within the prior 180 days;

     o a registration within 60 days following the determination of the board of directors of iVillage to file a registration statement; or

     o a registration for a period not to exceed 60 days, if the board of directors of iVillage has made a good faith determination that it would be seriously detrimental to iVillage or the holders of registration rights for a registration statement to be filed.

         In addition, one stockholder is entitled to one separate demand registration right with respect to the registration of its 1,629,676 shares of common stock under the Securities Act, subject to the limitations set forth above. Furthermore, according to the terms of the registration rights agreement the holders of 18,829,174 shares of common stock, including shares issuable upon the exercise of warrants to purchase common stock, are entitled to piggyback registration rights in connection with any registration by iVillage of its securities for its own account or the account of other securityholders. In the event that iVillage proposes to register any shares of common stock under the Securities Act, the holders of the piggyback registration rights are entitled to receive notice and are entitled to include their shares in the registration statement.

         At any time after iVillage becomes eligible to file a registration statement on Form S-3, certain holders of demand registration rights may require iVillage to file an unlimited number of registration statements on Form S-3 under the Securities Act with respect to their shares of common stock. iVillage is not required to effect more than one such registration in any six-month period.


         iVillage has also granted piggyback registration rights to (i) the former Astrology.Net stockholders with respect to the 652,125 shares of iVillage common stock issued to such stockholders in connection with iVillage's acquisition of Astrology.Net, (ii) the former minority stockholders of iBaby with respect to the 125,448 shares of iVillage common stock issued to such stockholders in connection with iVillage's acquisition of the iBaby minority interest, and (iii) the former OnLine Psych and Code Stone stockholders with respect to the 577,484 shares of iVillage common stock issued to such stockholders in connection with iVillage's acquisition of OnLine Psych and CodeStone, in each case pursuant to separate registration rights agreements and subject to the piggyback registration rights of the holders under the Fourth Amended and Restated Rights Agreement. The former Astrology.Net stockholders and the former minority stockholders of iBaby have exercised their piggyback registration rights and all of their shares are being registered on the registration statement of which this prospectus forms a part. None of the former Astrology.Net stockholders, former minority stockholders of iBaby or former OnLine Psych and CodeStone stockholders have demand registration rights nor do they have the right to require iVillage to file registration statements on Form S-3.

         The registration rights of any holder terminate when the shares held by the holder may be sold under Rule 144 during any three-month period. iVillage is generally required to bear all of the expenses of all registrations under the registration rights agreements, except underwriting discounts and commissions. The registration rights agreements also contain a commitment of iVillage to indemnify the holders of registration rights.

         Effective as of July 23, 1999, the Fourth Amended and Restated Rights Agreement was amended to provide that the holders of registrable shares thereunder do not have piggyback registration rights with respect to registration of their shares on the registration statement of which this prospectus is a part thereof. The iBaby stockholders and the Astrology.Net stockholders did not consent to a similar amendment of the iBaby registration rights agreement and Astrology.Net registration rights agreement, respectively. The OnLine Psych registration rights agreement was not amended as it already contains a similar exception to the piggyback registration rights of the holders of registrable shares thereunder.


         According to a registration rights agreement entered into in connection with the Family Point acquisition, iVillage has agreed to file a shelf registration statement with respect to the approximately 511,000 shares of common stock issued to the Family Point stockholders within 90 days after the closing of the acquisition. Under certain circumstances, iVillage may defer the filing of the shelf registration statement. In addition, Family Point stockholders have piggyback registration rights subject to the piggyback registration rights of iVillage's existing holders of registrable shares.


Certain Charter and Bylaws Provisions and Delaware Anti-Takeover Statute

         iVillage is subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents Delaware corporations from engaging under certain circumstances, in a "business combination", which includes a merger or sale of more than 10% of the corporation's assets, with any "interested stockholder", or a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of any such persons, for three years following the date such stockholder became an "interested stockholder" unless:

    o the transaction in which such stockholder became an "interested stockholder" is approved by the board of directors prior to the date the "interested stockholder" attained such status;

    o upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers; or

    o on or after the date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

         iVillage's bylaws divide the board of directors into three classes of directors with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of iVillage and may maintain the incumbency of the board of directors, as the classification of the board of directors generally increases the difficulty of replacing a majority of the directors. iVillage's certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting and iVillage's bylaws eliminate the right of stockholders to call special meetings of stockholders. The certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of iVillage. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of iVillage. The amendment of any of these provisions would require approval by holders of at least 66 2/3% of the outstanding common stock.

                          Transfer Agent and Registrar

         The transfer agent and registrar for the common stock is Continental Stock Transfer & Trust Company.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. Furthermore, because of the contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.


       As of September 28, 1999, an aggregate of 26,792,923 shares of our common stock were outstanding. Of these shares, 4,197,500 shares are freely tradeable without restriction or further registration under the Securities Act, unless such shares are owned by "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining 22,595,423 shares of common stock are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 under the Securities Act, which rules are summarized below. Of these restricted shares, the 2,526,266 shares offered by this Prospectus have been registered under the Securities Act.

                                    Rule 144

         In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:


    o 1% of the number of shares of common stock then outstanding, which as of September 28, 1999 equals approximately 267,929 shares, including the shares of common stock to be issued in connection with the proposed acquisition of Lamaze Publishing; or


    o the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.


         Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. As of September 15, 1999, 12,987,723 shares are eligible for resale under Rule 144.


                                   Rule 144(k)

         Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

                               Registration Rights


         The holders of 16,499,265 shares of our common stock, including shares issuable upon the exercise of warrants to purchase common stock, or their transferees, are entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock - Registration Rights".


                                  LEGAL MATTERS

         The validity of the common stock offered hereby will be passed upon for iVillage by Orrick, Herrington & Sutcliffe LLP, New York, New York. A partner of Orrick, Herrington & Sutcliffe LLP owns an aggregate of 4,408 shares of iVillage's common stock.

                                     EXPERTS


         The consolidated balance sheets of iVillage Inc. and subsidiaries as of December 31, 1997 and 1998 and the consolidated statements of operations, stockholders' equity and cash flows for the three years in the period ended December 31, 1998, the balance sheets of Health ResponseAbility Systems, Inc. as of December 31, 1995 and 1996 and the statements of operations, stockholders' (deficit) equity and cash flows for the two years then ended, the balance sheets of KnowledgeWeb, Inc., as of December 31, 1997 and 1998 and the statements of operations, stockholders' equity and cash flows for the two years then ended, the balance sheets of Lamaze Publishing Company, Inc. as of December 31, 1997 and 1998 and the statements of operations, stockholders' deficit and cash flows for the two years then ended and the balance sheets of Online Psychological Services, Inc. as of December 31, 1997 and 1998 and the statements of operations, stockholders' deficit and cash flows for the two years then ended have been included in this registration statement in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.



                              AVAILABLE INFORMATION

         iVillage is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and files reports, proxy and information statements and other information with the Commission. You may read and copy all or any portion of the reports, proxy and information statements or other information iVillage files at the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.C., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. iVillage's Commission filings will also be available to you on the Commission's Internet site (http://www.sec.gov).

         iVillage has filed with the Commission a registration statement (including the exhibits and schedules thereto) under the Securities Act. This prospectus does not contain all the information set forth in the registration statement. For further information, reference is made to the registration statement. Copies of the registration statement may be inspected, without charge, at the principal office of the Commission or at the regional offices referred to above, or obtained upon payment of prescribed rates from the Public Reference Section of the Commission at its principal office.

                          INDEX TO FINANCIAL STATEMENTS

                         iVillage Inc. and Subsidiaries
                        Consolidated Financial Statements



                                                                                                             Page(s)
Report of Independent Accountants..............................................................................F-3
Consolidated Balance Sheets at December 31, 1997 and 1998......................................................F-4

Consolidated Statements of Operations for the years ended
    December 31, 1996, 1997 and 1998...........................................................................F-5

Consolidated Statements of Stockholders' Equity for the years ended December 31, 1996,
    1997 and 1998..............................................................................................F-6

Consolidated Statements of Cash Flows for the years ended December 31,
    1996, 1997 and 1998..................................................................................F-7 - F-8
Notes to Consolidated Financial Statements..............................................................F-9 - F-30
Schedule of Valuation and Qualifying Accounts.................................................................F-31

                         iVillage Inc. and Subsidiaries
                        Consolidated Financial Statements

Condensed Consolidated Balance Sheets at December 31, 1998
    and June 30, 1999 (unaudited).............................................................................F-32

Condensed Consolidated Statements of Operations for the three months and six months ended June 30, 1998 and 1999 (unaudited)............................................F-33

Condensed Consolidated Statements of Cash Flows for the three months and six months ended June 30, 1998 and 1999 (unaudited)............................................F-34
Notes to Condensed Consolidated Financial Statements...................................................F-35 - F-41

                         iVillage Inc. and Subsidiaries
        Unaudited Pro Forma Condensed Consolidated Financial Information

Unaudited Pro Forma Condensed Consolidated Financial Information.......................................F-42 - F-43

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1999..................................F-44

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1998.......F-45

Unaudited Pro Forma Consolidated Statement of Operations for the six months ended June 30, 1999...............F-46

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements...............................F-47 - F-48

                      Health ResponseAbility Systems, Inc.
                              Financial Statements


Report of Independent
Accountants...................................................................................................F-49
Balance Sheets at December 31, 1995 and 1996 and May 29,1997 (unaudited)......................................F-50

Statements of Operations for the years ended December 31, 1995 and 1996 and the periods ended
May 29, 1996 and 1997 (unaudited).............................................................................F-51

Statements of Stockholder's (Deficit) Equity for the years ended December 31, 1995 and 1996 and the period ended May 29, 1997 (unaudited).................................................................F-52

Statements of Cash Flows for the years ended December 31, 1995 and 1996 and the periods ended
May 29, 1996 and 1997 (unaudited).............................................................................F-53
Notes to Financial Statements..........................................................................F-54 - F-58


                               KnowledgeWeb, Inc.
                              Financial Statements

Report of Independent
Accountants...................................................................................................F-59
Balance Sheets at December 31, 1997 and 1998................................................................. F-60
Statements of Operations for the years ended December 31, 1997 and 1998.......................................F-61

Statements of Stockholders' Equity for the years ended December 31, 1997 and 1998.............................F-62

Statements of Cash Flows for the years ended December 31, 1997 and 1998.......................................F-63

Notes to
FinancialStatements....................................................................................F-64 - F-70


                         Lamaze Publishing Company, Inc.
                              Financial Statements

Report of Independent Accountants............................................................................ F-71

Balance Sheets at December 31, 1997 and 1998 and June 30, 1999 (unaudited)................................... F-72

Statements of Operations for the years ended December 31, 1997 and 1998 and the six month period ended June 30, 1998 and 1999 (unaudited)..................................................................... F-73

Statements of Changes in Stockholder's Deficit for the years ended December 31, 1997 and 1998 and the period ended June 30, 1999 (unaudited)............................................................... F-74

Statements of Cash Flows for the years ended December 31, 1997 and 1998 and the six month period ended June 30, 1998 and 1999 (unaudited)..................................................................... F-75

Notes to Financial Statements..........................................................................F-76 - F-83


                         Online Psychological Services, Inc.
                              Financial Statements

Report of Independent Accountants............................................................................ F-84

Balance Sheets at December 31, 1997 and 1998 and March 31, 1999 (unaudited).................................. F-85

Statements of Operations for the years ended December 31, 1997 and 1998 and the three months ended March 31, 1998 and 1999 (unaudited)................................................... F-86

Statements of Stockholders' Deficit for the years ended December 31, 1997 and 1998 and the period ended March 31, 1999 (unaudited).............................................................. F-87

Statements of Cash Flows for the years ended December 31, 1997 and 1998 and the three months ended March 31, 1998 and 1999 (unaudited).................................................................... F-88

Notes to Financial Statements..........................................................................F-89 - F-94


                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
iVillage Inc. and Subsidiaries:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of iVillage Inc. and Subsidiaries (the "Company") at December 31, 1998 and 1997, and the consolidated results of operations and cash flows for each of the three years then ended, in conformity with generally accepted accounting principles. In addition, in our opinion, the accompanying financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


                                       /s/ PRICEWATERHOUSECOOPERS LLP

New York, New York
February 4, 1999
                         iVILLAGE INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                                              December 31,                    Pro Forma as of
                                                                       --------------------------              December 31,
                                                                        1997                1998                   1998
                                                                       ------              ------                 ------
                                                                                                                (Unaudited)
                                                                                                               (See Note 2)
                                     Assets

Current assets:
Cash and cash equivalents ....................................          $ 4,334,721        $ 30,824,869        $ 30,824,869
Accounts receivable, less allowance of $279,829 and $746,349,
     respectively.............................................            2,199,520           3,147,561           3,147,561

Other current assets..........................................              153,985             715,161             715,161
                                                                       ------------         -----------        ------------

         Total current assets.................................            6,688,226          34,687,591          34,687,591
                                                                       ------------        ------------        ------------

Fixed assets, net.............................................            3,802,823           7,380,366           7,380,366
Goodwill and other intangible assets, net.....................            5,598,233           4,535,148           4,535,148
Other assets .................................................              146,801             187,860             187,860
                                                                        -----------        ------------         -----------

         Total assets ........................................          $16,236,083         $46,790,965         $46,790,965
                                                                        ===========         ===========         ===========



                      Liabilities and Stockholders' Equity



Current liabilities:
Accounts payable and accrued expenses.........................          $ 3,989,945         $11,559,711         $11,559,711
Capital leases payable .......................................              247,943             136,573             136,573
Deferred revenue .............................................            1,004,199           2,909,740           2,909,740
Other current liabilities.....................................              332,531             162,859             162,859
                                                                         ----------          ----------          ----------

         Total current liabilities............................            5,574,618          14,768,883          14,768,883

Capital leases payable, net of current portion ...............              139,346                  --                  --
                                                                         ----------          ----------          ----------

         Total liabilities....................................            5,713,964          14,768,883          14,768,883
                                                                          ---------          ----------          ----------

Commitments and contingencies

Stockholders' equity:
Series A convertible preferred stock--par value $.0005,
     1,000,000 shares authorized, issued and
     outstanding .............................................                  500                 500                  --
Series B and B-1 convertible preferred stock--par value
     $.0005, 5,929,846 shares authorized, 4,777,746 issued
     and outstanding..........................................                2,389               2,389                  --
Series C convertible preferred stock--par value $.0005,
     13,528,765 shares authorized, 13,193,445 issued and
     outstanding..............................................                6,597               6,597                  --
Series D convertible preferred stock--par value $.0005,
     13,000,000 shares authorized, issued and outstanding ....                   --               6,500                  --
Series E convertible preferred stock--par value $.0005,
     18,953,616 shares authorized, 11,730,948 issued and
     outstanding..............................................                   --               5,865                  --
Common stock, par value $.01, 35,000,000 and 65,000,000
     shares authorized, 1,819,735 and 2,113,385 issued and
     outstanding at December 31, 1997 and 1998, respectively;
     16,898,590 issued and outstanding, pro forma (unaudited).               18,197              21,133             168,986
Additional paid-in capital ...................................           43,180,649         112,848,505         112,722,503
Accumulated deficit ..........................................          (32,621,213)        (76,274,895)        (76,274,895)
Stockholders notes receivable ................................              (65,000)           (565,000)           (565,000)
Unearned compensation and deferred advertising ...............                    --         (4,029,512)         (4,029,512)
                                                                        -----------         -----------         -----------
         Total stockholders' equity ..........................           10,522,119          32,022,082          32,022,082
                                                                        -----------         -----------         -----------
         Total liabilities and stockholders' equity ..........          $16,236,083         $46,790,965         $46,790,965
                                                                        ===========         ===========         ===========

         The accompanying notes are an integral part of these consolidated financial statements.

                         iVILLAGE INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                  Year ended December 31,
                                                                  ---------------------------------------------------------
                                                                     1996                  1997                  1998
                                                                  ------------         -------------          -------------
Revenues:
Sponsorship, advertising and usage ..........................     $    732,045         $   6,018,696          $  12,450,620
Commerce.....................................................               --                    --              2,561,203
                                                                  ------------         -------------          -------------

         Total revenues .....................................          732,045             6,018,696             15,011,823
                                                                  ------------         -------------          -------------

Cost of revenues.............................................        3,468,374             5,530,431             12,403,247
                                                                  ------------         -------------          -------------

Gross margin.................................................       (2,736,329)             (488,265)             2,608,576

Operating expenses:
     Product development and technology .....................        1,053,036             2,075,924              2,117,768
     Sales and marketing ....................................        2,708,779             8,770,581             28,522,874
     General and administrative .............................        3,103,864             7,840,588             10,612,434
     Depreciation and amortization ..........................          108,956             2,886,256              5,683,006
                                                                  ------------         -------------          -------------

         Total operating expenses ...........................        6,974,635            21,573,349             46,936,082
                                                                  ------------         -------------          -------------

Loss from operations ........................................       (9,710,964)          (21,085,084)           (44,327,506)

Interest income (expense), net ..............................           28,282              (215,876)               591,186
Loss on sale of Web site ....................................               --                    --               (503,961)
Minority interest ...........................................               --                    --                586,599
                                                                  ------------         -------------          -------------

Net loss ....................................................     $ (9,682,682)        $ (21,300,960)         $ (43,653,682)
                                                                  =============        ==============         ==============

Basic and diluted net loss per share ........................        $(8.90)                $(13.65)               $(21.10)
                                                                  =============        ==============         ==============

Weighted average shares of common stock outstanding used in
     computing basic and diluted net loss per share .........        1,087,353             1,560,957              2,068,473
                                                                  =============        ==============         ==============

Pro forma basic and diluted net loss per share (Note 2)......                                                        $(2.59)
                                                                                                              =============
Shares of common stock used in computing pro forma basic and diluted net loss per share
     (Note 2) ...............................................                                                    16,853,678
                                                                                                              ==============



         The accompanying notes are an integral part of these consolidated financial statements.

                         iVILLAGE INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                    Convertible          Convertible          Convertible         Convertible
                                     Preferred           Preferred             Preferred           Preferred
                                      Stock                Stock                 Stock               Stock
                                     Series A             Series B             Series C            Series D
                                     --------             --------             --------            --------
                                 Shares    Amount     Shares     Amount    Shares       Amount   Shares      Amount
                                 ------    ------     ------     ------    ------       ------   ------      ------
Balance at January 1, 1996... 1,000,000      $500
Issuance of warrants in
 connection with
 interest on convertible
 notes......................
Issuance of common stock in
 connection with acquisition.
Issuance of Series B and
 Series B-1 convertible
 preferred stock.............                       4,777,746   $2,389
Issuance of stock options to
 consultants and directors...
Issuance of warrants to AOL
 for channel services........
Net loss.....................
                              ---------       ----  ---------   ------  ----------       ------  ----------   ------
Balance at December 31,1996.. 1,000,000        500  4,777,746    2,389
Issuance of common stock in
 connection with exercise
 of stock options............
Notes receivable due from
 stockholders in connection
 with exercise of options...
Issuance of Series C
 convertible preferred stock                                            13,193,445       $6,597
Issuance of warrants in
 connection with interest
 on convertible notes.......
Issuance of common stock and
 options in connection with
 business acquisitions.......
Issuance of stock options to
 consultants and directors...
Net loss.....................
                              ---------       ----  ---------   ------  ----------       ------  ----------   ------
 Balance at December 31,
  1997......................  1,000,000        500  4,777,746    2,389  13,193,445        6,597
Issuance of common stock
 for cash...................
Issuance of Series D
 convertible preferred stock                                                                     13,000,000   $6,500
Issuance of Series E
 convertible preferred stock.
Issuance of stock options to
 consultants and directors...
Issuance of common stock in
 connection with exercise
 of stock options............
Issuance of stock options in
 connection with business
 transactions................
Officer loan receivable......
Issuance of options to NBC...
Net loss.....................
                              ---------       ----  ---------   ------  ----------       ------  ----------   ------
 Balance at December 31,
  1998......................  1,000,000       $500  4,777,746   $2,389  13,193,445       $6,597  13,000,000   $6,500
                              ---------       ----  ---------   ------  ----------       ------  ----------   ------
                              ---------       ----  ---------   ------  ----------       ------  ----------   ------


                                 Convertible
                                  Preferred
                                    Stock
                                   Series E            Common Stock          Additional    Stockholders
                                   --------            ------------           Paid In         Notes
                               Shares      Amount    Shares    Amount         Capital       Receivable
                               ------      ------    ------    ------         -------      ------------
Balance at January 1, 1996...                      1,083,335   $10,833       $997,037
Issuance of warrants in
 connection with
 interest on convertible
 notes......................                                                   30,101
Issuance of common stock in
 connection with acquisition.                         66,667       667        499,333
Issuance of Series B and
 Series B-1 convertible
 preferred stock.............                                              11,941,976
Issuance of stock options to
 consultants and directors...                                                  62,007
Issuance of warrants to AOL
 for channel services........                                               1,034,838
Net loss.....................
                               ----------   ------ ---------   -------   ------------    ---------
Balance at December 31,1996..                      1,150,002    11,500     14,565,292
Issuance of common stock in
 connection with exercise
 of stock options............                         33,333       333         99,667
Notes receivable due from
 stockholders in connection
 with exercise of options...                                                              $(65,000)
Issuance of Series C
 convertible preferred stock                                               24,823,398
Issuance of warrants in
 connection with interest
 on convertible notes.......                                                  334,339
Issuance of common stock and
 options in connection with
 business acquisitions.......                        636,400     6,364      3,292,558
Issuance of stock options to
 consultants and directors...                                                  65,395
Net loss.....................
                               ----------    ------ ---------   -------   ------------    ---------
 Balance at December 31,
  1997......................                       1,819,735     18,197    43,180,649      (65,000)
Issuance of common stock
 for cash...................                         284,317      2,843     1,663,823
Issuance of Series D
 convertible preferred stock                                               31,481,978
Issuance of Series E
 convertible preferred stock.  11,730,948    $5,865                        32,089,088
Issuance of stock options to
 consultants and directors...                                                 146,994
Issuance of common stock in
 connection with exercise
 of stock options............                           9,333        93        47,507
Issuance of stock options in
 connection with business
 transactions................                                                 277,799
Officer loan receivable......                                                             (500,000)
Issuance of options to NBC...                                               3,960,667
Net loss.....................
                               ----------    ------ ---------   -------  ------------    ---------
 Balance at December 31,
  1998......................   11,730,948    $5,865 2,113,385   $21,133  $112,848,505    $(575,000)
                               ----------    ------ ---------   -------  ------------    ---------
                               ----------    ------ ---------   -------  ------------    ---------

                                    Unearned
                                   Compensation
                                   and Deferred       Accumulated
                                  Advertising Cost      Deficit        Total
                                  ----------------      -------        -----
Balance at January 1, 1996...                         $(1,637,571)     $(629,201)
Issuance of warrants in
 connection with
 interest on convertible
 notes......................                                               30,101
Issuance of common stock in
 connection with acquisition.                                             500,000
Issuance of Series B and
 Series B-1 convertible
 preferred stock.............                                          11,944,365
Issuance of stock options to
 consultants and directors...                                              62,007
Issuance of warrants to AOL
 for channel services........                                           1,034,838
Net loss.....................                          (9,682,682)     (9,682,862)
                                      -----------     ------------    -----------
Balance at December 31,1996..                         (11,320,253)      3,259,428
Issuance of common stock in
 connection with exercise
 of stock options............                                             100,000
Notes receivable due from
 stockholders in connection
 with exercise of options...                                              (65,000)
Issuance of Series C
 convertible preferred stock                                           24,829,995
Issuance of warrants in
 connection with interest
 on convertible notes.......                                              334,339
Issuance of common stock and
 options in connection with
 business acquisitions.......                                           3,298,992
Issuance of stock options to
 consultants and directors...                                              65,395
Net loss.....................                         (21,300,960)    (21,300,960)
                                      -----------     ------------    -----------
 Balance at December 31,
  1997......................                          (32,621,213)     10,522,119
Issuance of common stock
 for cash...................                                            1,666,666
Issuance of Series D
 convertible preferred stock                                           31,488,478
Issuance of Series E
 convertible preferred stock.                                          32,094,953
Issuance of stock options to
 consultants and directors...            $(68,845)                         78,149
Issuance of common stock in
 connection with exercise
 of stock options............                                              47,600
Issuance of stock options in
 connection with business
 transactions................                                             277,799
Officer loan receivable......                                            (500,000)
Issuance of options to NBC...          (3,960,667)
Net loss.....................                          (43,653,682)   (43,653,682)
                                     ------------     ------------    -----------
 Balance at December 31,
  1998......................          $(4,029,512)    $(76,274,895)   $32,022,082
                                      -----------     ------------    -----------
                                      -----------     ------------    -----------

         The accompanying notes are an integral part of these consolidated financial statements.

                         iVILLAGE INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                           Year ended December 31,
                                                                              ----------------------------------------------------
                                                                                 1996                1997                1998
                                                                              ------------          ----------        ------------
Cash flows from operating activities:
     Net loss....................................................             $ (9,682,682)       $(21,300,960)       $(43,653,682)
     Adjustments to reconcile net loss to net cash used in
         operating activities:...................................
         Expense recognized in connection with issuance of warrants
              and stock options..................................                   92,108           1,434,572             255,954
         Depreciation and amortization...........................                  108,956           2,886,256           5,683,006
         Bad debt expense........................................                       --             746,589             855,000
         Loss on sale of Web site................................                       --                  --             503,961
         Minority interest.......................................                       --                  --            (586,599)
Changes in operating assets and liabilities:
     Accounts receivable.........................................                 (528,968)         (2,410,489)         (1,878,637)
     Other current assets........................................                  (71,787)           (194,781)           (360,580)
     Accounts payable and accrued expenses.......................                1,034,070           2,609,437           5,144,391
     Deferred revenue............................................                  294,998             709,201           1,905,541
     Other liabilities...........................................                   64,236             268,295            (169,672)
                                                                              ------------          ----------        ------------

     Net cash used in operating activities.......................               (8,689,069)        (15,251,880)        (32,301,317)
Cash flows from investing activities:
     Purchase of fixed assets....................................                 (665,148)         (4,001,052)         (5,315,516)
     Acquisitions of Web sites...................................                       --          (2,865,000)         (1,040,000)
     Proceeds from sale of Web sites.............................                       --                  --             600,000
                                                                              ------------          ----------        ------------
     Net cash used in investing activities.......................                 (665,148)         (6,866,052)         (5,755,516)
                                                                              ------------          ----------        ------------
Cash flows from financing activities:
     Proceeds from convertible notes payable.....................                1,800,000           3,775,000                  --
     Proceeds from issuance of common stock......................                       --              37,500           1,714,266
     Proceeds from issuance of convertible preferred stock, net..                9,494,365          21,054,995          63,583,431
     Principal payments on capital leases........................                       --            (516,621)           (250,716)
     Stockholder note receivable.................................                       --                  --            (500,000)
                                                                              ------------          ----------        ------------
     Net cash provided by financing activities...................               11,294,365          24,350,874          64,546,981
                                                                              ------------          ----------        ------------
     Net increase in cash for the period.........................                1,940,148           2,232,942          26,490,148
     Cash and cash equivalents, beginning of period..............                  161,631           2,101,779           4,334,721
                                                                              ------------          ----------        ------------
     Cash and cash equivalents, end of period....................               $2,101,779          $4,334,721         $30,824,869
                                                                              ============          ==========        ============
     Cash paid during the period for interest....................             $         --          $   66,223        $     37,392
                                                                              ============          ==========        ============

                         iVILLAGE INC. AND SUBSIDIARIES

Supplemental disclosure of non-cash investing and financing activities:
  During 1996 and 1997, certain convertible notes were converted into preferred stock (see Note 8).
  During December 1996, iVillage acquired ParentsPlace.com in exchange for the issuance of common stock (see Note 5).
  During 1997, iVillage entered in capital leases for computer equipment totaling $1,015,460. During 1997, iVillage acquired several Web site assets through the issuance of stock (see Note 5).
  During 1998, iVillage recorded a liability of $1,040,000 in connection with a contingent payment to be provided to the prior owners of Health ResponseAbility Systems, Inc. (see Note 5).



         The accompanying notes are an integral part of these consolidated financial statements.

                         iVILLAGE INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.       Organization and Basis of Presentation:

         iVillage Inc. was incorporated in the State of Delaware on June 8, 1995 and commenced operations on July 1, 1995. iVillage Inc. and its subsidiaries ("iVillage" or the "Company") is engaged in the development of programming material for distribution through online service providers and the Internet and is involved in the sale of products through its Web sites. The Company has sustained net losses and negative cash flows from operations since its inception. The Company's ability to meet its obligations in the ordinary course of business is dependent upon its ability to establish profitable operations and raise additional financing through public or private equity financings, collaborative or other arrangements with corporate sources, or other sources of financing to fund operations. During 1998, the Company has received additional financing of approximately $65.3 million through the issuance of common stock and Series D and Series E convertible preferred stock. Management believes that its current funds will be sufficient to enable the Company to meet its planned expenditures through at least December 31, 1999. If anticipated operating results are not achieved, management has the intent and believes it has the ability to delay or reduce expenditures so as not to require additional financial resources, if such resources were not available on terms acceptable to the Company.

         The Company has a limited operating history and its prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for Internet products and services. These risks include the failure to develop and extend the Company's online service brands, the rejection of the Company's services by Web consumers, vendors and/or advertisers, the inability of the Company to maintain and increase the levels of traffic on its online services, as well as other risks and uncertainties. In the event that the Company does not successfully implement its business plan, certain assets may not be recoverable.

2.       Significant Accounting Policies and Procedures:

Principles of Consolidation

         The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany balances and transactions have been eliminated.

Revenue Recognition

         To date, the Company's revenues have been derived primarily from the sale of sponsorship and advertising contracts and commerce revenues.

Sponsorship and Advertising

         Sponsorship revenues are derived principally from contracts ranging from one to three years in which the Company commits to provide sponsors promotional opportunities in addition to traditional banner advertising. Typically, sponsorship agreements provide for the delivery of impressions (on-line advertisements displayed to a user) on the Company's Web sites, exclusive relationships and the design and development of customized sites designed to enhance the promotional objective of the sponsor. The portion of sponsorship revenues related to the delivery of impressions are recognized ratably in the period in which the advertisement is displayed,
                         iVILLAGE INC. AND SUBSIDIARIES
provided that none of the Company's significant obligations remain, at the lesser of the ratio of impressions delivered over total guaranteed impressions or the straight line basis over the term of the contract. The portion of the up-front non refundable fee specified in the contract related to the up-front customized design work is recognized in the period in which the design work is performed, typically within the first three months of the contract term.

         Advertising revenues are derived principally from short-term advertising contracts in which the Company typically guarantees a minimum number of impressions or pages to be delivered to users over a specified period of time for a fixed fee. Advertising revenues are recognized ratably in the period in which the advertisement is displayed, provided that no significant Company obligations remain, at the lesser of the ratio of impressions delivered over total guaranteed impressions or the straight line basis over the term of the contract. To the extent that minimum guaranteed impressions are not met, the Company defers recognition of the corresponding revenues until the guaranteed impressions are achieved. Sponsorship and advertising revenues were approximately 74%, 93% and 80% of total revenues for the years ended December 31, 1996, 1997 and 1998, respectively.

         Sponsorship and advertising revenues include barter revenues, which is the exchange by the Company of advertising space on the Company's Web sites for reciprocal advertising space or traffic on other Web sites. Revenues from these barter transactions are recorded as advertising revenues at the estimated fair value of the advertisements delivered, unless the fair value of the goods and services received is more objectively determinable, and are recognized when the advertisements are run on the Company's Web sites. Barter expenses are recognized at the value of advertisements received when the Company's advertisements are run on the reciprocal Web sites, which typically occurs in the same period as when the revenue is recognized, and are included as part of sales and marketing expenses. Barter revenues represented 1%, 10% and 20% of total revenues for the years ended December 31, 1996, 1997 and 1998, respectively.

         Usage revenues received from America Online, Inc. ("AOL"), which totaled approximately $187,000 and $390,000 for the years ended December 31, 1996 and 1997, are derived from AOL customers visiting the Company's site on the AOL online service and are recognized as they are earned (based upon visitations to the site). As discussed in Note 4, the Company signed a new agreement with AOL during 1997 which eliminated future usage revenues.

         In 1996, no one advertiser accounted for greater than 10% of total revenues. In 1997, revenues from the Company's five largest advertisers accounted for approximately 26% of total revenues, however, no one advertiser accounted for greater than 10% of total revenues. In 1998, revenues from the Company's five largest advertisers accounted for approximately 17% of total revenues, however, no one advertiser accounted for greater than 10% of total revenues. At December 31, 1996, four customers individually represented greater than 10% of the net accounts receivable balance. At December 31, 1997, one customer accounted for approximately 31% of the net accounts receivable balance. At December 31, 1998, one customer accounted for 11% of the net accounts receivable balance.

                         iVILLAGE INC. AND SUBSIDIARIES

Commerce

         As discussed in Note 5, in April 1998, the Company acquired a majority interest in a subsidiary, iBaby, an on-line distributor of children's products. The Company recognizes revenue from product sales, net of any discounts, when products are shipped to customers and the collection of the receivable is reasonably assured. Outbound shipping and handling charges billed to customers are included in sales. The Company provides an allowance for sales returns, which have not been significant, based on iBaby's historical experience. Total net revenues of iBaby were approximately $2.6 million for the period April 1998 (date of acquisition) through December 31, 1998.

Fixed Assets

         Depreciation of equipment, furniture and fixtures, and purchased computer software is provided for by the straight-line method over their estimated useful lives ranging from three to five years. Amortization of leasehold improvements is provided for over the lesser of the term of the related lease or the estimated useful life of the improvement. The cost of additions and betterments is capitalized, and repairs and maintenance costs are charged to operations in the periods incurred.

Goodwill and Intangible Assets

         Goodwill and intangible assets consist of trademarks and the excess of purchase price paid over identified intangible and tangible net assets of acquired companies. Goodwill and intangible assets are amortized using the straight-line method over the period of expected benefit, generally between three and five years. The Company assesses the recoverability of its goodwill and intangible assets by determining whether the amortization of the unamortized balance over its remaining life can be recovered through forecasted cash flows. If undiscounted forecasted cash flows indicate that the unamortized amounts will not be recovered, an adjustment will be made to reduce the net amounts to an amount consistent with forecasted future cash flows discounted at the Company's incremental borrowing rate. Cash flow forecasts are based on trends of historical performance and management's estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. Amortization expense for goodwill and intangible assets for the years ended December 31, 1997 and 1998 was approximately $1,100,000 and $2,996,000, respectively.

Income Taxes

         The Company recognizes deferred taxes by the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for differences between the financial statement and tax basis of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

                         iVILLAGE INC. AND SUBSIDIARIES

Cash and Cash Equivalents

         Cash and cash equivalents include money market accounts and all highly liquid investments purchased with original maturities of three months or less. The Company maintains its cash and cash equivalents in highly rated financial institutions.

Fair Value of Financial Instruments

         The carrying amounts of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate fair value because of their short maturities. The carrying amount of the Company's capital lease and other equipment financing obligations approximates the fair value of such instruments based upon management's best estimate of interest rates that would be available to the Company for similar debt obligations at December 31, 1998.

Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates made by the Company include the useful lives of fixed assets and the recoverability of fixed assets, capitalized software, goodwill and deferred tax assets.

Net Loss Per Share

         In 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS No. 128"). SFAS No. 128 replaced primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Basic earnings per share is computed using the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted-average number of common and common stock equivalent shares outstanding during the period. Common stock equivalent shares are excluded from the computation if their effect is antidilutive. The pro forma net loss per share is computed by dividing the net loss by the sum of the weighted average number of shares of common stock outstanding and the shares resulting from the assumed conversion of all outstanding shares of Convertible Preferred Stock and the issuance of shares to holders of Series B Convertible Preferred Stock resulting from anti-dilution protection.

Comprehensive Income

         In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). This statement requires companies to classify items of other comprehensive income by their nature in the financial statements and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the
                         iVILLAGE INC. AND SUBSIDIARIES
equity section of a statement of financial position. SFAS No. 130 is effective for financial statements issued for fiscal years beginning after December 15, 1997. The Company adopted SFAS No. 130 in the first quarter of 1998. The Company has had no other comprehensive income items to report.

Reclassification

         Certain prior year amounts have been reclassified to conform with the current year's presentation.

Pro Forma Information (Unaudited)

         The pro forma balance sheet as of December 31, 1998 reflects the issuance/conversion of the following equity securities into an aggregate of 14,785,205 shares of common stock:

         i.       1,000,000 shares of Series A Convertible Preferred Stock;

         ii.      4,777,746 shares of Series B and B-1 Convertible Preferred
                  Stock;

        iii.     13,193,445 shares of Series C Convertible Preferred Stock;

         iv.      13,000,000 shares of Series D Convertible Preferred Stock;

         v. 217,825 shares of common stock to holders of Series B and B-1 Convertible Preferred Stock resulting from anti-dilution protection; and

         vi.      11,730,948 shares of Series E Convertible Preferred Stock.

         Excludes (a) such number of shares that may be issuable in connection with the acquisition of the minority interest in iBaby and (b) 4,889,030 shares of Series E Convertible Preferred Stock issuable to National Broadcasting Company, Inc. ("NBC") over the next three years pursuant to the Company's agreement with NBC, plus a warrant granted to NBC to purchase up to 1,783,882 additional shares of Series E Convertible Preferred Stock and (c) 802,125 shares issuable in connection with the acquisition of KnowledgeWeb, Inc. d/b/a/Astrology.Net and 181,208 options to purchase shares issuable in conjunction with employment agreements with certain stockholders and employees of KnowledgeWeb, Inc.

Recent Accounting Pronouncements

         In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The Company does not expect the adoption of this standard to have a material effect on the Company's capitalization policy.

                         iVILLAGE INC. AND SUBSIDIARIES

         In April 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-up Activities" ("SOP 98-5"). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start up activities and organization costs to be expensed as incurred. As the Company has expensed these costs historically, the adoption of this standard is not expected to have a significant impact on the Company's results of operations, financial position or cash flows.

         In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS No. 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company does not expect the adoption of this statement to have a significant impact on the Company's results of operations, financial position or cash flows.

3.       Fixed Assets:

Fixed assets consist of the following:


                                                                                               December 31,
                                                                                   --------------------------------------
                                                                                        1997                  1998
                                                                                   ---------------       ----------------
         Computer equipment...................................................     $  2,579,083          $   6,949,815
         Capitalized software.................................................        2,295,138              2,655,838
         Furniture and fixtures...............................................          283,024              1,165,283
         Leasehold improvements...............................................          462,262              1,113,386
                                                                                   ------------          -------------

                                                                                      5,619,507             11,884,322
             Less, accumulated depreciation and amortization..................       (1,816,684)            (4,503,956)
                                                                                   ------------          -------------
                                                                                   $  3,802,823          $   7,380,366
                                                                                   ============          =============


Depreciation and amortization of fixed assets was approximately $109,000, $1,780,000 and $2,687,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

4.       Related-Party Transactions:

AOL

         In September 1995, the Company entered into an information provider agreement with AOL, a holder of different classes of iVillage stock, whereby AOL had agreed to carry the Company's programming material on the AOL service for a period of one year. As a result of this agreement, AOL received a percentage, as defined, of the Company's revenues and paid the Company a usage fee based upon hours of viewership of the iVillage site on the AOL network.

         In May 1996, the Company entered into an information provider agreement with AOL whereby AOL agreed to carry up to four Company channels for a period of two years. In return, the Company issued to AOL 266,666 warrants (on a post-split basis) convertible into Series B Convertible Preferred Stock at an exercise price of $7.50 per warrant. In accordance with Statement of Financial Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS
                         iVILLAGE INC. AND SUBSIDIARIES

No. 123"), the Company valued the warrants issued to AOL, using the Black-Scholes option pricing model, at $3.87 per share. The following assumptions were used in the option pricing model: stock price of $7.50, exercise price of $7.50, option term of 5 years, risk free rate of interest of 6.5%, 50% volatility and a dividend yield of 0%. The cost of the warrants were to be expensed over the life of each channel, however, the agreement was canceled in 1997; as a result, the Company expensed the unamortized value of these warrants, $1,034,838, in 1997.

         In July 1997, the Company entered into an interactive services agreement with AOL (the "AOL Agreement"), whereby the Company received anchor tenant distribution within the AOL service. This agreement superseded any prior agreements between the Company and AOL. The AOL Agreement, which was due to expire on February 28, 1999, provided both parties with the right to extend the agreement. In consideration for AOL carrying certain channels of the Company, the Company receiving guaranteed impressions and other services, the Company was obligated to pay AOL monthly payments of approximately $229,000 until September 1, 1998 and approximately $201,000 thereafter until February 28, 1999, make certain additional payments based on revenues and provide $2,334,000 of in-kind commitments to AOL which primarily consisted of the mentioning of "AOL Keyword: iVillage" within iVillage advertisements and other promotions. These commitments were not valued as part of the obligation to AOL as no incremental costs were incurred and fair value could not be reasonably determined. At December 31, 1997, the Company owed AOL approximately $947,000 in connection with the AOL Agreement and other expenses.

         In January 1998, iVillage entered into a shopping channel promotional agreement with AOL (the "Shopping Channel Agreement"), whereby AOL agreed to promote iVillage and its services on the AOL shopping channel and provide access to iVillage's online sites. The Shopping Channel Agreement provided for monthly installments of $10,417 paid to AOL through December 31, 1998.

         On December 31, 1998, the Company entered into an interactive services agreement with AOL (the "1998 AOL Agreement"), which supersedes the AOL Agreement. The 1998 AOL Agreement expires on December 31, 2000 and allows both parties to extend the term of the agreement for an additional year. The 1998 AOL Agreement provides for the Company to receive anchor tenant distribution on certain AOL channels, guaranteed impressions, and other services. In consideration for such services the Company is obligated to (i) pay AOL minimum quarterly payments of approximately $921,000 until March 31, 1999, approximately $611,000 from April 1, 1999 through December 31, 1999 and approximately $807,000 from January 1, 2000 through December 31, 2000, and (ii) provide up to $2 million of advertising to AOL, as defined in the 1998 AOL Agreement. At December 31, 1998 no amounts were owed to AOL in connection with the 1998 AOL Agreement, however, the Company recorded a prepaid expense of approximately $201,000 as a result of an advance payment on the new agreement.

         The Company estimates that a significant portion of its traffic is derived from AOL and if the financial condition and operations of AOL were to deteriorate significantly, or if the traffic to the Company's site generated by AOL were to substantially decrease, the Company's advertising revenues could be adversely affected.

                         iVILLAGE INC. AND SUBSIDIARIES

Other Related Parties

         In July 1997, iVillage entered into a one-year agreement with Tenet Healthcare Corporation ("Tenet"), a stockholder, whereby Tenet was a sponsor of one of iVillage's channels and developed content for use on the channel in exchange for a fee paid in quarterly installments. For the year ended December 31, 1998, this agreement generated revenues of approximately $247,000. As of December 31, 1998, the Company was owed approximately $75,000 from this stockholder.

         During 1997 and 1998, the Company had sponsorship and advertising agreements with Intel Corp., a stockholder, which generated revenues of approximately $19,000 and $130,000, respectively. As of December 31, 1997 and 1998, the Company was owed approximately $16,000 and $120,000, respectively, from this stockholder.

         In November 1998, iVillage entered into a one-year content distribution agreement with Cox Interactive Media ("Cox"), a stockholder, whereby iVillage agreed to provide content for Cox's Web sites in return for displaying the iVillage logo on the Cox Web sites and establishing links on the Cox Web sites to iVillage's network.

Officer Loan Receivable

         In June 1998, the Company accepted a non-recourse promissory note in the principal amount of $500,000 (the "Note") from its chief executive officer ("CEO"). The Note is collateralized by 166,666 shares of the Company's common stock which is held by the Company. Interest is payable annually on December 31 of each year, commencing December 31, 1998, at the rate of 5.58%. The outstanding principal balance on the Note is payable on June 5, 2001. As of December 31, 1998, the CEO has borrowed $500,000 under the note, which is recorded as a stockholder note receivable and classified as a reduction of equity.

5.       Business Acquisitions and Dispositions:

Parentsplace.com

         On December 9, 1996, the Company acquired all of the outstanding stock of ParentsPlace.com, an Internet content provider, in exchange for 66,666 shares of the Company's common stock. The cost of the acquisition was allocated to the assets and liabilities assumed based upon their estimated fair values as follows:


         Working capital..............................     $ (77,323)
         Equipment....................................        19,726
         Goodwill.....................................       557,597
                                                            --------
                                                           $ 500,000


HRS

         In May 1997, the Company completed the acquisition of Health ResponseAbility Systems, Inc. ("HRS"), an Internet content provider, in exchange for $2,600,000 in cash, 433,400 shares of
                         iVILLAGE INC. AND SUBSIDIARIES
the Company's common stock valued at $2,210,340 or $5.10 per share, and additional cash amounts contingent on future performance levels of HRS and the Company. In addition, the Company issued to AOL 203,000 shares of common stock in exchange for the release of all equity rights in HRS held by AOL valued at $1,035,300.

         The cost of the acquisition was allocated to the assets acquired and liabilities assumed based upon their estimated fair values as follows:


         Working capital...............................   $  (159,991)
         Equipment.....................................        50,300
         Goodwill......................................     5,955,331
                                                          -----------
                                                          $ 5,845,640
                                                          ===========


         In January 1998, the Company agreed to pay $1,560,000 to the prior owners of HRS in a final settlement of the cash amounts contingent upon future performance levels, as stipulated in the agreement for the acquisition of HRS. This amount was recorded as additional goodwill and is being amortized over the remaining period of expected benefit.

         The following unaudited pro forma summary presents consolidated results of operations for the Company as if the acquisition of HRS had been consummated on January 1, 1996. The acquisitions of ParentsPlace.com and StudentCenter would not have had a significant impact on the pro forma information. The pro forma information does not necessarily reflect the actual results that would have been achieved, nor is it necessarily indicative of future consolidated results of the Company.


                                      1996                 1997
                                      ----                 ----

         Revenues................ $    1,674,226        $    6,381,437
         Net loss................ $  (12,092,617)       $  (22,910,945)


StudentCenter

         In September 1997, the Company acquired substantially all of the assets of StudentCenter LLC ("StudentCenter"), an Internet content provider, for $125,000 and the issuance of options to purchase 41,666 shares of common stock of the Company at $5.10 per share. These options were valued at approximately $53,000 using the Black-Scholes option pricing model. The following assumptions were used in the option pricing model: stock price of $5.10, exercise price of $7.50, term of 3 years, risk free rate of interest of 6%, 50% volatility and a dividend yield of 0%. In addition, the Company was required to make revenue-based and other bonus payments, of which $30,000 was recorded as of December 31, 1997, based on the amount of StudentCenter revenues, page views and other criteria. The $208,000 purchase price was allocated to goodwill and intangible assets and is being amortized over three years.

         In May 1998, the Company sold the assets of StudentCenter as part of the sale of About Work.

                         iVILLAGE INC. AND SUBSIDIARIES

About Work

         In May 1998, the Company sold About Work, one of the Company's channels, as well as the assets of StudentCenter, to TMP Worldwide Inc. ("TMP") in exchange for net proceeds of $600,000. In connection with the sale of About Work, the Company paid the former owners of StudentCenter $520,000 and issued options to purchase 33,333 shares at $5.10 per share as settlement of all revenue-based and other bonus payments. The options were valued at approximately $100,000 using the Black-Scholes option pricing model using the following assumptions: stock price of $6.00, exercise price of $6.00, term of 5 years, risk free rate of interest of 5.44%, 50% volatility and a dividend yield of 0%. In addition, the Company accrued a cost of $340,000 in connection with AOL carriage fees to be paid on behalf of TMP for About Work. The Company recorded a loss of approximately $504,000 on this sale due to the bonus payment, the options issued to StudentCenter, the write off of approximately $195,000 of remaining goodwill and the accrual for AOL carriage fees.

         An additional $575,000 was received in exchange for production, sponsorship and consulting services provided to TMP during 1998. The agreement also calls for a $600,000 reimbursement payment to be made to the Company for maintaining the About Work tenancy on AOL for a one year period beginning May 1, 1999. In the event that the About Work site is not carried on AOL after April 1999 through iVillage's distribution agreement, this reimbursement payment will not be made.

iBaby

         In April 1998, the Company entered into a joint venture agreement (the "iBaby Agreement") with Ourbaby, LLC, a California limited liability company, to form iBaby, Inc., a Delaware corporation ("iBaby"). The Company has purchased 1,000,000 shares of iBaby (of the total 1,666,666 shares outstanding) for $1,350,000 and for the delivery of certain promotional rights, including impressions on the iVillage web site. In connection with the acquisition, the Company recorded approximately $500,000 of goodwill to be amortized over a period of three years. The Company's equity ownership in iBaby may be altered due to various provisions included in the joint venture agreement including: (i) conversion of any convertible notes issued in connection with any bridge loan financing provided to iBaby by the Company, (ii) the issuance of iBaby shares upon exercise of stock options and grants of restricted stock, (iii) the Company's failure to meet certain promotional obligations or (iv) the occurrence of an initial public offering of the Company's stock or a merger, consolidation or sale transaction ("call event" or "put event").

         Since the formation of iBaby in April 1998, the accounts of iBaby have been consolidated into the Company's financial statements, as the Company holds a majority interest and has control of iBaby.

         In connection with the formation of iBaby, iBaby entered into an inventory and services agreement with Kids Warehouse, the minority interest holder of iBaby. The agreement, dated April 8, 1998, has a one-year term and provides for Kids Warehouse to make available to iBaby at least $2,000,000 of inventory at wholesale value, as defined, for iBaby to sell to customers. In addition, Kids Warehouse is to stock and provide storage of iBaby inventory. In consideration for
                         iVILLAGE INC. AND SUBSIDIARIES
such services, iBaby is to pay Kids Warehouse an inventory fee, as defined, based on the cost of items sold by iBaby. This agreement is terminable at the sole option of iBaby.

         In connection with the joint venture agreement, the Company also entered into a rights agreement with the minority stockholders which provides for various rights including:

         o The right and option by the Company, exercisable upon the occurrence of a call or put event, to purchase all of the shares held by the minority stockholders ("call option"); and

         o The right and option by the minority stockholders, exercisable upon the occurrence of a put event, to require iVillage to purchase the shares held by the minority stockholders ("put option").

In December 1998, the board of directors of iVillage opted to exercise the call option to acquire the minority interest in iBaby.

6.       Stock Option Plans:

         1995 Amended And Restated Employee Stock Option Plan

         In 1995, iVillage's Board of Directors and stockholders adopted the Company's 1995 Amended and Restated Employee Stock Option Plan (the "ESOP"), which was amended in May 1997. The ESOP provides for the granting, at the discretion of the Stock Option Committee of the board of directors (the "SOC"), of: (i) options that are intended to qualify as incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"), as amended, to employees and (ii) options not intended to so qualify to employees, officers, consultants and directors. The total number of shares of common stock for which options may be granted under the ESOP is 1,798,548.

         The exercise price of all stock options granted under the ESOP is determined by the SOC at the time of grant. The maximum term of each option granted under the ESOP is 10 years from the date of grant. Options shall become exercisable at such times and in such installments as the SOC shall provide in the terms of each individual option.

         The exercise price of all of the options under the ESOP which range from $3.00-$9.45, were determined based upon the fair market value of iVillage's common stock on the date of grant. In September 1997, the SOC adjusted the exercise price of all ESOP shares priced above $5.10 to $5.10 per share based upon the then determined current fair market value of the Company's common stock. Generally, the options vest equally over a period of four years and expire 5-10 years from the date of grant.

         As of December 31, 1998, there were no shares available for future grants under the ESOP.

         Changes in options outstanding under the ESOP, the fair value per option and weighted average exercise price of stock option activity for the years ended December 31, 1996, 1997 and 1998 are as follows:

                         iVILLAGE INC. AND SUBSIDIARIES


                                                                                       Weighted            Weighted
                                                                                     Average Fair           Average
                                                                                      Value Per         Exercise Price
                                                                    Options             Option             Per Share
                                                                 --------------     ---------------     ----------------
         Outstanding, January 1, 1996..........................    108,666                 $ .78               $3.15
         Granted...............................................    254,048                  2.10                4.56
                                                                  --------                  ----                ----

         Outstanding, December 31, 1996........................    362,714                  1.71                3.96
         Granted...............................................    687,833                  1.41                5.10
         Exercised.............................................    (33,333)                 1.05                3.00
         Canceled..............................................   (215,750)                 1.62                3.84
                                                                  ---------                 ----                ----

         Outstanding, December 31, 1997........................    801,464                  1.50                5.04
         Granted...............................................  1,256,750                  1.92                6.90
         Exercised.............................................     (9,333)                 2.49                5.10
         Canceled..............................................   (250,333)                 1.38                5.25
                                                                  ---------                 ----                ----

         Outstanding, December 31, 1998........................  1,798,548                 $1.80               $6.30
                                                                 =========                 =====               =====


         Options exercisable at December 31, 1996..............     35,500                 $1.08               $3.63
         Options exercisable at December 31, 1997..............    103,333                 $1.71               $4.92
         Options exercisable at December 31, 1998..............    287,057                 $1.77               $5.28


         At December 31, 1998, the weighted average remaining contractual life of the options outstanding, under the ESOP, was approximately 6.3 years.

1997 Amended and Restated Acquisition Stock Option Plan

         In May 1997, the Company's Board of Directors and stockholders adopted the Company's 1997 Amended and Restated Acquisition Stock Option Plan (the "ASOP"). The ASOP provides for the granting, at the discretion of the SOC of:
(i) options that are intended to qualify as incentive stock options, within the meaning of Section 422 of the Code, as amended, to directors who are employees of the Company or any of its subsidiaries, or as part of one or more of such acquisitions and (ii) options not intended to so qualify to employees, officers, consultants and directors of the Company, or as part of one or more of such acquisitions. The total number of shares of common stock for which options may be granted under the ASOP is 360,726.

         The exercise price of all stock options granted under the ASOP is determined by the SOC at the time of grant. The maximum term of each option granted under the ASOP is 10 years from the date of grant. Options shall become exercisable at such times and in such installments as the SOC shall provide in the terms of each individual option.

         Generally, the options vest equally over a period of four years and expire 7-10 years from the date of grant. The exercise price of all of the options under the ASOP is $5.10, which was determined based upon the fair market value of the Company's common stock on the date of grant.

         In September 1997, the SOC adjusted the exercise price of all outstanding options of the ASOP from the original exercise price of $7.50 a share to $5.10 a share, based on the then determined current fair market value of the Company's common stock.

         As of December 31, 1998, no shares were available for future grants under the ASOP.

                         iVILLAGE INC. AND SUBSIDIARIES

         Changes in options outstanding under the ASOP, the fair value per option and weighted average exercise price of stock option activity for the years ended December 31, 1997 and 1998 are as follows:


                                                                                   Weighted        Weighted
                                                                                   Average         Average
                                                                                   Fair            Exercise
                                                                                   Value Per       Price Per
                                                                    Options         Option          Share
                                                                   ----------     ----------     -----------
        Outstanding, January 1, 1997........................           --             $ --          $   -
        Granted.............................................       393,393              1.44           5.10
                                                                   -------             -----
        Outstanding, December 31, 1997......................       393,393              1.44           5.10
        Granted.............................................       258,393              3.00           5.10
        Canceled............................................      (291,060)             1.35           5.10
                                                                   -------             -----
        Outstanding, December 31, 1998......................       360,726             $2.64          $5.10
                                                                   =======             =====
        Options exercisable at December 31, 1997............        10,833             $1.98          $5.10
        Options exercisable at December 31, 1998............       305,226             $2.79          $5.10


         At December 31, 1998, the weighted average remaining contractual life of the options outstanding, under the ASOP, was approximately 6.4 years.

Stock-Based Compensation

         The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock option issuances. The Company has adopted the disclosure-only provisions of SFAS No. 123. Had compensation cost for the Company's stock options issued at the fair value of the Company's stock been determined based on the fair value of the stock options at the grant date for awards in 1996, 1997 and 1998 consistent with the provisions of SFAS No. 123, the Company's net loss would have been adjusted to the pro forma amounts indicated below:


                                                                                       December 31,
                                                                                       ------------
                                                                       1996            1997              1998
                                                                       ----            ----              ----
         Net loss as reported..................................        $(9,682,682) $(21,300,960)      $(43,653,682)
         Net loss pro forma....................................        $(9,767,127) $(21,693,415)      $(44,213,487)


         The fair value of each option grant is estimated using the minimum value method of the Black-Scholes option pricing model which assumes no volatility. The weighted average assumptions used for grants made in 1996, 1997 and 1998 are as follows:


                                                                             Options granted during the
                                                                               year ended December 31,
                                                                             --------------------------
                                                                           1996         1997         1998
                                                                           ----         ----         ----
         Risk-free interest rate.....................................     6.10%         6.22%        5.44%
         Expected option life........................................   5 years         5 years      5 years
         Dividend yield..............................................      0.0%          0.0%        0.0%

                         iVILLAGE INC. AND SUBSIDIARIES

         In 1997, in connection with the exercise of options by former employees, the Company accepted two promissory notes, with recourse, from the former employees to cover the costs to exercise the options.

iBaby, Inc. 1998 Stock Option Plan

         In 1998, the Board of Directors and stockholders of iBaby adopted the iBaby, Inc. 1998 Stock Option Plan ("iBaby SOP"). The iBaby SOP provides for the granting, at the discretion of the iBaby Stock Option Committee ("iBaby SOC") of: (i) options that are intended to qualify as incentive stock options, within the meaning of the Code, to employees and (ii) options not intended to so qualify to employees, officers, consultants and directors. The total number of shares of iBaby common stock for which options may be granted under the iBaby SOP is 294,118.

         The exercise price of all stock options granted under the iBaby SOP is determined by the iBaby SOC at the time of grant. The maximum term of each option granted under the iBaby SOP is seven years from the date of grant. Options shall become exercisable at such time and in such installments as the iBaby SOC shall provide in the terms of each individual option.

         Under the iBaby SOP, options to purchase 110,059 shares of iBaby common stock were granted during the year ended December 31, 1998, with a weighted average exercise price per share of $2.68 and a weighted average remaining contractual life of 6.4 years. As of December 31, 1998, 184,059 shares remain available for future grants.

7.       Commitments and Contingencies:

Leases:

         The Company leases office space, under non-cancelable operating leases expiring at various dates through April 2001. The following is a schedule of future minimum lease payments under non-cancelable operating leases as of December 31, 1998:


        Year ending December 31:                                          1998

        1999.....................................................       $669,684
        2000.....................................................        279,540
        2001.....................................................         12,280
                                                                        --------
                                                                        $961,504
                                                                        ========


         Rent expense was approximately $149,000, $486,000 and $714,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

                         iVILLAGE INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

        At December 31, 1998, minimum future lease payments due under capital leases for computer equipment are as follows:

        Year ending December 31:                                 1998
        ------------------------                                 ----

        1999...............................................    $144,203
        Less: amount representing interest.................       7,630
                                                               --------
        Net minimum lease payments.........................    $136,573
                                                               ========

         Accumulated amortization on assets accounted for as capital leases amounted to approximately $301,000 and $553,000 as of December 31, 1997 and 1998, respectively.

Litigation

         The Company has been involved in litigation relating to claims arising out of its operations in the normal course of business, including a claim by a former employee. The Company does not believe that an adverse outcome of any of these legal proceedings will have a material adverse effect on the Company's results of operations.

8.       Convertible Notes

         In August 1995, the Company entered into a promissory note agreement with AOL whereby the Company received $500,000. This note was converted into shares of Series A Convertible Preferred Stock ("Series A") in September 1995.

         In September 1995, the Company entered into a promissory note agreement with AOL whereby the Company received $650,000 in 1995 and an additional $1,100,000 in 1996. In connection with this note, the Company issued warrants to purchase 17,366 shares (on a post-split basis) of Series B Convertible Preferred Stock ("Series B") at $7.50 a share which resulted in interest expense of $6,745 in 1995 and $30,101 in 1996.

         In 1996, the Company entered into promissory note agreements with AOL and certain other investors whereby the Company received $1,800,000 inclusive of the $1,000,000 received from AOL as described above. These notes, as well as the $650,000 discussed above that was received in 1995, were converted into 980,000 shares of Series B.

         In 1997, the Company entered into promissory note agreements with AOL and certain other investors whereby the Company received $3,775,000. In connection with these notes, the Company issued warrants to purchase 111,771 shares of common stock for $5.86 per share, which resulted in an interest charge of $334,339 in 1997. The Company valued these options using the Black-Scholes option pricing model at $3.00 per share. The following assumptions were used in determining the value of the option: stock price of $5.86, exercise price of $5.86, term of 5 years, risk free rate of interest 6%, 50% volatility and a dividend yield of 0%. In 1997, these notes were converted into approximately
1.93 million shares of Series C Convertible Preferred Stock ("Series C").

9.       Capital Stock
                         iVILLAGE INC. AND SUBSIDIARIES

Common Stock

         At December 31, 1998, the authorized capital stock of the Company consists of 65,000,000 shares of common stock, $0.01 par value per share and 25,000,000 shares of preferred stock, $0.0005 par value per share. The Board of Directors (the "Board") of the Company has the authority to issue preferred stock in series with rights and privileges determined by the Board. Upon formation of the Company, 1,083,335 shares of $0.01 par value common stock were issued to the founders.

         In February 1998, the Company issued 284,317 shares of common stock in exchange for net proceeds of approximately $1,700,000.

Convertible Preferred Stock

         In September 1995, the Company issued 1,000,000 shares of Series A Convertible Preferred Stock ("Series A"), through a private placement, in consideration for net proceeds of approximately $1,000,000, inclusive of the conversion of a $500,000 convertible note payable.

         In May 1996, the Company issued 4,777,746 shares of Series B and Series B-1 Convertible Preferred Stock ("Series B-1") through a private placement in exchange for net proceeds of approximately $11,944,000, inclusive of the conversion of convertible notes payable in the amount of $2,450,000. The holder of Series B-1 has the same rights as the Series B holders, however, the Series B-1 holder does not have voting rights.

         In May 1997, the Company issued 11,003,067 shares of Series C Convertible Preferred Stock ("Series C") through a private placement in exchange for net proceeds of approximately $20,550,000, inclusive of the conversion of convertible notes payable in the amount of approximately $2,975,000. In connection with the issuance of Series C, the Company will issue additional shares of common stock to Series B holders that had anti-dilution provisions, upon the conversion to common stock. The Company also issued 30,194 warrants to purchase shares of common stock at $.03 a share to the Company's placement agent in consideration for services provided in connection with the private placement.

         In December 1997, the Company issued an additional 2,190,378 shares of Series C through a private placement in exchange for net proceeds of approximately $4,280,000, inclusive of the conversion of an $800,000 convertible note payable.

         In February 1998, the Company issued 13,000,000 shares of Series D Convertible Preferred Stock ("Series D") in exchange for net proceeds of approximately $31,500,000.

         In December 1998, the Company issued 11,730,948 shares of Series E Convertible Preferred Stock ("Series E") through a private placement in exchange for net proceeds of approximately $32,100,000. Holders of Series E have participating preferred rights.

         The holders of convertible preferred stock are entitled to receive noncumulative dividends when and if declared by the Board. These dividends are in preference to any declaration or payment of any dividend on the common stock of the Company.

                         iVILLAGE INC. AND SUBSIDIARIES

         In the event of liquidation, the holders of convertible preferred stock have a liquidation preference over the holders of common stock with holders of Series C, D and E having preference to Series A and B holders. Such preference is equal to the original cost of the respective class of convertible preferred stock, plus any declared or unpaid dividends.

         All classes of convertible preferred stock are convertible into common stock at prices and at times, subject to the provisions set forth in the

Company's restated Certificate of Incorporation, on a one for one basis. In the event of a public offering of the Company's shares with gross proceeds and an offering price as defined, the convertible preferred stock will be automatically converted into common stock on a one for one basis (on a pre-split basis). The holders of Series B and B-1 shares will receive an additional 217,825 shares of common stock as a result of the anti-dilution provisions contained in the Series B and Series B-1 agreements. Convertible preferred stockholders maintain voting rights equivalent to the number of shares of common stock on an as if converted basis.

         As discussed in Notes 4, 8 and above, as of December 31, 1998, the Company has 425,998 warrants outstanding with a weighted average exercise price of $6.54 per share.

Initial Public Offering

         In December 1998, the Board of Directors and stockholders of the Company, authorized the Company's management to file a registration statement for an initial public offering (the "IPO") of the Company's common stock.

10.      Advertising and Promotional Agreements:

NBC

         On November 11, 1998, the Company entered into an agreement with NBC pursuant to which NBC will promote the Company's Web site, iVillage.com, on television primarily during prime time programs, as well as through its web sites. The terms of the NBC agreement provide for the following:

         i. NBC to provide the Company with the use of advertising spots having an aggregate value of $3.5 million per annum over a three-year period. For each $3.5 million of advertising spots, the Company will issue 1,228,070 shares of Series E (or 409,356 shares of the Company's common stock after the IPO).

         ii. NBC will have the option, exercisable at its sole discretion, to provide the Company with additional spots having an aggregate value of $5 million for each of the three years. Upon exercise of NBC's option, iVillage will issue shares of series E (or shares of iVillage's common stock after the IPO), subject to anti-dilution protection, equal to the aggregate value of additional spots divided by $4.15 in the first year, $5.15 in the second year and $6.15 in the third year ($12.45, $15.45 and $18.45 if converted to common stock).

         iii. NBC may terminate the agreement in the event that a change of control of iVillage,
                         iVILLAGE INC. AND SUBSIDIARIES
              as defined in the agreement, occurs involving a television broadcast network entity or its affiliate that directly competes with NBC.

         The Company will account for the NBC agreement in accordance with Emerging Issues Task Force Abstract No. 96-18, "Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

         In addition, iVillage has valued the option provided to NBC using the Black-Scholes option pricing model. The $3,960,667 value has been recorded in the equity section as deferred compensation, and will be adjusted at each balance sheet date to market value. If and when NBC exercises their option by delivering advertising, then any amounts previously deferred in the equity section related to those shares will be reversed into the statement of operations along with any additional amounts necessary to bring the total charge up to the then current market value.

         On March 9, 1999, the Company and NBC entered into an agreement to amend, subject to closing conditions, the November 11, 1998 advertising and promotional agreement with NBC. See Note 13-Subsequent Events.

Snap

         In November 1998, iVillage entered into a two-year agreement with Snap! LLC ("Snap") which provided for Snap assisting iVillage in promoting its network of Web sites and related services. Under the agreement, Snap is to deliver guaranteed impressions as well as certain exclusivity rights in connection with limitations on the percentage of content that can be provided by iVillage's competitors. In exchange for the impressions and exclusivity provided by Snap, iVillage is required to make payments of: (i) $1 million in the first year and $2.26 million in the second year, (ii) an amount equal to 20% of all gross margin earned by iVillage from all sales made through the Company's iBaby Web site arising from customers directed by Snap and (iii) a standard monthly fee based on the daily average number of successful search results page on the Snap Web site that is served by Snap in response to a search inquiry.

         iVillage will record all of the payments required under the agreement as sales and marketing expense and will be recognized ratably over the term of the contract as services are provided.

AT&T

         In October 1998, iVillage entered into a two-year agreement with AT&T under which (subject to meeting certain quarterly performance measures) iVillage will promote and market certain AT&T telecommunication services in exchange for minimum payments, subject to adjustments based upon delivered impressions, as defined in the agreement. In return, AT&T will display a text line for iVillage.com on the AT&T WorldNet service and promote and market iVillage.com through AT&T television, mass media marketing or other mass media.

                         iVILLAGE INC. AND SUBSIDIARIES

11.      Income Taxes:

         The components of the net deferred tax asset as of December 31, 1997 and 1998 consists of the following:

                                              1997              1998
                                             ------            ------
Operating loss carryforward...........     $13,940,842      31,321,682
Depreciation and amortization.........         (50,508)       (166,554)
Bad debt allowance and reserves.......              --         674,864
Benefits related costs................              --         230,701
                                           -----------      ----------
    Net deferred tax asset............      13,890,334      32,060,693
Less, valuation allowance.............     (13,890,334)    (32,060,693)
                                           -----------      ----------

               Deferred tax asset.....     $        --     $        --
                                           ===========     ===========

         The difference between the Company's U.S. federal statutory rate of 35%, as well as its state and local rate, net of a federal benefit, of 10%, when compared to the effective rate is principally comprised of the valuation allowance.

         As of December 31, 1998, the Company has a net operating loss carryforward for federal income tax purposes of approximately $69,990,000 which begin to expire in 2010. The net deferred tax asset has been fully reserved due to the uncertainty of the Company's ability to realize this asset in the future.

12.      Segment Information:

         In June 1997, FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), which established standards for reporting information about operating segments in annual financial statements. The Company's business is comprised of the development of programming material by iVillage for distribution through online service providers and the Internet ("New Media") and the sale of products by iBaby through its Web sites ("Commerce"). The Company's management reviews corporate assets and overhead expenses combined with the New Media segment. The summarized segment information, as of and for the year ended December 31, 1998, is as follows:

                                                              New Media           Commerce          Total
                                                              ---------           --------          -----
Revenues................................................     $12,450,620        $2,561,203       $15,011,823
Cost of revenues and product development and technology.      11,741,776         2,779,239        14,521,015
Sales and marketing.....................................      28,176,407           346,467        28,522,874
General and administrative..............................       9,546,082         1,066,352        10,612,434
Depreciation and amortization...........................       5,628,322            54,684         5,683,006
Loss from operations....................................     (42,641,967)       (1,685,539)      (44,327,506)
Interest income, net....................................         570,704            20,482           591,186
Total assets............................................      45,944,997           845,968        46,790,965

         Information for the years ended December 31, 1996 and 1997 has not been provided since during those years the Company operated only in the New Media segment.

                         iVILLAGE INC. AND SUBSIDIARIES

13.      Subsequent Events (unaudited):

        Acquisition of Minority Interest of iBaby

         On February 10, 1999, the Company entered into an agreement to purchase all of the outstanding shares of iBaby held by the minority stockholders (the "Minority Interest") for $11.0 million (the "Purchase Price") (the "iBaby Purchase Agreement"). The Purchase Price is comprised of $8 million in cash and common stock having an aggregate value of $3.0 million. The Company paid $1.5 million on February 12, 1999, with the remaining $6.5 million being payable within two business days of the closing of the IPO and receipt, by the Company, of at least $6.5 million of IPO proceeds. The number of shares to be issued will be dependent upon the IPO price per share, less the underwriters' discount.

         If an IPO does not occur, the iBaby Purchase Agreement also provides for the right by the Company to purchase the Minority Interest for an aggregate $9.3 million in cash until May 31, 1999 (the "Additional Purchase Period") provided that (i) written notice is given by April 15, 1999 and a non-refundable payment of $1 million is made to the minority stockholders (the "Deposit") as a credit toward the remaining $9.3 million. In the event that the Minority Interest is not purchased in accordance with the terms of the iBaby Purchase Agreement, the Deposit will be forfeited by the Company and the terms of the iBaby Agreement shall continue in full force except that the parties will have 10 business days to agree to a fair value per share or select a mutually acceptable investment bank to issue a valuation within 15 business days.

         The iBaby Purchase Agreement also provides for certain other provisions, the most significant of which include the extension of the management, and inventory and services agreements until April 8, 2000 and certain piggyback registration rights to the minority stockholders.

         Acquisition of Astrology.Net

         On February 18, 1999, the Company acquired all of the outstanding stock of KnowledgeWeb, Inc. d/b/a/ Astrology.Net ("Astrology.Net"), an Internet content provider, in exchange for 802,125 shares of iVillage's common stock and $1 million in cash. The Astrology.Net Agreement also provides for employment, non-compete and stock option agreements for the founding stockholders of Astrology.Net.

         The terms of the agreement are such that 326,331 of the shares of common stock are issued up-front and the remaining 475,794 will be placed into escrow to be released to the stockholders of Astrology.Net within a period of five years. The release from escrow will be accelerated dependent on Astrology.Net meeting revenue targets. In the event there is no acceleration of the release of these shares by the end of the five-year term, all remaining shares in escrow will be released to Astrology.Net's stockholders. In addition, all outstanding options to purchase Astrology.Net common stock were converted into non-qualified options to purchase an aggregate of 31,208 shares of iVillage common stock.

         In addition to the shares issued, the Company has issued the founding stockholders of Astrology.Net, who will continue as employees of Astrology.Net, options to purchase 150,000
                         iVILLAGE INC. AND SUBSIDIARIES
shares of iVillage common stock at an exercise price equal to the IPO price. These options vest over a period of seven years, with accelerated vesting dependent on Astrology.Net meeting certain revenue targets. The Company also granted to the founding stockholders of Astrology.Net, subject to its existing agreements with respect to registration rights, piggyback registration rights in connection with the shares of the Company's common stock to be issued pursuant to the agreement.

         The acquisition will be accounted for as a purchase with an estimated purchase price of approximately $21.0 million, based on a value of the Company's common stock of $24.00 per share and an estimate for the value of the Astrology.Net options assumed by iVillage. The difference between the purchase price and the fair value of the acquired net assets of Astrology.Net will be recorded as goodwill and amortized over the period of expected benefit.

Reverse Stock Split

         On March 11, 1999, the Board effected a one-for-three reverse common stock split. The Board also approved the adjustment of the common stock par value to $.01 per share. The share information in the accompanying consolidated financial statements has been retroactively restated to reflect the effect of this reverse stock split.

NBC

         On March 9, 1999, the Company and NBC entered into an agreement to amend, subject to closing conditions, the November 11, 1998 advertising and promotional agreement with NBC as follows:

         i. The Company has agreed to purchase, for cash, $8.5 million of advertising and promotional spots per annum, over the next three years.

         ii. Upon signing the amended agreement, the Company will issue, subject to certain anti-dilution protection, 4,889,030 shares of Series E Convertible Preferred Stock and a warrant to purchase 970,873 shares of Series E Convertible Preferred Stock at $5.15 per share during 2000 and 813,008 shares of Series E Convertible Preferred Stock at $6.15 per share during 2001 in exchange for a promissory note in the approximate amount of $15.5 million at 5% interest per annum. The principal amount of the note and interest is payable in twelve equal installments of approximately $1.4 million, payable each quarter beginning April 1, 1999.

         iii. The Company has also agreed to pay $1,100,000 during 1999 for prominent placement on the NBC.com Web site.

         Under the revised agreement and in accordance with EITF D-60 "Accounting for the Issuance of Convertible Preferred Stock and Debt Securities with a Nondetachable Conversion Feature," the $23.6 million difference between the purchase price of the Series E Convertible Preferred Stock and the fair market value on the date of issuance will be accounted for as a deemed dividend and amortized using the effective interest method from the date of issuance through the date the securities are first convertible. The Company expects this to occur in March 1999 with the
                         iVILLAGE INC. AND SUBSIDIARIES
effectiveness of its anticipated initial public offering. In addition, the fair value of the warrant of approximately $8.4 million, will be recorded in stockholders' equity as deferred advertising costs and amortized to advertising expense - non cash over the three year advertising agreement. The fair value of the warrant was determined using the Black-Scholes option pricing model in accordance with SFAS No. 123.

                                                                                                         Schedule II

                         iVILLAGE INC. AND SUBSIDIARIES
                        VALUATION AND QUALIFYING ACCOUNTS


                                                        Column A     Column B    Column C     Column D     Column E
                                                        --------     --------    --------     --------
                                                                            Additions
                                                        Balance at   Charged to  Charged to   Deductions   Balance at
                                                        Beginning    Costs and     Other                    End of
                                                        of Period    Expenses     Accounts                  Period
For the year ended December 31, 1996:
         Provision for doubtful accounts                $       -    $       -   $       -    $      -     $      -
                                                        =========    =========   =========    ========     ========
For the year ended December 31, 1997:
         Provision for doubtful accounts                $       -    $ 746,589   $100,000(1)  $566,760(2)  $279,829
                                                        =========    =========   ===========  ===========  ========
For the year ended December 31, 1998:
         Provision for doubtful accounts                $ 279,829    $ 855,000   $125,000(2)  $513,480     $746,349
                                                        =========    =========   ===========  ========     ========

----------------
(1) Doubtful accounts written off against revenue

(2) Doubtful accounts written off, net of cash recovered
                         iVillage Inc. and Subsidiaries
                     Condensed Consolidated Balance Sheets
                                 (in thousands)
                                   Unaudited


                                                                                       December 31,      June 30,
                                                                                          1998             1999
                                                                                        ---------        ---------
                                     ASSETS:
Current assets:
  Cash and cash equivalents .....................................................       $  30,825        $  85,279
  Accounts receivable, net ......................................................           2,078            2,843
  Other current assets ..........................................................             715            1,162
                                                                                        ---------        ---------
    Total current assets ........................................................          33,618           89,284

Fixed assets, net ...............................................................           7,380            6,968
Goodwill and intangible assets, net .............................................           4,535           61,631
Other assets ....................................................................             188              189
                                                                                        ---------        ---------
    Total assets ................................................................       $  45,721        $ 158,072
                                                                                        =========        =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
  Accounts payable and accrued expenses .........................................       $  11,561        $  10,398
  Capital leases payable ........................................................             137               73
  Deferred revenue ..............................................................           1,838            2,117
  Other current liabilities .....................................................             163              192
                                                                                        ---------        ---------
    Total liabilities ...........................................................          13,699           12,780

Commitments and contingencies

Stockholders' equity:
  Series A, convertible preferred stock - par value $.0005, 1,000,000 and 0 shares authorized, issued and outstanding as of December 31, 1998 and June
    30, 1999, respectively ......................................................               1             --
  Series B and B-1, convertible preferred stock - par value $.0005, 5,929,846 and 0 shares authorized, 4,777,746 and 0 issued and outstanding as of
    December 31, 1998 and June 30, 1999, respectively ...........................               2             --
  Series C, convertible preferred stock - par value $.0005, 13,528,765 and 0 shares authorized, 13,193,445 and 0 issued and outstanding as of December
    31, 1998 and June 30, 1999, respectively ....................................               7             --
  Series D, convertible preferred stock - par value $.0005, 13,000,000 and 0 shares authorized, issued and outstanding as of December 31, 1998 and June
    30, 1999, respectively ......................................................               6             --
  Series E, convertible preferred stock - par value $.0005, 12,280,702 and 0 shares authorized, 11,730,948 and 0 issued and outstanding as of December
    31, 1998 and June 30, 1999, respectively ....................................               6             --
  Common stock, par value $.01, 35,000,000 and 65,000,000 shares authorized,
    2,113,385 and 24,324,218 issued and outstanding at December 31, 1998 and
    June 30, 1999, respectively .................................................              21              243
Additional paid-in capital ......................................................         112,849          302,430
Accumulated deficit .............................................................         (76,275)        (134,549)
Stockholders' notes receivable ..................................................            (565)         (14,681)
Unearned compensation ...........................................................          (4,030)          (8,151)
                                                                                        ---------        ---------
    Total stockholders' equity ..................................................          32,022          145,292
                                                                                        ---------        ---------
    Total liabilities and stockholders' equity ..................................       $  45,721        $ 158,072
                                                                                        =========        =========

The accompanying notes are an integral part of these condensed consolidated financial statements.

                         iVillage Inc. and Subsidiaries
                Condensed Consolidated Statements of Operations
                     (in thousands, except per share data)
                                   Unaudited


                                                                          Three months ended June 30,      Six months ended June 30,
                                                                          ---------------------------      -------------------------
                                                                             1998            1999            1998            1999
                                                                           --------        --------        --------        --------
Revenues:
  Sponsorship, advertising and other ...............................       $  2,118        $  5,994        $  4,318        $ 10,684
  Commerce .........................................................            520           2,114             520           3,888
                                                                           --------        --------        --------        --------
    Total revenues .................................................          2,638           8,108           4,838          14,572

Cost of revenues ...................................................          3,262           4,210           5,437           9,112

    Operating margin ...............................................           (624)          3,898            (599)          5,460
                                                                           --------        --------        --------        --------

Operating expenses:
  Product development and technology ...............................            504           1,353             986           3,038
  Sales and marketing ..............................................          7,184           7,852          12,054          15,634
  Sales and marketing - NBC expenses ...............................           --             4,466            --             7,572
  General and administrative .......................................          2,202           3,847           4,206           7,872
  Depreciation and amortization ....................................          1,397           4,665           2,658           7,519
                                                                           --------        --------        --------        --------

    Total operating expenses .......................................         11,287          22,183          19,904          41,635
                                                                           --------        --------        --------        --------

    Loss from operations ...........................................        (11,911)        (18,285)        (20,503)        (36,175)

Interest income, net ...............................................           161           1,182             237           1,513
                                                                           --------        --------        --------        --------

    Net loss .......................................................        (11,750)        (17,103)        (20,266)        (34,662)
                                                                           --------        --------        --------        --------

Preferred stock deemed dividend ....................................           --                              --           (23,612)

Net loss attributable to common stockholders .......................       $(11,750)       $(17,103)       $(20,266)       $(58,274)
                                                                           ========        ========        ========        ========

Basic and diluted net loss per share attributable to common
  shareholders .....................................................       $  (1.85)       $  (0.72)       $  (3.28)       $  (3.98)
                                                                           ========        ========        ========        ========
Weighted average shares of common stock outstanding used in
  computing basic and diluted net loss per share ...................          6,337          23,728           6,179          14,656
                                                                           ========        ========        ========        ========

Pro forma basic and diluted net loss per share .....................                                                       $  (2.77)
                                                                                                                           ========

Shares of common stock used in computing pro forma
  basic and diluted net loss per share .............................                                                         21,027
                                                                                                                           ========


The accompanying notes are an integral part of these condensed consolidated financial statements.

                         iVillage Inc. and Subsidiaries
                Condensed Consolidated Statements of Cash Flows
                                 (in thousands)
                                   Unaudited


                                                          Three months ended June 30,        Six months ended June 30,
                                                          ---------------------------        -------------------------
                                                             1998             1999             1998             1999
                                                          ---------        ---------        ---------        ---------
Cash flows from operating activities:
  Net loss ........................................       $ (11,750)       $ (17,103)       $ (20,266)       $ (34,662)
    Adjustments to reconcile net loss to net
      cash used in operating activities:
        Expense recognized in connection with issuance
          of warrants and stock options ...........             186            1,102              186            2,979
        Depreciation and amortization .............           1,397            4,665            2,658            7,519
        Bad debt expense ..........................             255             --                255              500
        Loss on sale ..............................             165             --                165             --
        Minority interest .........................            (138)            --               (138)            --

          Changes in assets and liabilities:
            Accounts receivable ...................          (1,559)          (1,136)          (1,175)          (1,265)
            Prepaid expenses and other assets .....             253              678             (339)            (455)
            Accounts payable and accrued expenses .           1,735           (1,760)             146           (1,168)
            Deferred revenue ......................             416             (521)           1,583              278
            Other liabilities .....................             (77)            --                (77)              36
                                                          ---------        ---------        ---------        ---------
        Net cash used in operating activities .....          (9,117)         (14,075)         (17,002)         (26,238)
                                                          ---------        ---------        ---------        ---------

Cash flows from investing activities:
  Purchase of fixed assets ........................          (2,119)            (958)          (2,828)          (1,693)
  Acquisitions of Web sites .......................            --             (1,609)            (520)         (10,831)
  Sale of Web sites ...............................             600             --                600             --
                                                          ---------        ---------        ---------        ---------
        Net cash used in investing activities .....          (1,519)          (2,567)          (2,748)         (12,524)
                                                          ---------        ---------        ---------        ---------

Cash flows from financing activities:
  Exercise of stock options .......................            --                241             --                505
  Stockholder note receivable .....................            (250)           1,382             (250)           1,382
  Issuance of common stock, net of fees ...........           1,667             (226)           1,667           91,392
  Issuance of preferred stock, net of fees paid ...            (630)            --             31,488             --
  Principal payments on capitalized leases ........             (86)            --               (124)             (63)
                                                          ---------        ---------        ---------        ---------
        Net cash provided by financing
          activities...............................             701            1,397           32,781           93,216
                                                          ---------        ---------        ---------        ---------

Net increase (decrease) in cash for the period ....          (9,935)         (15,245)          13,031           54,454
  Cash and cash equivalents, beginning of period ..          27,301          100,524            4,335           30,825
                                                          ---------        ---------        ---------        ---------
Cash and cash equivalents, end of period ..........       $  17,366        $  85,279        $  17,366        $  85,279
                                                          =========        =========        =========        =========


The accompanying notes are an integral part of these condensed consolidated financial statements.

iVillage Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements

Note 1 - The Company

        Basis of Presentation

        iVillage Inc. was incorporated in the State of Delaware on June 8, 1995 and commenced operations on July 1, 1995. iVillage Inc. and its subsidiaries ("iVillage" or the "Company") are engaged in the development of programming material for distribution through online service providers and the Internet and are involved in the sale of products through the Company's Web sites.

        In March 1999, the Company completed its initial public offering ("IPO") of 4,197,500 shares of the Company's common stock resulting in net proceeds of approximately $91.4 million. Upon the closing of the IPO, all classes of outstanding convertible preferred stock converted into common stock on a three for one ratio.

        These financial statements should be read in conjunction with the consolidated financial statements and related footnotes included in the Company's Form S-1 registration statement, as amended, filed with the Securities and Exchange Commission ("SEC") in connection with the Company's IPO.

        The Company has a limited operating history and its prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for Internet products and services. These risks include the failure to develop and extend the Company's online service brands, the rejection of the Company's services by Web consumers, vendors and/or advertisers, the inability of the Company to maintain and increase the levels of traffic on its online services, as well as other risks and uncertainties. In the event the Company does not successfully implement its business plan, certain assets may not be recoverable.

        Unaudited Interim Financial Information

        The unaudited interim consolidated financial statements of the Company for the three and six months ended June 30, 1998 and June 30, 1999 included herein have been prepared in accordance with the instructions for Form 10-Q under the Securities Exchange Act of 1934, as amended, and Article 10 of Regulation S-X under the Securities Act of 1933, as amended. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements.

        In the opinion of management, the accompanying unaudited interim consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company at June 30, 1999, and the results of its operations and its cash flows for the three and six months ended June 30, 1998 and June 30, 1999. The results for the three and six months ended June 30, 1999 are not necessarily indicative of the expected results for the full fiscal year or any future period. Certain prior period balances have been reclassified to conform to the current period presentation.

iVillage Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (cont.)

        Net Loss Per Share

        Basic earnings per share is computed using the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted-average number of common and common stock equivalents outstanding during the period. Common stock equivalent shares have been excluded from the computation as their effect is anti-dilutive.

        The pro forma net loss per share is computed by dividing the net loss by the sum of the weighted average number of shares of common stock outstanding and the shares resulting from the assumed conversion, as of January 1, 1999, of all outstanding shares of convertible preferred stock and the issuance of shares to holders of Series B Convertible Preferred Stock resulting from anti-dilution protection.

Note 2 - Related-Party Transactions

        NBC

        On March 9, 1999, iVillage and NBC amended the November 11, 1998 advertising and promotional agreement and entered into a stock purchase agreement whereby iVillage issued 4,889,030 shares of Series E Convertible Preferred Stock ("Series E") and warrants to purchase 970,874 shares of Series E at $5.15 per share and 813,003 shares of Series E at $6.15 per share during 2000 and 2001, respectively, in exchange for a promissory note of approximately $15.5 million. The note, which bears interest at the rate of 5% per annum, is payable quarterly in twelve equal installments of approximately $1.4 million beginning April 1, 1999. In connection with the IPO and the reverse stock split, the shares of Series E were converted into 1,629,676 shares of common stock and the Series E warrants were converted into warrants to purchase 323,625 shares of common stock at $15.45 per share and 271,003 shares of common stock at $18.45 per share. In addition, iVillage has agreed to purchase from NBC, for cash, $13.5 million, $8.5 million and $8.5 million of advertising and promotional spots during 1999, 2000 and 2001, respectively. iVillage has also agreed to pay NBC $1.1 million during 1999 for prominent placement on the NBC.com Web site.

         Under the revised NBC advertising and promotional agreement and in accordance with EITF D-60, "Accounting for the Issuance of Convertible Preferred Stock and Debt Securities with a Non-detachable Conversion Feature," the $23.6 million difference between the purchase price of the Series E and the fair market value on the date of issuance was accounted for as a deemed dividend and amortized using the effective interest method from the date of issuance through the date the Company completed its IPO (the date of conversion into common stock). In addition, the fair value of the warrants of approximately $8.4 million was recorded in stockholders' equity as deferred advertising costs and is being amortized over the three-year advertising agreement. The fair value of the warrants was determined using the Black-Scholes option pricing model in accordance with SFAS No. 123.

iVillage Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (cont.)

Note 3 - Acquisitions

        iBaby

        As a result of the IPO, the Company purchased all of the outstanding shares of iBaby held by the minority stockholders pursuant to the Rights Agreement dated as of April 8, 1998 among the Company, OurBaby LLC, JBM Ventures, Inc. and iBaby, Inc., as subsequently amended on February 10, 1999. The aggregate purchase price of $10.8 million consisted of (i) $8.0 million in cash, of which $1.5 million was paid on February 12, 1999 and $6.5 million was paid on March 25, 1999 and (ii) 125,448 shares of the Company's common stock. The difference between the purchase price and the fair value of the acquired minority interest in iBaby was recorded as goodwill and will be amortized over the period of expected benefit, which is estimated at three years.

        The cost of acquisition was allocated to the assets acquired and liabilities assumed based upon their estimated fair values as follows:

        Working Capital                           $  (452,752)
        Fixed assets                                  399,181
        Goodwill                                   11,064,324
                                                  -----------

                                                  $11,010,753
                                                  ===========

        Astrology.Net

        On February 18, 1999, iVillage acquired all of the outstanding stock of KnowledgeWeb, Inc. d/b/a Astrology.Net, an Internet content provider, in exchange for 802,125 shares of iVillage common stock and approximately $1.2 million in cash. The acquisition was accounted for as a purchase with a purchase price of approximately $21 million based on the $24.00 initial public offering price of iVillage's common stock and an estimate for the value of Astrology.Net options assumed by iVillage. The difference between the purchase price and the fair value of the acquired net assets of Astrology.Net was recorded as goodwill and is being amortized over the period of expected benefit, which is estimated at three years.

        Of the 802,125 shares of common stock, (i) 326,331 shares were issued at the closing, (ii) 75,000 shares were issued into escrow for 18 months to cover possible indemnification claims and (iii) the remaining 400,794 shares were issued subject to earnout restrictions over five years.

        The first 75,000 shares to be released under the earnout will be placed into the indemnification escrow. The earnout shares will be released as Astrology.Net meets certain revenue targets during the three years following closing. Any earnout shares not released during the first three years will be released five years from closing. In addition, all outstanding options to purchase Astrology.Net common stock were converted into options to purchase 31,208 shares of iVillage common stock. The Agreement provides for employment, non-compete and stock option agreements for the founding stockholders of Astrology.Net.

iVillage Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (cont.)

        Astrology.Net (cont.)

        iVillage also issued to the founding stockholders of Astrology.Net options to purchase 150,000 shares of iVillage common stock at an exercise price equal to $24.00 per share. These options are contingent on continued employment with Astrology.Net and vest over a period of seven years, with accelerated vesting dependent on Astrology.Net meeting certain revenue targets.

        The following unaudited pro forma summary presents consolidated results of operations for the Company as if the acquisition of Astrology.Net had been consummated on January 1, 1998. The pro forma information does not necessarily reflect the actual results that would have been achieved, nor is it necessarily indicative of future consolidated results of the Company.

                                                1998                    1999
                                                ----                    ----
                                           (in thousands, except per share data)
Revenues                                       $ 2,345                $  6,660
Net loss                                       $(8,607)               $(17,543)
Net loss per share, excluding
deemed dividend                                $ (3.15)               $  (2.96)

         OnLine Psych and Code Stone

         On June 30, 1999, iVillage acquired OnLine Psychological Services, Inc. ("OnLine Psych") and Code Stone Technologies, Inc. ("Code Stone"). As a result of the acquisition, OnLine Psych and Code Stone became wholly-owned subsidiaries of iVillage. OnLine Psych operates a Web site focusing on mental health issues while Code Stone provides much of the interactive technology used on Online Psych's Web site.

        The aggregate purchase price paid to acquire OnLine Psych and Code Stone consisted of $1.5 million cash and approximately 577,000 shares of iVillage common stock, valued under the purchase method of accounting at approximately $30.0 million in the aggregate. The difference between the purchase price and the fair value of the acquired net assets of OnLine Psych and Code Stone have been recorded as goodwill and are being amortized over the period of expected benefit, which is estimated to be three years.

        iVillage also issued to certain employees of OnLine Psych options to purchase shares of iVillage common stock. The options, which are contingent upon continued employment with OnLine Psych, vest over a period of seven years, with accelerated vesting dependent on OnLine Psych meeting certain revenue and other performance targets. iVillage also granted to the founding stockholders of OnLine Psych, subject to its existing registration rights agreements, piggyback registration rights in connection with the shares.

iVillage Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (cont.)

Note 4 - Segment Information

        The Company's business is comprised of the development of programming material by iVillage for distribution through online service providers and the Internet and the sale of products by iBaby, iMaternity and Astrology.Net through their Web sites. The Company's management reviews corporate assets and overhead expenses within its media segment.

iVillage Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (cont.)

The summarized segment information, as of and for the three months ended June 30, 1999, is as follows:

(dollars in thousands)


                                                         E-
                                      Media           Commerce          Total
                                      -----           --------          -----
Revenues                            $   5,994        $   2,114        $   8,108
Cost of revenues                        2,572            1,638            4,210
Product development and
  technology                              957              396            1,353
Sales and marketing                    11,428              890           12,318
General and administrative              3,283              564            3,847
Depreciation and amortization           1,460            3,205            4,665
Loss from operations                  (13,705)          (4,580)         (18,285)
Total assets                          156,326            1,746          158,072
                                    =========        =========        =========


The summarized segment information, as of and for the six months ended June 30, 1999, is as follows:

(dollars in thousands)


                                                         E-
                                      Media           Commerce          Total
                                      -----           --------          -----
Revenues                            $  10,684        $   3,888        $  14,572
Cost of revenues                        6,081            3,031            9,112
Product development and
  technology                            2,274              764            3,038
Sales and marketing                    21,704            1,502           23,206
General and administrative              6,851            1,021            7,872
Depreciation and amortization           3,099            4,420            7,519
Loss from operations                  (29,324)          (6,851)         (36,175)
Total assets                          156,326            1,746          158,072
                                    =========        =========        =========


iVillage Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (cont.)

Note 5 - Subsequent Events

        On July 13, 1999, iVillage entered into an agreement to acquire all of the outstanding stock of Lamaze Publishing Company, Inc. ("Lamaze Publishing"), a multimedia provider of education information to expectant and new mothers. The total purchase price, valued at approximately $100.0 million under the purchase method of accounting, consists of approximately 1.7 million shares of iVillage common stock, subject to certain adjustments, and approximately $5.0 million of assumed debt. The closing of the transaction is subject to customary closing conditions and the filing of a registration statement with the Securities and Exchange Commission covering the resale of the issued shares. Lamaze Publishing is the exclusive licensee of the LAMAZE mark for use in connection with consumer publications and other communications, which include print, audio, visual and other consumer oriented media, that are commercial in nature. Lamaze Publishing is also the exclusive marketing agent for Lamaze Publishing International, Inc., the owner of the Lamaze Publishing family of marks.

        On August 4, 1999, iVillage acquired the domain name Astrology.com from Boulevards New Media, Inc.

        On August 6, 1999, iVillage entered into a three-year employment agreement with Harriet Rubin, an author and publisher on the subjects of business and money/life issues, to develop content for the iVillage Work channel. On August 6, 1999, iVillage also entered into an agreement with Ms. Rubin to license certain assets, including the domain name The Soloist.com, for one year, with an option to purchase such assets at the end of the one-year term.

                        iVILLAGE INC. AND SUBSIDIARIES
                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             FINANCIAL INFORMATION


     The pro forma financial information gives effect to the following transactions.

ACQUISITION OF MINORITY INTEREST OF iBABY, INC.

     On February 10, 1999, iVillage Inc. entered into an agreement to purchase all of the outstanding shares of iBaby, Inc. held by the minority stockholders in exchange for approximately $11.0 million. The purchase price is comprised of $8 million in cash and common stock having an aggregate value of $3.0 million. iVillage paid $1.5 million on February 12, 1999, with the remaining $6.5 million being payable within two business days of the closing of iVillage's initial public offering of common stock ("IPO") and receipt by iVillage, of at least $6.5 million of IPO proceeds. The number of shares to be issued were dependent upon the IPO price per share, less underwriters' discount.

     The acquisition of the minority interest of iBaby has been accounted for as a purchase. As iVillage has held a majority interest and control of iBaby since April 1998, the results of operations have already been reflected in iVillage's consolidated financial statements.

ACQUISITION OF ASTROLOGY.NET

     On February 18, 1999, the Company acquired all of the outstanding stock of KnowledgeWeb, Inc. d/b/a/ Astrology.Net ("Astrology.Net"), an Internet content provider, in exchange for 802,125 shares of iVillage's common stock and $1 million in cash. The Astrology.Net Agreement also provides for employment, non-compete and stock option agreements for the founding stockholders of Astrology.Net.

     The terms of the agreement are such that 326,331 of the shares of common stock were issued up-front and the remaining 475,794 will be placed into escrow to be released to the stockholders of Astrology.Net within a period of five years. The release from escrow will be accelerated dependent on Astrology.Net meeting revenue targets. In the event there is no acceleration of the release of these shares by the end of the five-year term, all remaining shares in escrow will be released to Astrology.Net's stockholders. In addition, all outstanding options to purchase Astrology.Net common stock were converted into non-qualified options to purchase an aggregate of 31,208 shares of iVillage common stock.

     In addition to the shares issued, the Company has issued the founding stockholders of Astrology.Net who will continue as employees of Astrology.Net options to purchase 150,000 shares of iVillage common stock at an exercise price equal to the IPO price. These options vest over a period of seven years, with accelerated vesting dependent on Astrology.Net meeting certain revenue targets, however, they are contingent on continued employment with iVillage.

     The acquisition has been accounted for as a purchase with an estimated purchase price of approximately $21.0 million, based on a value of the Company's common stock of $24.00 a share and an estimate for the value of the Astrology.Net options assumed by iVillage. The difference between the purchase price and the fair value of the acquired net assets of Astrology.Net has been recorded as goodwill and amortized over the period of expected benefit.

NBC AGREEMENT

     On March 9, 1999, the Company and National Broadcasting Company, Inc. ("NBC") entered into an agreement to amend, subject to closing conditions, the November 11, 1998 advertising and promotion agreement with NBC which included, among other things, the issuance of 4,889,030 shares of Series E Convertible Preferred Stock.

ONLINE PSYCH

     On June 30, 1999, iVillage acquired Online Psychological Services, Inc. and Code Stone Technologies, Inc. Online Psych operates a Web site focusing on mental health issues, while Code Stone provides much of the interactive technology used on Online Psych's Web site. The aggregate purchase price paid to acquire Online Psych and Code Stone consisted of $1.5 million cash and approximately 577,000 shares of iVillage common stock valued at approximately $30.0 million under the purchase method of accounting. For purposes of the following unaudited pro forma condensed consolidated financial statements, Online Psych and Code Stone are collectively referred to as "Online Psych".

LAMAZE PUBLISHING

     On July 13, 1999, iVillage entered into an agreement to acquire all of the outstanding stock of Lamaze Publishing Company, Inc. ("Lamaze Publishing"), a multimedia provider of education information to expectant and new mothers. The total purchase price consisted of 1,748,791 shares of iVillage common stock, subject to certain adjustments, and approximately $5 million to repay debt. The difference between the purchase price of $102.3 million as calculated according to generally accepted accounting principles and the fair value of the acquired net assets of Lamaze Publishing will be recorded as goodwill and amortized over the period of expected benefit which is estimated at ten years.

     The accompanying unaudited pro forma condensed consolidated financial statements illustrate the effect of all of the events discussed above as if they had occurred on January 1, 1998 for the unaudited pro forma condensed consolidated statements of operations. The unaudited pro forma condensed consolidated balance sheet gives effect to the acquisition of Lamaze Publishing as if it had occurred on June 30, 1999.

     The unaudited pro forma condensed consolidated financial statements have been included as required by the rules of the Securities and Exchange Commission and are provided for comparative purposes only. The unaudited pro forma condensed consolidated financial statements do not purport to be indicative of the results of operations or financial position that would have been obtained if the transactions had been effected on the date indicated or which may be obtained in the future.


     The accompanying unaudited pro forma condensed consolidated financial statements should be read in connection with the audited and unaudited historical financial statements of iVillage which are contained elsewhere in this prospectus.

iVillage, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Balance Sheet
June 30, 1999
(in thousands)




                                                           iVillage Inc.        Lamaze              Pro Forma
                                                          and Subsidiaries     Publishing           Adjustments           Pro Forma
                                                          ----------------     ----------           -----------           ---------
    Assets:

Current assets
    Cash and cash equivalents                                $ 85,279         $    85     1(a)      $ (4,720)           $ 80,644
    Accounts receivable, net                                    2,843           2,191                                      5,034
    Prepaid expenses and other current assets                   1,162           2,646                                      3,808
                                                             --------         -------               --------           ---------
       Total current assets                                    89,284           4,922                 (4,720)             89,486

Fixed assets, net                                               6,968           2,216                                      9,184
Other assets                                                      189               -                                        189
Prepaid distribution costs                                          -              65                                         65
Goodwill and intangible assets, net                            61,631             402     1(b)       101,279             163,312

                                                             --------         -------               --------           ---------
       Total assets                                          $158,072          $7,605                $96,559           $ 262,236
                                                             ========          ======                =======           =========

    Liabilities and Stockholder's Equity:

Current liabilities:

    Accounts payable and accrued expenses                    $ 10,398         $ 2,708     1(f)         $ 350            $ 13,456
    Capital leases payable                                         73                                                         73
    Deferred revenue                                            2,117           4,345     1(g)                             6,462
    Other current liabilities                                     192           2,552     1(c)        (2,552)                192
                                                             --------         -------               --------           ---------
       Total current liabilities                               12,780           9,605                 (2,202)             20,183

Long term debt and Shareholders' loans                              -           2,168      1(c)       (2,168)                  -
                                                             --------         -------               --------           ---------
       Total liabilities                                       12,780          11,773                 (4,370)             20,183
                                                             --------         -------               --------           ---------


Commitments and Contingencies
Stockholder's equity:
    Common stock                                                  243             534      1(d)         (534)                260
                                                                                           1(e)           17

    Additional paid-in capital                                302,430                      1(e)       96,743             399,173

    Accumulated deficit                                      (134,549)         (4,702)     1(d)        4,702            (134,549)

    Stockholders' notes receivable                            (14,681)                                                   (14,681)
    Unearned compensation and deferred advertising             (8,151)                                     -              (8,151)
                                                             --------         -------               --------           ---------
          Total stockholder's equity                          145,292          (4,168)               100,929             242,052
                                                             --------         -------               --------           ---------
          Total liabilities and stockholders'  equity       $ 158,072         $ 7,605               $ 96,559           $ 262,236
                                                             ========          ======                =======           =========

iVillage Inc. and Subsidiaries


Unaudited Pro Forma Condensed Consolidated Statement of Operations Year ended December 31, 1998
(in thousands, except per share data)




                                        iVillage Inc.                        Lamaze       Online        Pro Forma
                                      and Subsidiaries  Astrology.Net(4)   Publishing(4)   Psych(4)     Adjustments       Pro Forma
                                      ----------------  -------------      ----------      -----        -----------       ---------


Revenues                                    $ 15,012           $ 848      $ 11,212         $ 221        $      -          $ 27,293
                                      ----------------  -------------       ------         -----        -----------       ---------

Cost of revenues                              12,403             204         5,488           155                          $ 18,250
                                      ----------------  -------------       ------         -----        -----------       ---------

     Gross margin                              2,609             644         5,724            66               -             9,043
                                      ----------------  -------------       ------         -----        -----------       ---------

Operating expenses:

  Product development and technology           2,118               -             -             -               -             2,118
  Sales and marketing                         28,523             127         2,666             4               -            31,320
  General and administrative                  10,612             537         2,812           323               -            14,284
  Depreciation and amortization                5,683              91           830             4   2(a)   10,112            37,603
                                      ----------------  -------------       ------         -----                          ---------
                                                                                                   2(a)    3,670

                                                                                                   2(a)    6,970

                                                                                                   2(a)   10,243
                                                                                                        -----------

     Total operating expenses                 46,936             755         6,308           331          30,995            85,325
                                      ----------------  -------------       ------         -----        -----------       ---------

     Loss from operations                    (44,327)           (111)         (584)         (265)        (30,995)          (76,282)

Interest income (expense), net                   591               -          (299)           (3)  2(b)      299               588
Loss on sale of Web site                        (504)              -             -             -               -              (504)
Minority interest                                587               -             -             -   2(c)     (587)                -
                                      ----------------  -------------       ------         -----        -----------       ---------

     Net loss                              $ (43,653)         $ (111)       $ (883)       $ (268)       $(31,283)        $ (76,198)
                                      ================  =============       ======         =====        ===========       =========



Basic and diluted net loss per
share attributable to common
stockholders                               $   (2.59)                                                                     $  (3.51)
                                      ================                                                                    =========

                                                                                                   2(d)      577

                                                                                                   2(d)    1,630

                                                                                                   2(d)      125

Weighted average shares of common
stock outstanding used                                                                             2(d)      802
in computing basic and diluted
net loss per share                             16,854                                              2(d)    1,750            21,738
                                      ================                                                  ===========       =========


iVillage Inc. and Subsidiaries


Unaudited Pro Forma Condensed Consolidated Statement of Operations Six months ended June 30, 1999
(in thousands, except per share data)




                                                iVillage Inc.     Astrology      Lamaze        Online         Pro Forma
                                              and Subsidiaries     .Net(5)    Publishing(5)    Psych(5)      Adjustments   Pro Forma
                                              ----------------    ---------   -------------   ---------      -----------   ---------




Revenues                                             $ 14,572           $ 190       6,403        $ 171                     $ 21,336
                                              ----------------  --------------  ----------  -----------      -----------   ---------

Cost of revenues                                        9,112             124       3,393           56                       12,685
                                              ----------------  --------------  ----------  -----------      -----------   ---------

     Gross margin                                       5,460              66       3,010          115                -       8,651
                                              ----------------  --------------  ----------  -----------      -----------   ---------

Operating expenses:
   Product development and technology                   3,038                           -                                     3,038
   Sales and marketing                                 23,206              29       1,327            8                       24,570
   General and administrative                           7,872              64       1,461           92                        9,489
   Depreciation and amortization                        7,519               9         435            2   3(a)     5,056      19,473
                                              ----------------  --------------  ----------  -----------                    ---------
                                                                                                         3(a)       871
                                                                                                         3(a)       459
                                                                                                         3(a)     5,122
                                                                                                             -----------

          Total operating expenses                     41,635             102       3,223          102           11,508      56,570
                                              ----------------  --------------  ----------  -----------      -----------   ---------

          Loss from operations                        (36,175)            (36)       (213)          13          (11,508)    (47,919)

Interest income (expense), net                          1,513              (3)       (180)           -   3(b)       180       1,510


                                              ----------------  --------------  ----------  -----------      -----------   ---------

        Net loss                                    $ (34,662)          $ (39)     $ (393)        $ 13        $ (11,328)   $(46,409)
                                              ================  ==============  ==========  ===========      ===========   =========

Preferred stock deemed dividend                       (23,612)                          -                                   (23,612)

Net loss attributable to common stockholders        $ (58,274)          $ (39)     $ (393)        $ 13        $ (11,328)   $(70,021)
                                              ================  ==============  ==========  ===========      ===========   =========

Basic and diluted net loss per share
 attributable to common stockholders                $   (2.77)                                                             $  (2.89)
                                              ================                                                             =========
                                                                                                                   577
                                                                                                                   214
Weighted average shares of common stock                                                                             29
 outstanding used in computing basic                                                                               625
 and diluted net loss per share                        21,027                                           3(c)     1,749      24,221
                                              ================  ==============  ==========  ===========      ===========   =========

                         iVILLAGE INC. AND SUBSIDIARIES


              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

     1. The pro forma adjustments to the unaudited pro forma condensed consolidated balance sheet as of June 30, 1999 are as follows:

          a) Adjustment to cash, for the cash portion of the acquisition price, of approximately $4,720 for Lamaze Publishing.

          b) Adjustment to goodwill and intangible assets to reflect the excess of the purchase price over the fair value of net assets acquired of Lamaze Publishing, calculated as follows:

                                                                             LAMAZE
                                                                            --------
Cash portion of purchase price...........................................   $  4,720
Value of stock and option portion of purchase price......................     96,761
Acquisition costs........................................................        350
                                                                            --------
Purchase price...........................................................    101,831
Fair value of net assets to be acquired..................................        552
                                                                            --------
Goodwill.................................................................   $101,279
                                                                            --------
                                                                            --------


        --------------------------

          * The value of the common stock to be issued in connection with the acquisition of Lamaze Publishing was estimated as $55.24, the average value of the iVillage common stock surrounding the date the terms of the acquisition were agreed to.

             The allocation of the purchase price to the assets and liabilities acquired are preliminary. Final allocations will be based on appraisal and other analyses of fair values. The final allocation may differ from the amounts reflected above.

          c) Adjustment to remove the short-term and long-term notes payable of Lamaze Publishing that are to be paid off by iVillage on the date of acquisition.

          d) Adjustment to reflect the elimination of all of the stockholders' equity balances of Lamaze Publishing.

          e) Adjustment to reflect the issuance of 1,748,791 shares of iVillage common stock for the acquisition of Lamaze Publishing.

          f) Adjustment to record the estimated acquisition expenses incurred by iVillage of approximately $350.

     2. The pro forma adjustments to the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1998 are as follows:

          a) Adjustment to depreciation and amortization of goodwill of $10,112, $3,670, $6,970 and $10,243 resulting from the acquisitions of Lamaze Publishing, iBaby, Astrology.Net and Online Psych, respectively, over the expected period of benefit (three years for iBaby, Astrology.Net and Online Psych and ten years for Lamaze Publishing).

          b) Adjustment to remove Lamaze Publishing interest expense of $299, assuming all notes were paid off by iVillage on January 1, 1998.

          c) Adjustment to minority interest of $587 to add back the net loss previously attributed to the minority stockholders of iBaby.

          d) Adjustment to weighted average shares of common stock outstanding used in computing basic and diluted net loss per share to reflect the issuance of approximately 802,000, 125,500, 1,750,000 and 577,000 shares of common stock, in connection with the acquisitions of Astrology.Net,

                         IVILLAGE INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

             iBaby, Lamaze Publishing and Online Psych, respectively, and the 1,629,676 shares issued to NBC in connection with the advertising and promotion agreement as of January 1, 1998.

     3. The pro forma adjustments to the unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 1999 are as follows:

          a) Adjustment to reflect the amortization of goodwill of $5,056, $459, $871 and $5,122 resulting from the acquisitions of Lamaze Publishing, iBaby, Astrology.Net and Online Psych, respectively, over the expected period of benefit (three years for iBaby, Astrology.Net and Online Psych and ten years for Lamaze Publishing).

          b) Adjustment to remove Lamaze Publishing interest expense of $180, assuming all notes were paid off by iVillage on January 1, 1998.

          c) Adjustment to reflect weighted average shares of common stock outstanding used and computing basic and diluted net loss per share. This adjustment reflects the issuance of approximately 802,000, 125,500, 1,750,000 and 577,000 shares of common stock, in connection with the acquisitions of Astrology.Net, iBaby, Lamaze Publishing and Online Psych, respectively, and the issuance of 1,629,676 shares to NBC in connection with the NBC agreement.

     4. Represents the historical results of operations of Astrology.Net, Lamaze Publishing and Online Psych for the year ended December 31, 1998.

     5. Represents the historical results of operations of Astrology.Net, Lamaze Publishing and Online Psych for the periods ended February 18, 1999, June 30, 1999 and June 30, 1999, respectively.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of iVillage Inc. and Subsidiaries:

In our opinion, the accompanying balance sheets and the related statements of operations, stockholder's (deficit) equity and cash flows present fairly, in all material respects, the financial position of Health ResponseAbility Systems, Inc. (the "Company") at December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the two years in the period then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


                                            /s/ PRICEWATERHOUSECOOPERS LLP


New York, New York
December 23, 1998

                      HEALTH RESPONSEABILITY SYSTEMS, INC.

                                 BALANCE SHEETS

                                                                              December 31,          May 29,
                                                                              ------------          -------
                                                                           1995         1996         1997
                                                                           ----         ----         ----
                                                                                                   (Unaudited)
                                                          Assets
Current assets:
Cash.................................................................... $ 91,265     $188,696      $205,641
Certificates of deposit.................................................  100,000      108,621            --
Accounts receivable.....................................................       --      119,854         9,299
Other current assets....................................................       --        1,467            --
                                                                         --------     --------      --------
     Total current assets...............................................  191,265      418,638       214,940
Fixed assets, net.......................................................   35,092       22,806        48,044
Stockholder notes receivable............................................   20,000           --            --
Other assets............................................................    2,256        2,256         2,256
                                                                         --------     --------      --------
     Total assets....................................................... $248,613     $443,700      $265,240
                                                                         ========     ========      ========

                 Liabilities and Stockholder's (Deficit) Equity

Current liabilities:
Accounts payable and accrued expenses...................................  $50,626      $74,863       $61,269
Employee retirement plan payable........................................      --        71,000            --
Deferred revenue........................................................   33,333           --            --
Accrued interest........................................................   15,146       35,396        43,662
Note payable, less unamortized discount of $67,902, $13,580 and $0
   (unaudited) in 1995, 1996 and 1997, respectively.....................  202,098      256,420       270,000
                                                                          -------      -------       -------
     Total current liabilities..........................................  301,203      437,679       374,931
                                                                          -------      -------       -------
Commitments
Stockholder's (deficit) equity:
Common stock, par value $.01, 10,000 shares authorized, 1,000
   shares issued and outstanding........................................       10           10            10
Additional paid-in capital..............................................  108,643      108,643       108,643
Accumulated deficit.....................................................  (89,243)     (30,632)     (146,344)
Stockholder notes receivable............................................  (72,000)     (72,000)      (72,000)
                                                                          --------     --------     ---------
     Total stockholder's (deficit) equity...............................  (52,590)        6,021     (109,691)
                                                                          --------     --------     ---------
     Total liabilities and stockholder's (deficit) equity...............  $248,613     $443,700      $265,240
                                                                          ========     ========      ========


   The accompanying notes are an integral part of these financial statements.

                      HEALTH RESPONSEABILITY SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS

                                                                 Year Ended December 31,        Period Ended May 29,
                                                                 -----------------------        --------------------
                                                                  1995           1996             1996       1997
                                                                 --------       --------        --------   --------
                                                                                                     (unaudited)
Revenues....................................................     $439,756       $942,181        $362,769   $362,741
                                                                 --------       --------        --------   --------
Operating expenses:
   Production and content...................................       93,700        457,449         148,116    220,574
   Sales and marketing......................................        5,581         48,589          10,681      7,955
   General and administrative...............................      388,382        322,255          87,269    234,519
                                                                  -------        -------          ------    -------
        Total operating expenses............................      487,663        828,293         246,066    463,048
                                                                  -------        -------         -------    -------
(Loss) income from operations...............................      (47,907)       113,888         116,703   (100,307)
Interest expense, net.......................................      (52,205)       (55,277)        (17,492)   (15,405)
                                                                  --------      --------         -------  ---------
        Net (loss) income...................................    $(100,112)       $58,611         $99,211  $(115,712)
                                                                ==========       =======         =======  =========

   The accompanying notes are an integral part of these financial statements.

                      HEALTH RESPONSEABILITY SYSTEMS, INC.

                  STATEMENTS OF STOCKHOLDER'S (DEFICIT) EQUITY

                                            Common Stock       Additional                     Stockholder
                                            ------------        Paid In       Accumulated        Notes
                                           Shares     Amount    Capital         Deficit        Receivable    Total
                                           ------     ------    -------         -------        ----------    -----
Balance at January 1, 1995..............   1,000       $10        $--           $10,869              $--       $10,879
Issuance of warrants to AOL in
   connection with note.................                         108,643                                       108,643
Stockholder notes receivable............                                                         (72,000)      (72,000)
Net loss................................                                       (100,112)                      (100,112)
                                           -----       ---       -------        --------        ---------     ---------
Balance at December 31, 1995............   1,000        10       108,643        (89,243)         (72,000)      (52,590)
Net income..............................                                         58,611                         58,611
                                           -----       ---       -------        --------        ---------     --------
Balance at December 31, 1996............   1,000        10       108,643        (30,632)         (72,000)        6,021
Net loss (unaudited)....................                                       (115,712)                      (115,712)
                                           -----       ---       -------        --------        ---------     --------

Balance at May 29, 1997 (unaudited).....   1,000       $10      $108,643      $(146,344)        $(72,000)    $(109,691)
                                           =====       ===      ========      ==========        =========    =========



   The accompanying notes are an integral part of these financial statements.

                      HEALTH RESPONSEABILITY SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                         Year Ended
                                                                         December 31,          Period Ended May 29,
                                                                         ------------          --------------------
                                                                     1995          1996         1996         1997
                                                                     ----          ----         ----         ----
                                                                                                  (unaudited)
Cash flows from operating activities:

   Net (loss) income........................................     $(100,112)      $58,611        $99,211    $(115,712)
   Adjustments to reconcile net (loss) income to net cash
     provided by (used in) operating activities:
        Depreciation........................................        22,702        22,590          8,770        24,427
        Non-cash interest on note payable...................        55,887        74,572         30,900        21,846
        Changes in operating assets and liabilities:
          Accounts receivable...............................            --      (119,854)       (50,002)      110,555
          Other assets......................................        (1,339)       (1,467)        (7,459)        1,467
          Stockholder notes receivable......................       (20,000)       20,000             --            --
          Deferred revenue..................................        33,333       (33,333)       (33,333)           --
          Accounts payable and accrued expenses.............        50,626        24,237        (35,234)      (13,594)
          Employee retirement plan payable..................            --        71,000             --       (71,000)
                                                                 ---------      --------        -------       --------
             Net cash provided by (used in) operating
                activities..................................        41,097       116,356         12,853       (42,011)
                                                                 ---------      --------        -------       --------

Cash flows from investing activities:
   Certificates of deposit..................................      (100,000)       (8,621)        (5,586)       108,621
   Purchase of fixed assets.................................       (57,794)      (10,304)        (3,296)       (49,665)
                                                                  --------      --------        -------        -------
             Net cash (used in) provided by investing
                activities..................................      (157,794)      (18,925)        (8,882)        58,956
                                                                  --------      --------        -------        -------

Cash flows from financing activities:
   Proceeds from note payable...............................       270,000            --             --             --
   Stockholder notes receivable.............................       (72,000)           --             --             --
                                                                  --------      --------        -------        -------
             Net cash provided by financing activities......       198,000            --             --             --
                                                                  --------      --------        -------        -------
Net increase in cash for the period.........................        81,303        97,431          3,971         16,945
Cash, beginning of period...................................         9,962        91,265         91,265        188,696
                                                                  --------      --------         ------       --------
Cash, end of period.........................................       $91,265      $188,696        $95,236       $205,641
                                                                   =======      ========        =======       ========


   The accompanying notes are an integral part of these financial statements.

                      HEALTH RESPONSEABILITY SYSTEMS, INC.

                          NOTES TO FINANCIAL STATEMENTS

1. Organization and Basis Of Presentation

         Health ResponseAbility Systems, Inc. (the "Company") was incorporated in the State of Virginia on August 22, 1994 and commenced operations on January 1, 1995. The Company is engaged in the development of health-related programming material for distribution through online service providers and the Internet.

         As discussed in Note 8, all of the outstanding shares of the Company were acquired by iVillage Inc. ("iVillage") on May 29, 1997. These financial statements do not include any adjustments in connection with the sale.

2. Significant Accounting Policies

Revenue Recognition

         The Company's revenues have been derived primarily from America Online, Inc. ("AOL") customers visiting the Company's site on the AOL online service and are recognized as they are earned (based upon visitations to the site) and reported to the Company by AOL. Usage revenues received from AOL totaled approximately $343,822 and $618,644 for the years ended December 31, 1995 and 1996, respectively. In addition, the Company has derived revenues from the design of customer web sites. Revenues from such design work is recognized over the term of service of each contract.

Fixed Assets

         Depreciation of computer equipment and software and furniture and fixtures is provided for by the straight-line method over their estimated useful lives ranging from three to five years. The cost of additions and betterments is capitalized, and repairs and maintenance costs are charged to operations in the periods incurred. Depreciation expense has been included in general and administrative expense.

Income Taxes

         The Company has elected to be treated as an "S" corporation for both Federal and State of Virginia tax purposes. Accordingly, corporate income or loss is included in the stockholder's individual tax return based upon her ownership interest.

Cash

         Cash includes money market accounts and all highly liquid investments purchased with original maturities of three months or less. Certificates of deposit with maturities greater than three months are classified as such on the balance sheet. The Company maintains its cash balances in a highly rated financial institution.

                      HEALTH RESPONSEABILITY SYSTEMS, INC.

Concentration of Credit Risk

         Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and accounts receivable. Cash is deposited with high-credit, quality financial institutions. The Company's accounts receivable are derived from revenue earned from customers located in the U.S. and are denominated in U.S. dollars.

         AOL accounted for approximately 78% and 66% of revenue for the years ended December 31, 1995 and 1996, respectively, and approximately 63% of accounts receivable at December 31, 1996.

Fair Value of Financial Instruments

         The carrying amounts of the Company's financial instruments, including cash, certificates of deposit, accounts receivable, accounts payable and accrued liabilities and note payable, approximate fair value because of their short maturities.

Use Of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates made by the Company include the valuation of the warrant issued and the useful lives and recoverability of fixed assets.

Unaudited Interim Financial Statements

         The financial statements as of May 29, 1997 and for the periods ended May 29, 1996 and 1997 are unaudited but have been prepared in accordance with generally accepted accounting principles ("GAAP") for interim financial statements which do not include all disclosures required by GAAP for annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations of any interim period are not necessarily indicative of the results of operations for the full year.

Comprehensive Income

         The Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, the Company has not had any transactions that are required to be reported in comprehensive income.

                      HEALTH RESPONSEABILITY SYSTEMS, INC.

Reclassifications

         Certain reclassifications have been made to the prior year financial statements to conform to the current period presentation.

Recent Accounting Pronouncements

         In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). This statement establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The disclosure prescribed by SFAS No. 131 is effective for the year ending December 31, 1998. The Company has determined that it does not have any separately reportable business segments as of May 29, 1997.

         In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not expect that the adoption of SOP No. 98-1 will have a material impact on its financial statements.

3. Fixed Assets

Fixed assets consist of the following:

                                                                                December 31,                May 29,
                                                                           1995              1996            1997
                                                                           ----              ----            ----
                                                                                                          (unaudited)
Computer equipment and software......................................     $45,195           $54,775         $70,992
Furniture and fixtures...............................................      12,682            13,406          45,454
                                                                           ------            ------          ------
                                                                           57,877            68,181         116,446
Less, accumulated depreciation.......................................     (22,785)          (45,375)        (68,402)
                                                                          --------          --------        --------
                                                                          $35,092           $22,806         $48,044
                                                                          =======           =======         =======


Depreciation of fixed assets was approximately $22,702 and $22,590 for the years ended December 31, 1995 and 1996, respectively.

4. Related Party Transactions

         In January 1995, the Company loaned $29,700 to its sole stockholder who also serves as an officer to the Company (the "Stockholder"). Interest is payable annually at the rate of 7.92% per annum. This note was not paid until the sale of the Company and, therefore, is recorded as a reduction of stockholder's equity.

         In February 1995, the Company loaned $20,000 to the Stockholder. Interest is payable annually at the rate of 7.96% per annum. This note was not paid until the sale of the Company and, therefore, is recorded as a reduction of stockholder's equity.

                      HEALTH RESPONSEABILITY SYSTEMS, INC.

         In May 1995, the Company loaned $10,000 to the Stockholder. Interest is payable annually at the rate of 7.12% per annum. The principal balance and interest due on this note was repaid in full in July 1996.

         In June 1995, the Company loaned $10,000 to the Stockholder. Interest is payable annually at the rate of 6.83% per annum. The principal balance and interest due on this note was repaid in full in July 1996.

         In December 1995, the Company loaned $22,300 to the Stockholder. Interest is payable annually at the rate of 5.91% per annum. This note was not paid until the sale of the Company and, therefore, is recorded as a reduction of stockholder's equity.

         In 1995, the Company entered into a consultant agreement with the spouse of the Stockholder, in which the Company paid the consultant $80,000 during the year. In 1996, this consultant became an officer of the Company.

5. AOL Note Payable

         In April 1995, the Company entered into a promissory note agreement with AOL whereby the Company received cash of $270,000 ("AOL Note"). Interest, at a rate of 7.5% per annum, and principal, are payable on the earlier of demand or April 2005. If payment is demanded, then such payment will be payable in 24 equal monthly installments of principal and interest beginning on the fifth day following such demand.

         In connection with the AOL Note, the Company issued a warrant (the "AOL Warrant") to purchase a certain amount of shares of the Company's preferred stock at a certain exercise price, both of which are based on a formula in the warrant agreement. The Company recorded an unamortized discount of $108,643 which has been amortized as interest expense using the interest method. The AOL Warrant was valued using the Black-Scholes option pricing model. As discussed in
Note 8, the AOL Note and the AOL Warrant were cancelled as part of the sale of the Company in May 1997.

         Interest expense, including amortized discount related to the issuance of the AOL Warrant, charged to operations for the year ended December 31, 1995 and 1996 was $55,887 and $74,572, respectively.

6. Commitments

Leases

         The Company leases office space in Herndon, Virginia, under a non-cancelable operating lease expiring in June 1998. The following is a schedule of future minimum lease payments under the lease as of December 31, 1996:

Year ending December 31:
               1997..............................      $53,920
               1998..............................       27,769
                                                        ------
                                                       $81,689

                      HEALTH RESPONSEABILITY SYSTEMS, INC.

Rent expense was approximately $9,898 and $16,073 for the years ended December 31, 1995 and 1996, respectively.

7. Capital Stock

         At December 31, 1996, the authorized capital stock of the Company consists of 10,000 shares of common stock, $0.01 par value per share. Upon formation of the Company, 1,000 shares of common stock were issued to the founder.

8. Subsequent Event

         On May 29, 1997, all of the outstanding shares of the Company were acquired by iVillage in exchange for $2,600,000 in cash, 1,300,200 shares of iVillage common stock on a pre-split basis, and cash amounts contingent on future performance levels of the Company and iVillage, which was determined to be $1,560,000 in January 1998. In addition, iVillage issued 609,000 shares of common stock on a pre-split basis, to AOL in exchange for the release of the AOL Note and the cancellation of the AOL Warrant.

                        Report of Independent Accountants



To the Board of Directors and Shareholders of KnowledgeWeb, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, stockholders equity and cash flows present fairly, in all material respects, the financial position of KnowledgeWeb, Inc. at December 31, 1998 and 1997, and the results of their operations and cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                                 /s/ PricewaterhouseCoopers LLP



January 29, 1999
New York, New York

KnowledgeWeb, Inc.
Balance Sheets
December 31, 1998 and 1997
--------------------------------------------------------------------------------

Assets                                                                             1998                      1997

Current Assets

    Cash and cash equivalents                                                 $   103,852               $    9,718
    Accounts receivable, net of allowance of $12,538 and $0 as of                 113,855                   19,139
      December 31, 1998 and 1997, respectively

    Prepaid expenses                                                                1,126                      956
                                                                              -----------               ----------

      Total current assets                                                        218,833                   29,813
                                                                              -----------               ----------

Property and equipment, net                                                        65,057                   64,139
Internal use software, net                                                         71,954                   44,110
Other assets                                                                        5,429                    4,027

        Total assets                                                          $   361,273               $  142,089
                                                                              ===========               ==========

Liabilities and Stockholders' Equity

Current liabilities

    Accounts payable                                                          $    84,156               $   12,962
    Due to stockholder                                                            121,971                  148,184
    Current portion of capital lease obligations (Note 5)                          17,248                   11,947
    Accrued expenses and other current liabilities                                 66,017                    2,032
                                                                              -----------               ----------

      Total current liabilities                                                   289,392                  175,125

      Capital lease obligations, net of current obligations (Note 5)               22,936                   23,478
                                                                              -----------               ----------

        Total liabilities                                                         312,328                  198,603

Commitments and contingencies (Note 5)

Stockholders' Equity

    Convertible preferred stock, par value $0.0001 per share; 5,000,000
        shares authorized, 421,880 shares issued and outstanding                       42                        -

    Common stock, par value $0.0001 per share, 25,000,000 shares
       authorized, 5,111,111 and 4,973,000 shares issued and outstanding              511                      497
        as of December 31, 1998 and 1997, respectively

    Additional paid-in capital                                                    313,552                   64,502
    Unearned compensation                                                         (32,268)                       -
    Accumulated deficit                                                          (232,892)                (121,513)
                                                                              -----------               ----------

      Total stockholders' equity/(deficit)                                         48,945                  (56,514)
                                                                              -----------               ----------

        Total liabilities and stockholders' equity                            $   361,273               $  142,089
                                                                              ===========               ==========

  The accompanying notes are an integral part of these financial statements.

KnowledgeWeb, Inc.
Statements of Operations
December 31, 1998 and 1997
--------------------------------------------------------------------------------

                                                         1998           1997

Revenues                                            $  847,517      $  403,670

Costs and expenses:
   Cost of revenues                                    204,004          35,856
   General and administrative expenses                 754,792         374,023
   Interest expense, net                                   100              78
                                                    ----------      ----------

Net loss                                              (111,379)         (6,287)
                                                    ==========      ==========

Basic and diluted net loss per share                    $(0.02)         $(0.00)
                                                    ==========      ==========

Weighted average shares of common stock
   outstanding used in computing basic
   and diluted net loss per share                    5,075,543       4,892,268
                                                    ==========      ==========

  The accompanying notes are an integral part of these financial statements.

KnowledgeWeb, Inc.
Statements of Stockholders' Equity
December 31, 1998 and 1997
--------------------------------------------------------------------------------

                                         Convertible
                                       Preferred Stock       Common Stock       Additional
                                    --------------------  -------------------     Paid-In      Unearned     Accumulated
                                     Shares     Amount      Shares    Amount      Capital    Compensation     Deficit       Total
                                    --------   --------   ---------  --------   ----------   -------------  -----------  ----------
Balance at December 31, 1996               -   $      -   4,600,000  $    460     $ 39,540    $       -      $(115,226)   $(75,226)

Issuance of common stock                   -          -     373,000        37       24,962            -              -      24,999

Net loss                                   -          -           -         -            -            -         (6,287)     (6,287)
                                    --------   --------   ---------  --------   ----------   -------------  -----------  ----------

Balance at December 31, 1997               -          -   4,973,000       497       64,502            -       (121,513)    (56,514)

Issuance of common stock                   -          -     138,111        14       16,653            -              -      16,667
Issuance of Series A convertible
   preferred stock at $0.49 per
   share                             421,880         42           -         -      177,658            -              -     177,700
Compensation expense on option
   grants (Note 7)                         -          -           -         -       54,739      (32,268)                    22,471
Net loss                                   -          -           -         -            -            -       (111,379)   (111,379)
                                    --------   --------   ---------  --------   ----------   -------------  -----------  ----------

Balance at December 31, 1998         421,880   $     42   5,111,111  $    511     $313,552    $ (32,268)     $(232,892)   $ 48,945
                                    ========   ========   =========  ========   ==========   =============  ===========  ==========

  The accompanying notes are an integral part of these financial statements.

KnowledgeWeb, Inc.
Statements of Cash Flows
December 31, 1998 and 1997

                                                                                          1998              1997

Cash flows from operating activities:
    Net loss                                                                          $ (111,379)         $ (6,287)
    Adjustments to reconcile net income to net cash provided by operating activities:
        Depreciation and amortization                                                     91,061            66,490
        Bad debt expenses                                                                 12,538                 -
        Compensation expense on stock option grants                                       22,471                 -
        Changes in operating assets and liabilities:
           Accounts receivable, net                                                     (107,254)          (18,269)
           Prepaid expenses and other assets                                              (1,572)           (4,689)
           Accounts payable                                                              135,179            12,932
                                                                                      -----------         ---------

    Net cash provided by operating activities                                             41,044            50,177
                                                                                      -----------         ---------

Cash flows from investing activities:
    Purchase of fixed assets                                                             (15,628)           (9,174)
    Increase in capitalized software                                                     (84,757)          (46,351)
                                                                                      -----------         ---------

    Net cash used by investing activities                                               (100,385)          (55,525)
                                                                                      -----------         ---------

Cash flow from financing activities:
    Repayment of stockholder loan                                                        (32,038)          (23,087)
    Interest accretion on stockholder loans                                                5,825             6,918
    Advances by stockholder                                                                    -            11,398
    Repayment of capital lease obligations                                               (14,665)           (8,241)
    Proceeds from issuance of common stock                                                16,653            25,000
    Proceeds from issuance of convertible preferred stock                                177,700                 -
                                                                                      -----------         ---------

    Net cash provided by financing activities                                            153,475            11,988
                                                                                      -----------         ---------

Net increase in cash for the period                                                       94,134             6,640

Cash and cash equivalents, beginning of year                                               9,718             3,078
                                                                                      -----------         ---------
Cash and cash equivalents, end of year                                                 $ 103,852          $  9,718
                                                                                      ===========         =========
    Cash paid for:
      Interest                                                                        $   12,381          $  6,910
                                                                                      ===========         =========
      Income taxes                                                                    $        -          $      -
                                                                                      ===========         =========

  The accompanying notes are an integral part of these financial statements.

KnowledgeWeb, Inc.
Notes to Financial Statements
December 31, 1998 and 1997

--------------------------------------------------------------------------------

1.  Summary of Significant Accounting Policies

         Description of Business

         KnowledgeWeb, Inc. (the "Company") is a California corporation organized on January 4, 1995. The Company owns and operates the internet web site, Astrology.net. Astrology.net is a web site where users can receive information on astrology, and obtain astrology charts and reports. The Company conducts its business primarily in the United States within one industry segment.

         The Company's future prospects are subject to the risks and uncertainties frequently encountered by the companies in the new and evolving markets of the Internet product and services industry. These risks include the failure to develop and extend the Company's online services, vendors and/or advertisers, the inability of the Company to maintain and increase the levels of traffic on its online services, as well as other risks and uncertainties. In the event that the Company does not successfully overcome these risks, certain assets may not be recovered.

         Revenue Recognition

         The Company generates several types of revenue including the following:

             Chart sales

             The Company's web site enables users to generate personalized astrology reports based on the user's particulars. These charts are delivered online to the customer immediately upon request. Revenue is recognized upon delivery of the charts and when the collection of the receivables are reasonably assured.

             Advertising

             Advertising revenues are derived from the sale of banner advertisements on the Company's web site. The Company recognizes income from these advertisements over the period in which the advertisements are displayed.

             Custom licensing

             The Company also generates revenues through the licensing of astrological reports and editorials to other web sites and publications. Revenues from licensing are recognized in the period when the editorial is sold.

         Property and Equipment

         Property and equipment are stated at cost. Depreciation is computed using the straight-line method for software and the declining balance method for all other property and equipment over the estimated useful lives of the assets, generally three to five years.

KnowledgeWeb, Inc.
Notes to Financial Statements
December 31, 1998 and 1997

--------------------------------------------------------------------------------

         Internal Use Software

         The Company capitalizes internally developed software in accordance with Statement of Position 98-1. These capitalized costs primarily include payroll and benefits relating to employees engaged in developing the software plus direct outside costs incurred during the application development stage being achieved. Internally developed software is amortized on a straight-line basis over three years, beginning in the year in which the software is placed in service.

         Statement of Cash Flows

         The Company considers cash equivalents to be short term investments with original maturities of three months or less.

         Concentration of Credit Risk

         Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and accounts receivable. Substantially all of the Company's excess cash has been invested in highly liquid investments.

         The Company performs ongoing credit evaluations of its advertising customers' financial condition and generally does not require collateral on accounts receivable. The Company maintains allowances for credit losses and such losses have been within management's expectations. At December 31, 1998 three customers accounted for a total of 78% of the accounts receivable balance. At December 31, 1997 one customer represented 75% of the total accounts receivable balance. The same customer represented 13% and 30% of total revenues for the years ended December 31, 1998 and 1997, respectively.

         Income Taxes

         The Company calculates its income tax provision in accordance with Financial Accounting Standards Board (FASB) Statement No. 109. Deferred taxes are provided on temporary differences between the tax basis of assets or liabilities and amounts reported in the financial statements.

         Basic and Diluted Net Loss Per Share

         Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of the common shares issuable upon conversion of the convertible preferred stock and shares issuable upon the exercise of stock options. These common equivalent shares could potentially dilute basic EPS in the future, however, they were not included in the current computation of diluted EPS because to do so would have been anti-dilutive.

KnowledgeWeb, Inc.
Notes to Financial Statements
December 31, 1998 and 1997

--------------------------------------------------------------------------------

         Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Supplier Concentration

         The Company depends on one unrelated supplier for the software that generates astrology reports and charts. The Company believes that, if necessary, this supplier could be replaced and that the quality and price of the new software would be similar.

2.  Property and Equipment

                                                   December 31,    December 31,
                                                       1998            1997

         Computer equipment and software            $  155,901     $  120,835
         Furniture and fixtures                          7,487          7,487
         Motor vehicle                                  12,848         12,848
                                                    ----------     ----------

                                                       176,236        141,170

         Less accumulated depreciation                (111,179)       (77,031)
                                                    ----------     ----------

                                                    $   65,057     $   64,139
                                                    ==========     ==========

     Depreciation expense for the years ended December 31, 1998 and 1997 totaled $34,148 and $38,148, respectively.

3.  Due to Stockholder

     One of the stockholders periodically transfers cash and other property to the Company in exchange for demand notes. In addition, this stockholder periodically makes payments on behalf of the Company in exchange for demand notes. These notes are unsecured, and carry a compounded interest rate of 5 percent.

     The balance of loans, including accrued interest, at December 31, 1998 and 1997 was $121,971 and $148,184, respectively.

KnowledgeWeb, Inc.
Notes to Financial Statements
December 31, 1998 and 1997

--------------------------------------------------------------------------------

4.  Internal Use Software

                                              December 31,         December 31,
                                                 1998                   1997

       Internal use software                  $   180,781          $   96,024
       Less accumulated amortization             (108,827)            (51,914)
                                              -----------          ----------

                                              $    71,954          $   44,110
                                              ===========          ==========


       Amortization expense for the years ended December 31, 1998 and 1997 totaled $56,913 and $32,008, respectively.

5.  Commitments and Contigencies

         Lease Commitments

         As of December 31, 1998, the Company leases office space under a cancelable operating lease. Rent expense was $38,624 and $16,761 for the years ended December 31, 1998 and 1997, respectively.

         As of December 31, 1998, the Company leased certain computer equipment under noncancelable capital leases. Future minimum lease payments required under the capital leases are as follows:

         1999                                                       $   26,153
         2000                                                           23,451
         2001                                                            5,029
         2002                                                                -
         2003 and thereafter                                                 -
                                                                    ----------

                    Total minimum lease payments                    $   54,633

         Less amount representing interest                              14,449

                                                                    ----------

         Present value of net minimum lease payments                    40,184

         Less current portion                                           17,248

                                                                    ----------

                                                                    $   22,936

                                                                    ==========


         The cost of equipment under capital lease included in property and equipment was $64,656 and $45,218 at December 31, 1998 and 1997, respectively.

KnowledgeWeb, Inc.
Notes to Financial Statements
December 31, 1998 and 1997

--------------------------------------------------------------------------------

         Employee Benefits

         The Company does not provide postretirement benefits to its employees, nor does the Company offer company-sponsored savings or pension plans.

6.  Income Taxes

     No provision for federal and state income taxes has been recorded as the Company has incurred net operating losses through December 31, 1998. The following table sets forth the primary components of deferred tax assets:

                                                     December 31,   December 31,
                                                        1998            1997

       Net operating loss and credit carryforwards   $  86,270       $  46,495
       Nondeductible expenses and reserves              15,404           5,838
                                                     ---------       ---------

       Gross deferred tax assets                       101,674          52,333
       Valuation allowance                            (101,674)        (52,333)
                                                     ---------       ---------

                                                     $       -       $       -
                                                     =========       =========

     At December 31, 1998 and 1997, the Company fully reserved its deferred tax assets. The Company believes uncertainty exists regarding the ultimate realizability of the deferred tax assets such that a full valuation allowance is required. If the Company achieves profitability, these net deferred tax assets would be available to offset future income taxes. Deferred tax assets and related valuation allowances of approximately $9,000 relate to operating loss carryforwards resulting from the issuance of employee stock options, the tax benefit of which, when recognized, will be accounted for as a credit to additional paid-in capital rather than a reduction of the income tax provision.

     At December 31, 1998, the Company had approximately $230,000 of federal net operating loss carryforwards for tax reporting purposes available to offset future taxable income; such carryforwards will expire beginning in 2010.

7.  Stockholders' Equity

     On August 18, 1998, the Company's Board of Directors approved an Amended and Restated Articles of Incorporation, for the purpose of (i) effecting a 100 for one stock split, (ii) the authorization of the Corporation to issue up to 25,000,000 shares of Common Stock and 5,000,000 of Preferred Stock, and (iii) the creation of a class of Series A Preferred Stock. It was also determined that the par value of the Preferred Stock and the Common Stock would be $0.0001 per share.

KnowledgeWeb, Inc.
Notes to Financial Statements
December 31, 1998 and 1997

--------------------------------------------------------------------------------

         Stock Split

         In August 1998, the Company's Board of Directors approved a 100 for one Common Stock split whereby stockholders of record on September 17, 1998 received 100 shares of Common Stock in exchange for each common share held on that date. All references to the number of shares of Common Stock, weighted average common shares, and per share amounts have been retroactively restated in the accompanying financial statements to reflect the 100 for one split.

         Preferred Stock

         At December 31, 1998, the Company has authorized 5,000,000 shares of Preferred Stock, of which 1,300,000 has been designated Series A Convertible Preferred Stock ("Series A"). The remaining shares of Preferred Stock may be issued from time to time in one or more series. At December 31, 1998, the Company has 421,880 Series A shares issued and outstanding.

         Holders of Series A were entitled to receive noncumulative, preferential dividends of $0.0392 per annum, when and if declared by the Board of Directors. No such dividends were declared. In the event of liquidation, sale of the Company or corporate reorganization in which the shareholders of the Company do not own a majority of the outstanding shares of the surviving Company, Series A shareholders were entitled to a per share distribution in preference to common shareholders equal to the original issue price per share of $0.49, plus any declared but unpaid dividends on each such share.

         Stock Option Plan

         In August 1998, the Board of Directors adopted the 1998 Stock Incentive Plan (the "Plan") which provided for the grant of up to 1,000,000 incentive stock options and non-qualified stock options. Notwithstanding the foregoing, at any given time the number of shares issuable upon exercise of all outstanding stock options shall not exceed a number of shares which is equal to 30% of the then outstanding shares of the Company.

         Under the Plan, incentive stock options may be granted to employees, officers and directors of the Company and non-qualified stock options may be granted to consultants, employees, directors, and officers of the Company. Options granted under the Plan must be issued at prices not less than 100% and 85%, for incentive and nonqualified stock options, respectively, of the fair market value of the stock on the date of grant as determined by the Board of Directors. The Plan requires that all options be exercised at a rate of not less than 20% per year, over five years, from the date of grant. Incentive options granted under the Plan shall vest over a four year period at a rate of 1/16th of the total shares subject to the option on the first day of each calendar quarter from the various vesting start dates. All non-qualified stock options were issued fully vested on the date of grant with the exception of 59,549 shares for which vesting is contingent upon a future event. Options to purchase 93,629 shares were exercisable at December 31, 1998.

KnowledgeWeb, Inc.
Notes to Financial Statements
December 31, 1998 and 1997

--------------------------------------------------------------------------------


         A summary of the Plan's activity is as follows:

                                                                     Weighted
                                                                     Average
                                           Available    Options     Price Per
                                           for Grant  Outstanding     Share
                                           ---------  -----------   ---------
         Balance at December 31, 1997              -          -       $    -

         Shares reserved                   1,000,000          -            -
         Options granted                    (228,079)    93,629         0.25
         Options exercised                         -          -            -
                                           ---------     ------       ------

         Balance at December 31, 1998        771,921     93,629       $ 0.25
                                           =========     ======       ======


         In November 1998, the Company granted options to purchase an aggregate of 228,079 shares of Common Stock at an exercise price of $0.25 per share. Based on an estimated market price of the stock, $0.49, at grant date, $54,739 of compensation expense relating to these options is to be recognized, of which $22,471 was recognized in 1998. The balance of the compensation expense is to be recognized over the remaining vesting period of the options.

         Stock Compensation

         The Company accounts for stock-based compensation in accordance with the provisions of APB 25. Had compensation expense been determined based on the fair value at the grant dates, as prescribed in SFAS 123, the Company's net loss would have been $114,188 and basic and diluted loss per share would have been $0.02 for the year ended December 31, 1998. The fair value of each option grant was determined on the date of grant using the minimum value method. The following assumptions were used to estimate the fair value of stock options granted to employees: expected life of 30 months; risk free interest rate of 4.55%; and no dividend yield. The weighted average fair value of options granted to employees at December 31, 1998 is $0.49. For pro forma purposes, the estimated fair value of the Company's stock options to employees is amortized over the options vesting period. Because additional stock options are expected to be granted each year, the above pro forma disclosures are not representative of pro forma effects on reported financial results for future years.

8.  Subsequent Events

         On February 18, 1999, the Company sold 100% of the outstanding stock of the Company to iVillage Inc. in exchange for 802,125 shares of iVillage Inc. common stock and approximately $1 million.

Report of Independent Accountants

To the Stockholders and Board of Directors of Lamaze Publishing Company, Inc.:

In our opinion, the accompanying balance sheets and the related statements of operations, stockholders' deficit and cash flows present fairly, in all material respects, the financial position of Lamaze Publishing Company, Inc. (the "Company") at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                                 /s/ PricewaterhouseCoopers LLP

New York, New York
June 14, 1999
except for note 10,
as to which the date
is July 13, 1999

Lamaze Publishing Company, Inc.

Balance Sheets
($ in 000's)
--------------------------------------------------------------------------------

                                                                 December 31,
                                                            ----------------------    June 30,
                                                              1997         1998         1999
                                                            ---------    ---------  -----------
                                                                                    (unaudited)

Assets:
   Current assets:
     Cash and cash equivalents                              $     187    $     164   $      85
     Accounts receivable, less allowance of $30,000
       and $55,000 and $80,000 (unaudited) in 1997,
       1998 and 1999, respectively                              1,175        2,000       2,191
     Other current assets                                       1,024        1,538       2,646
                                                            ---------    ---------   ---------
           Total current assets                                 2,386        3,702       4,922
                                                            ---------    ---------   ---------

   Fixed assets, net                                            1,674        1,997       2,216
   Goodwill, net                                                  636          483         402
   Other assets                                                    12           55          65
                                                            ---------    ---------   ---------

           Total assets                                     $   4,708    $   6,237   $   7,605
                                                            =========    =========   =========

Liabilities and Stockholders' Deficit:
   Current liabilities:
     Accounts payable and accrued expenses                  $   2,862    $   2,996   $   2,708
     Deferred revenue                                           2,566        3,288       4,345
     Current maturities or long-term debt                           -          234         312
     Bank credit line                                             950        1,300       2,240
                                                            ---------    ---------   ---------
           Total current liabilities                            6,378        7,818       9,605
                                                            ---------    ---------   ---------

   Long term debt, less current maturities                          -        1,016         938
   Stockholders' notes payable, including accrued interest      1,188        1,178       1,230
                                                            ---------    ---------   ---------
           Total liabilities                                    7,566       10,012      11,773
                                                            ---------    ---------   ---------

Commitments and contingencies

Stockholders' deficit:
   Common stock, 40,000 shares authorized, no par
     value, 36,478 shares issued and outstanding                  534          534         534
   Accumulated deficit                                         (3,392)      (4,309)     (4,702)
                                                            ---------    ---------   ---------
           Total stockholders' deficit                         (2,858)      (3,775)     (4,168)
                                                            ---------    ---------   ---------
           Total liabilities and stockholders' deficit      $   4,708    $   6,237   $   7,605
                                                            =========    =========   =========


  The accompanying notes are an integral part of these financial statements.

Lamaze Publishing Company, Inc.

Statements of Operations
($ in 000's)
--------------------------------------------------------------------------------

                                                                             Six Month
                                              Year Ended December 31,   Period Ended June 30,
                                              -----------------------   ---------------------
                                                1997         1998          1998        1999
                                             ---------    ---------     ---------    --------
                                                                              (unaudited)

Revenues:
   Publishing                                $   3,800    $   4,325     $   1,895    $  2,712
   Satellite broadcasting                        2,793        3,750         1,624       1,807
   Video                                         1,376        1,605           765         954
   Sampling/Coupons                                683          995           470         627
   Other                                           247          537           168         303
                                             ---------    ---------     ---------    --------
           Total revenue                         8,899       11,212         4,922       6,403
                                             ---------    ---------     ---------    --------

Cost of revenues                                 4,144        5,488         2,257       3,393

                                             ---------    ---------     ---------    --------
           Gross profit                          4,755        5,724         2,665       3,010
                                             ---------    ---------     ---------    --------

Operating expenses:
   Sales and marketing                           2,145        2,666         1,158       1,327
   General and administrative                    2,526        2,812         1,357       1,461
   Depreciation and amortization                   549          830           401         435
                                             ---------    ---------     ---------    --------
           Total operating expenses              5,220        6,308         2,916       3,223
                                             ---------    ---------     ---------    --------

           Loss from operations                   (465)        (584)         (251)       (213)
                                             ---------    ---------     ---------    --------
Interest expense                                  (152)        (299)         (119)       (180)
                                             ---------    ---------     ---------    --------
           Net loss                          $    (617)   $    (883)    $    (370)   $   (393)
                                             =========    =========     =========    ========



  The accompanying notes are an integral part of these financial statements.

Lamaze Publishing Company, Inc.

Statements of Changes in Stockholders' Deficit
For the years ended December 31, 1997 and 1998
and the period ended June 30, 1999 (unaudited)
($ in 000's)
--------------------------------------------------------------------------------


                                                                                         Total
                                                    Common Stock        Accumulated   Stockholders'
                                                Shares        Amount      Deficit       Deficit
                                             ------------    --------   -----------   -------------
           Balance at January 1, 1997        $   31,002      $    450    $   (2,475)  $   (2,025)

Issuance of common stock                            604            80             -           80

Issuance of common stock in connection
   with business acquisition                      4,872             4             -            4

Distributions                                         -                        (300)        (300)

Net loss                                              -             -          (617)        (617)
                                             ----------      --------    ----------   ----------

           Balance at December 31, 1997          36,478           534        (3,392)      (2,858)

Distributions                                         -             -           (34)         (34)

Net loss                                              -             -          (883)        (883)
                                             ----------      --------    ----------   ----------

           Balance at December 31, 1998          36,478           534        (4,309)      (3,775)

Net loss (unaudited)                                  -             -          (393)        (393)
                                             ----------      --------    ----------   ----------

           Balance at June 30, 1999
              (unaudited)                        36,478      $    534    $   (4,702)  $   (4,168)
                                             ==========      ========    ==========   ==========


  The accompanying notes are an integral part of these financial statements.

Lamaze Publishing Company, Inc.

Statements of Cash Flows
($ in 000's)

--------------------------------------------------------------------------------


                                                                                Six Month
                                                         Year Ended            Period Ended
                                                         December 31,            June 30,
                                                    --------------------   --------------------
                                                       1997       1998        1998       1999
                                                    ---------   --------   ---------   --------
                                                                                (unaudited)

Cash flows from operating activities:
   Net loss                                         $  (617)    $  (883)   $  (370)    $  (393)
   Adjustments to reconcile net loss to net cash
     provided by (used in) operating activities:
     Depreciation and amortization                      549         830        401         435
     Bad debt expense                                    30          25          -           -
     Changes in operating assets and liabilities:
     Accounts receivable                               (531)       (850)      (239)       (191)
     Other current assets                                (2)       (514)      (513)     (1,108)
     Accounts payable and accrued expenses            1,639         124     (1,293)       (239)
     Deferred revenue                                    (2)        722        855       1,057
                                                    --------    --------   --------    --------

             Net cash provided by (used in)
             operating activities                     1,066        (546)    (1,159)       (439)
                                                    --------    --------   --------    --------

Cash flows from investing activities:
   Purchase of fixed assets                          (1,152)       (991)      (376)       (565)
   Acquisition of a business                           (730)          -          -           -
                                                    --------    --------   --------    --------

           Net cash used in investing activities     (1,882)       (991)      (376)       (565)
                                                    --------    --------   --------    --------

Cash flows from financing activities:
   Proceeds from bank term loan                           -       1,250      1,250           -
   Borrowings (repayments) under revolving credit
     facilities                                         950         350        150         940
   Payment for debt issuance cost                         -         (52)       (52)        (15)
   Distributions paid to stockholders                  (300)        (34)         -           -
   Stockholders' notes payable                          200           -          -           -
   Proceeds from issuance of common stock                80           -          -           -
                                                    --------    --------   --------    --------
           Net cash provided by financing activities    930       1,514      1,348         925
                                                    --------    --------   --------    --------

           Net increase (decrease) in cash and
             cash equivalents                           114         (23)      (187)        (79)

Cash and cash equivalents, beginning of period           73         187        187         164
                                                    --------    --------   --------    --------

           Cash and cash equivalents, end of period $   187     $   164    $     -     $    85
                                                    ========    ========   ========    ========


  The accompanying notes are an integral part of these financial statements.

Lamaze Publishing Company, Inc.

Notes to Financial Statements
--------------------------------------------------------------------------------

1.      The Company:

        Organization and Business

        Lamaze Publishing Company, Inc. (the "Company"), publishes magazines regarding pre- and post-natal educational material which are distributed to over 3.0 million new and expecting parents annually. These are distributed in childbirth education classes, as well as in hospitals, at no cost. The Company produces an educational video tape "You and Your Baby" which is distributed to childbirth educators and reaches 1.8 million expectant parents. The Company Newborn Channel has exclusive rights to broadcast on closed-circuit television in approximately 700 hospitals, providing infant care programming to new mothers. In 1998, the Company launched Lamaze Family Magazine which is expected to be mailed to 750,000 homes in 1999, targeting families with pre-school children.

2.      Significant Accounting Policies and Procedures:

        Revenue Recognition

        Revenues are principally derived from advertising inserts and are recorded as follows:

        Publishing and Sampling/Coupons - Publications are mailed to Certified Child Birth Educators for distribution to expecting parents. Revenue is recognized upon the distribution to expecting parents, which approximates the straight-line method. The publications are issued twice a year as a Spring/Summer issue and a Fall/Winter issue.

        Satellite Broadcasting - Advertising revenue is recognized monthly based on the actual number of births per month divided by the number of births specified in the contract period and multiplied by the contract amount.

        Video - Revenue is recognized upon the distribution to expecting parents by the Certified Child Birth Educators, which approximates the straight-line method. Videos are shipped in March of each year.

        Cash and Cash Equivalents

        Cash and cash equivalents include money market accounts and all highly liquid investments purchased with original maturities of three months or less. The Company maintains its cash and cash equivalents in highly rated financial institutions.

        Fixed Assets

        Depreciation of equipment, furniture and fixtures, and purchased computer software is provided for by the straight-line method over their estimated useful lives ranging from three to five years. Amortization of leasehold improvements is provided for over the lesser of the term of the related lease or the estimated useful life of the improvement. The cost of additions and betterments are capitalized, and repairs and maintenance costs are charged to operations in the periods incurred.

        Goodwill

        Goodwill consists of the excess of purchase price paid over identified intangible and tangible net assets of acquired companies. Goodwill is amortized using the straight-line method over the period of expected benefit, five years. The Company assesses the recoverability of its goodwill by determining whether the amortization of the unamortized balance of its remaining life can be

Lamaze Publishing Company, Inc.

Notes to Financial Statements
--------------------------------------------------------------------------------

        recovered through forecasted cash flows. If undiscounted forecasted cash flows indicate that the unamortized amounts will not be recovered, an adjustment will be made to reduce the net amounts to an amount consistent with forecasted future cash flows discounted at the Company's incremental borrowing rate. Cash flow forecasts are based on trends of historical performance and management's estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. Amortization expense for goodwill for the years ended December 31, 1997 and 1998 was approximately $127,000 and $153,000, respectively.

        Income Taxes

        The Company has elected to be taxed as an S Corporation as provided for by the Internal Revenue Code. Under "S" Corporation status, the Company's net income or loss is taxed to its stockholders.

        Fair Value of Financial Instruments

        The carrying amounts of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate fair value because of their short maturities. The carrying amount of the Company's bank financing obligations approximates the fair value of such instruments based upon management's best estimate of interest rates that would be available to the Company for similar debt obligations at December 31, 1998.

        Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made by the Company include the useful lives of fixed assets and the recoverability of fixed assets, goodwill and deferred tax assets.

        Concentration of Credit Risk and Other

        The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash, cash equivalents, and accounts receivable. The Company's accounts receivable is derived from revenue earned from customers, principally advertisers, without requiring collateral. The Company maintains an allowance for potential bad debt based upon the expected collectibility of all accounts receivable; historically, such losses have not been significant.

        The Company is dependent on a limited number of customers for a significant part of its revenues. The Company had two customers which accounted for approximately 18% and 12% of net accounts receivable at December 31, 1997. The Company had one customer which accounted for 10% of net accounts receivable at December 31, 1998. The Company had two different customers which individually accounted for 14% of revenues as of December 31, 1997. The Company had a different customer which accounted for 18% of revenues as of December 31, 1998. Additionally, revenues from the Company's ten largest advertisers accounted for approximately 66% and 63% of total revenues for the year ended December 31, 1997 and 1998, respectively.

Lamaze Publishing Company, Inc.

Notes to Financial Statements
--------------------------------------------------------------------------------

        Risks and Uncertainties

        The Company's operations are subject to certain risks and uncertainties including actual or prospective competition by entities with greater financial resources, experience and market presence than the Company, in addition to risks associated with growth, technology and regulatory matters.

        Comprehensive Income

        In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). This statement requires companies to classify items of other comprehensive income by their nature in the financial statements and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of operations. SFAS No. 130 is effective for financial statements issued for fiscal years beginning after December 15, 1997. The Company adopted SFAS No. 130 in the first quarter of 1998. The Company has had no other comprehensive income items to report.

        Segment Reporting

        During 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 uses a management approach to report financial and descriptive information about a company's operating segments. Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally for management. Under this definition, the Company operated as a single segment for all years presented. The adoption of SFAS 131 did not have a material impact on the Company's financial position or results of operations.

        Start-Up Costs

        In April 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start up activities and organization costs to be expensed as incurred. As the Company has expensed these costs historically, the adoption of this standard did not have a significant impact on the Company's results of operations, financial position or cash flow for the six months ended June 30, 1999.

        Software Costs

        In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specific specified costs and amortization of such costs. The Company does not expect the adoption of this standard to have a material effect on the Company's capitalization policy.

Lamaze Publishing Company, Inc.

Notes to Financial Statements
--------------------------------------------------------------------------------

        Recent Accounting Pronouncements

        In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS No. 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company does not expect the adoption of this statement to have a significant impact on the Company's results of operations, financial position or cash flows.

        Unaudited Interim Financial Statements

        The financial statements as of June 30, 1999 and for the periods ended June 30, 1998 and 1999 are unaudited but have been prepared in accordance with generally accepted accounting principles ("GAAP") for interim financial statements which do not include all disclosures required by GAAP for annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations of any interim period are not necessarily indicative of the results of operations for the full year.

3.      Fixed Assets:

        Fixed assets consist of the following:

        ($ in 000's)
                                                                December 31,
                                                           ---------------------
                                                              1997        1998
                                                           ---------   ---------

        Hospital equipment                                 $  2,321    $  3,111
        Office and computer equipment                           121         223
        Capitalized software                                     56          92
        Furniture and fixtures                                  102         118
        Leasehold improvements                                   56         103
                                                           --------    --------
                                                              2,656       3,647
                                                           --------    --------
        Less, accumulated depreciation and amortization        (982)     (1,650)

                                                           $  1,674    $  1,997
                                                           ========    ========

        Depreciation and amortization of fixed assets was approximately $422,000 and $668,000 for the years ended December 31, 1997 and 1998, respectively.

Lamaze Publishing Company, Inc.

Notes to Financial Statements
--------------------------------------------------------------------------------

4.      Business Acquisition:

        The Newborn Channel, L.P.

        On February 28, 1997, the Company acquired all of the outstanding stock of the Newborn Channel, L.P. ("TNCLP") a closed-circuit television channel which provides information regarding various baby care issues, in exchange for 4,872 shares of the Company's common stock. The cost of the TNCLP acquisition was allocated to the assets and liabilities assumed based upon their estimated fair values as follows:

        ($ in 000's)

        Working capital                                          $ (841)
        Equipment                                                   808
        Goodwill                                                    763
                                                                 --------

                                                                 $  730
                                                                 ========


        The following unaudited pro forma summary presents consolidated results of operations for the Company as if the acquisition of TNCLP had been consummated on January 1, 1996. The pro forma information does not necessarily reflect the actual results that would have been achieved, nor is it necessarily indicative of future consolidated results of the Company.

        ($ in 000's)

                                                          1996          1997
                                                       ----------    ----------

        Revenues                                       $   9,208     $   9,455
        Net income (loss)                              $   1,047     $    (769)


5.      Related Party Transactions:

        Notes Payable to Stockholders

        The Company has received loans from its stockholders payable on demand. As of December 31, 1998, total principal of $1,099,086 was due to stockholders. Interest on the amounts advanced accrue at the rate of one percent above the prime interest rate. Accrued interest at December 31, 1997 and 1998 was $88,504 and $78,871, respectively. Interest expense for 1997 and 1998 was $88,504 and $107,714, respectively. The stockholders' loans are subordinate to senior bank debt. The stockholders have informed the Company that they do not intend to make a demand within the next twelve months, and are committed to support the operations through 1999.

        Fees Paid to Stockholders

        The Company has entered into an informal consulting agreement with a principal stockholder of the Company's common stock. During 1997, approximately $258,000 was paid in consulting fees related to video production, management and marketing. During 1998, approximately $108,000 was paid in video production consulting fees.

Lamaze Publishing Company, Inc.

Notes to Financial Statements
--------------------------------------------------------------------------------

6.      Bank Loans Payable:

        The Company had the following bank loans outstanding as of December 31:

        ($ in 000's)

                                                          1997          1998
                                                       ----------    ----------

        Term loan                                      $       -     $   1,250
        Secured line of credit                         $     950     $   1,300
                                                       ---------     ---------

                                                       $     950     $   2,550
                                                       =========     =========

        The Company has entered into loan agreements with the Bank of New York (the "Bank"), providing for a $2.75 million credit facility. The Term Loan Agreement, dated March 9, 1998, provides for a long-term credit facility of $1.25 million. The Secured Line of Credit, entered into on February 9, 1998 and renewed on June 12, 1998, provides for a revolving credit facility of $1.5 million.

        The long-term facility includes a $1.25 million term loan (the "Term Loan") which is payable in 48 equal consecutive monthly installments in the amount of $26,042 each, the first of which shall be due and payable on April 1, 1999. Interest accrues at the Bank's prime rate or Eurodollar rate plus a margin of between 1.5% to 2%, depending on attaining certain bank covenants. On January 21, 1999, the agreement was amended making the first installment payable on July 1, 1999 and extending the Term Loan to July 2003.

        The credit facility is collateralized by receivables, inventories, equipment and certain real property. Under the terms of the Agreement, the Company is required to maintain certain financial ratios and other financial conditions. The Agreement also prohibits the Company from incurring certain additional indebtedness, limits certain investments, advances or loans and restricts substantial asset sales, capital expenditures and cash dividends.

        The revolving credit facility requires payment of interest at the Bank's prime rate which was 7.50% at December 31, 1998 or Eurodollar rate plus a margin of between 1.5% to 2%, depending on attaining certain bank covenants. The total amount of unused revolving credit available to the Company at December 31, 1998 was $200,000. Either party may cancel the line of credit at any time. Unless cancelled earlier the line of credit shall be available until May 31, 1999. On January 21, 1999 the credit facility was increased to $2.5 million and extended until December 31, 1999.

7.      Stock Appreciation Plan:

        Under the Company's key employee stock bonus plan, stock appreciation units ("SAU's") were granted to three key employees under terms and conditions as stated in their respective employment letter. Each employee was granted three SAU's, one of which shall vest on each of the first three anniversaries provided they remain employed by the Company as of each anniversary. All SAU's granted shall vest in full as a result of a merger, consolidation, sale,

Lamaze Publishing Company, Inc.

Notes to Financial Statements
--------------------------------------------------------------------------------

        transfer or acquisition. The redemption price shall be determined based on a multiple of earnings before interest and taxes of the Company for the period of four consecutive fiscal quarters of the Company immediately proceedings redemption of such SAU and the number of shares outstanding at several points in time. The effects of changes in redemption price during the vesting period are recognized as compensation cost over the vesting period in accordance with the method illustrated in SFAS 123, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans". Changes in the amount of the liability due to stock price changes after the vesting period are compensation cost of the period in which the changes occur. Due to negative earnings before interest and taxes in 1998 and 1997, no compensation expense for fiscal 1998 and 1997 was recorded. During 1997 one employee elected to redeem their SAU's. As a result, the value of the employee's equity position of $240,000 was paid out, half in January 1998 while the other half will be paid in January 1999 plus accrued interest.

8.      Commitments and Contingencies:

        Leases

        The Company leases office space, under non-cancelable operating lease expiring in June 2000. The following is a schedule of future minimum lease payments under the non-cancelable operating lease as of December 31, 1998:

        Year ended December 31:                         1988
        ----------------------                       ----------
        ($ in 000's)

        1999                                         $     158
        2000                                         $      79
                                                     ---------

                                                     $     237
                                                     =========

        Rent expense was approximately $142,000 and $179,000 for the years ended December 31, 1997 and 1998, respectively.

        Litigation

        The Company has been involved in litigation relating to claims arising out of its operations in the normal course of business, including a claim by a former employee. The Company does not believe that an adverse outcome of any of these legal proceedings will have a material adverse effect on the Company's results of operations, financial position or cash flows.

9.      Capital Stock:

        Common Stock

        In October 1997, the Company issued 604 shares of common stock in exchange for net proceeds of approximately $80,000.

Lamaze Publishing Company, Inc.

Notes to Financial Statements
--------------------------------------------------------------------------------

10.     Subsequent Event (unaudited):

        On July 13, 1999, the Company entered into a definitive agreement to be acquired by iVillage Inc., which runs a network of web sites for women, in exchange for 1.75 million shares of iVillage Common Stock and approximately $5 million in cash to retire certain indebtedness. iVillage Inc. has agreed that in the event the Company should request financial assistance to fund its operations, it will provide the necessary funds needed to meet the Company's minimum working capital requirements for the twelve month period beginning from the date of the transaction closing. The closing of the transaction is subject to certain customary closing conditions.

                        Report of Independent Accountants
                        ---------------------------------

To the Board of Directors and Stockholders of Online Psychological Services, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, stockholders' deficit and cash flows present fairly, in all material respects, the financial position of Online Psychological Services, Inc. (the "Company"), at December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

McLean, Virginia                                  /s/ PricewaterhouseCoopers LLP
July 16, 1999

                       ONLINE PSYCHOLOGICAL SERVICES, INC.

                                 BALANCE SHEETS

                                     -------


                                                                December 31,
                                                                ------------             March 31,
                                                              1998          1997           1999
                                                              ----          ----           ----
                                                                                       (unaudited)

                        ASSETS

Current assets:
  Cash                                                    $     8,603   $    22,643   $      13,093
  Accounts receivable                                          29,574        19,204          44,439
  Due from stockholders                                         6,771             -           6,771
                                                                -----        ------           -----

         Total current assets                                  44,948        41,847          64,303
                                                               ------        ------          ------

 Equipment                                                     22,797        19,622          22,797
  Less: accumulated depreciation                               (8,475)       (4,703)         (9,536)
                                                               ------        ------          ------
                                                               14,322        14,919          13,261
                                                               ------        ------          ------

         Total assets                                     $    59,270   $    56,766   $      77,564
                                                          ===========   ===========   =============

         LIABILITIES AND STOCKHOLDERS' DEFICIT

 Current liabilities:
   Accounts payable and accrued expenses                  $    28,088   $     8,820   $      30,930
   Deferred compensation                                      130,000       130,000         130,000
   Line of credit                                              17,066        15,098          15,569
   Deferred revenue                                             7,667         2,165           7,912
   Stockholder loan                                            12,260             -           8,001
                                                              -------       -------         -------
         Total current liabilities                            195,081       156,083         192,412
                                                              -------       -------         -------

 Commitments (Note 5)

 Stockholders' deficit:
   Common stock, no par value, 1,500 shares
      authorized, issued and outstanding                      244,598        13,323         245,170
   Accumulated deficit                                       (380,409)     (112,640)       (360,018)
                                                             --------      --------        --------

         Total stockholders' deficit                         (135,811)      (99,317)       (114,848)
                                                             --------       -------        --------

         Total liabilities and stockholders' deficit      $    59,270   $    56,766   $      77,564
                                                          ===========   ===========   =============


   The accompanying notes are an integral part of these financial statements.

                            ONLINE PSYCHOLOGICAL SERVICES, INC.

                                  STATEMENTS OF OPERATIONS

                                          -------



                                                          For the years ended            For the three months
                                                             December 31,                  ended March 31,
                                                          -------------------            --------------------
                                                          1998            1997            1999            1998
                                                          ----            ----            ----            ----
                                                                                       (unaudited)     (unaudited)

Revenue:
  License revenue                                    $     112,772   $     235,652   $      33,440   $      31,046
  Advertising revenue                                       56,964          17,310          35,070           4,670
  Subscription and merchandising revenue                    50,893               -          15,097           5,768
                                                           -------         -------          ------          ------
             Total revenue                                 220,629         252,962          83,607          41,484
                                                           -------         -------          ------          ------

Operating expenses:
  Production, content and product costs                     65,812          33,456           9,359          14,040
  Salary expense                                           387,861         181,392          38,396          43,541
  Sales and marketing                                        4,208           5,809           6,477           5,111
  General and administrative                                23,874          35,118           7,783           6,990
  Depreciation                                               3,772           3,507           1,061             903
                                                           -------         -------          ------          ------

            Total operating expenses                       485,527         259,282          63,076          70,585
                                                           -------         -------          ------          ------

Income (loss) from operations                             (264,898)         (6,320)         20,531         (29,101)

  Interest expense, net                                      2,871           2,623             140             263
                                                             -----           -----             ---             ---

Net income (loss)                                    $    (267,769)  $      (8,943)  $      20,391   $     (29,364)
                                                     =============   =============   =============   =============

   The accompanying notes are an integral part of these financial statements.

                            ONLINE PSYCHOLOGICAL SERVICES, INC.

                            STATEMENTS OF STOCKHOLDERS' DEFICIT

                                          -------




                                                                      Common Stock
                                                                      ------------            Accumulated
                                                                 Shares         Amount          Deficit           Total
                                                                 ------         ------          -------           -----

Balance, December 31, 1996                                       1,500         $ 7,055         $(103,697)     $ (96,642)

  Transfer of common stock from stockholder                          -           4,540                 -          4,540
  Imputed rent expense contribution                                  -           1,728                 -          1,728
  Net loss                                                           -               -            (8,943)        (8,943)
                                                                 -----          ------          --------        -------

Balance, December 31, 1997                                       1,500         $13,323         $(112,640)     $ (99,317)

  Transfer of common stock from stockholder                          -         229,118                 -        229,118
  Imputed rent expense contribution                                  -           1,728                 -          1,728
  Imputed interest on stockholder loan                               -             429                 -            429
  Net loss                                                           -               -          (267,769)      (267,769)
                                                                 -----          ------          --------        -------

Balance, December 31, 1998                                       1,500        $244,598         $(380,409)     $(135,811)

  Imputed  rent expense contribution (unaudited)                     -             432                 -            432
  Imputed interest on stockholder loan (unaudited)                   -             140                 -            140
  Net income (unaudited)                                             -               -            20,391         20,391
                                                                 -----          ------          --------        -------


Balance, March 31, 1999 (unaudited)                              1,500        $245,170         $(360,018)     $(114,848)
                                                                 =====        ========         =========      =========

   The accompanying notes are an integral part of these financial statements.

                            ONLINE PSYCHOLOGICAL SERVICES, INC.

                                  STATEMENTS OF CASH FLOWS

                                          -------


                                                                         For the years ended            For the three months
                                                                            December 31,                   ended March 31,
                                                                         -------------------            --------------------
                                                                         1998            1997            1999            1998
                                                                         ----            ----            ----            ----
                                                                                                      (Unaudited)    (Unaudited)

Cash flows from operating activities:
  Net income (loss)                                                     $(267,769)       $ (8,943)       $ 20,391        $(29,364)
Adjustments  to reconcile  net income (loss) to net cash (used in)
   provided by operating activities:
  Depreciation                                                              3,772           3,507           1,061             903
  Compensation expense satisfied by issuance of common stock              229,118           4,540               -               -
  Imputed interest                                                            429               -             140             263
  Imputed rent                                                              1,728           1,728             432             432
  Change in operating assets and liabilities:
     (Increase) decrease in accounts receivable                           (10,370)          2,506         (14,865)         (2,441)
     Increase (decrease) in accounts payable and accrued expenses          19,268           6,142           2,842          (1,276)
     Increase in deferred compensation                                          -          10,000               -               -
     Increase in deferred revenue                                           5,502           1,884             245           5,838
                                                                          -------           -----         -------          ------

                   Net cash (used in) provided by operating activities    (18,322)         21,364          10,246         (25,645)
                                                                          -------          ------         -------          ------

Cash flows from investing activities:
  Equipment purchases                                                      (3,175)         (6,830)              -               -
  Due from stockholders                                                    (6,771)              -               -            (347)
                                                                          -------           -----         -------          ------

                  Net cash used in investing activities                    (9,946)         (6,830)              -            (347)
                                                                          -------           -----         -------          ------

Cash flows from financing activities:
  Proceeds from stockholder loan                                           24,430          20,426               -          15,026
  Payments on stockholder loan                                            (12,170)        (25,026)         (4,259)              -
  Net borrowings on line of credit                                          1,968           2,644          (1,497)          3,174
                                                                          -------           -----         -------          ------

                  Net cash provided by (used in) investing activities      14,228          (1,956)         (5,756)         18,200
                                                                          -------           -----         -------          ------

                  Net (decrease) increase in cash                        (14,040)          12,578           4,490          (7,792)

Cash, beginning of period                                                  22,643          10,065           8,603          22,643
                                                                          -------          ------         -------          ------

Cash, end of period                                                     $   8,603        $ 22,643        $ 13,093        $ 14,851
                                                                        =========        ========        ========        ========


Supplemental disclosure of cash flow information:
  Cash paid during the period for interest                              $   2,435        $  2,567        $      -         $     -
                                                                        =========        ========        ========         =======

   The accompanying notes are an integral part of these financial statements.

                            ONLINE PSYCHOLOGICAL SERVICES, INC.

                               NOTES TO FINANCIAL STATEMENTS

                                         ----------

1.   Business and Organization

     Online Psychological Services, Inc., (the "Company") is an interactive media company specializing in the online development of content related to mental health issues. The Company was incorporated in the state of Delaware on January 29, 1996 to develop programming material for distribution through online service providers and the internet and is involved in the sale of products through Internet commerce.

     The Company and its stockholders entered into a definitive agreement with iVillage Inc. ("iVillage") pursuant to which the Company was acquired by iVillage effective June 30, 1999 (the "Acquisition"). All outstanding shares of the Company were exchanged for cash and stock. These financial statements and footnotes are those of the Company prior to the Acquisition and do not reflect any purchase accounting adjustments or other transactions related to the Acquisition (see Note 6).

     The Company has a limited operating history and its prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for Internet products and services. These risks include the failure to develop and extend the Company's online service brands, the rejection of the Company's services by Web consumers, vendors or advertisers, and the inability of the Company to maintain and increase the levels of traffic on its online services. In the event the Company does not successfully implement its business plan, certain assets may not be recoverable.

2.   Summary of Significant Accounting Policies

     Cash
     -----

     The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash and cash equivalents. The Company has no cash equivalents at December 31, 1998 or 1997.

     Equipment
     ---------

     Equipment, which consists of office computers and peripherals, is stated at cost. The cost of additions and improvements are capitalized, while maintenance and repairs are charged to expense when incurred. Depreciation is computed using the straight-line method based on the estimated useful life of three years. Upon retirement or sale, the

                                  Continued

                            ONLINE PSYCHOLOGICAL SERVICES, INC.

                               NOTES TO FINANCIAL STATEMENTS

                                         ----------

     carrying amount of assets disposed of and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the related period of operations. Long-lived assets held and utilized by the Company are reviewed for impairment whenever changes in circumstances indicate the carrying value of such assets may not be recoverable.

     Income Taxes
     ------------

     The Company has elected to be treated as an S Corporation for federal and state income tax purposes and accordingly, any liabilities for income taxes are the direct responsibility of the stockholders.

     Stock Based Compensation
     ------------------------

     The Company accounts for stock based compensation in accordance with the provisions of Accounting Principals Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and complies with the disclosure provisions of Statement of Financial Accounting Standards (SFAS") No. 123, Accounting for Stock-Based Compensation, for non employee compensation. Under SFAS No. 123, compensation cost for an award of equity instruments to an employee shall be recognized over the period(s) in which the related employee services were rendered and if the award is for past services, the related compensation cost shall be recognized in the period in which the equity instrument is granted.

     Revenue Recognition
     -------------------

     The Company's revenues are derived principally from licenses for the use, marketing and distribution of its web site content; the sale of banner advertisements; subscriptions and merchandise sales. Revenue from traffic-based license fees is recognized upon notification from the third party of web site traffic related to the Company's content. Revenue from fixed license fees is recognized ratably over the term of the contracts. Advertising revenue is recognized based on the placement of advertisements by a third party placement agent. Such revenue is recognized once the advertisement has been placed and as reported by the third-party placement agent. The Company recognizes the net revenue received with respect to such content licenses and advertising activities. Subscription revenue is recognized ratably over the term of the contracts, which generally range from one month to a year. Revenue generated from merchandise sales, net of any discounts, is generally recognized upon shipment. Cash received in advance of revenues earned for subscription and advertising contracts is recorded as deferred revenue.

                                  Continued

                            ONLINE PSYCHOLOGICAL SERVICES, INC.

                               NOTES TO FINANCIAL STATEMENTS

                                         ----------

     Fair Value
     ----------

     The carrying amounts of cash, accounts receivable, accounts payable and amounts included in other current assets and current liabilities that meet the definition of a financial instrument, approximate fair value because of the short-term nature of these amounts.

     Concentration of Credit Risk
     ----------------------------

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Receivables are not collateralized and accordingly, the Company performs ongoing credit evaluations of its customers to reduce the risk of loss.

     The Company has a license agreement with an Internet service provider, which generated revenue approximating 52% and 93% of total revenue for the years ended December 31, 1998 and 1997, respectively. Primarily all the Company's receivables at December 31, 1998 and 1997 are from well-established companies. Substantially all subscribers pay for services with major credit cards for which the Company receives timely remittances from the credit card carriers. The Company has not experienced any losses in connection with the collectibility of its accounts receivable, and accordingly, has made no provision for doubtful accounts in its financial statements.

     Use of Estimates
     ----------------

     The financial statements are prepared on the accrual basis of accounting in conformity with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. The most significant estimate relates to the valuation of the Company's stock performed by an independent appraiser. Actual results could differ from those estimates.

                                  Continued

                            ONLINE PSYCHOLOGICAL SERVICES, INC.

                               NOTES TO FINANCIAL STATEMENTS

                                         ----------

     Recent Pronouncements
     ---------------------

     Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131") replaces the industry segment approach under previously issued pronouncements with the management approach. The management approach designates the internal organization that is used by management for allocating resources and assessing performance as the source of the Company's reportable segments. SFAS 131 also requires disclosures about products and services, geographic areas and major customers. Currently, the Company has only one reportable segment; the adoption of SFAS 131 is not expected to significantly impact financial statement disclosure of the Company.

     In March 1998, the American Institute of Certified Public Accountants issues Statement of Position 98-1 (SOP 98-1) entitled "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires that both internal and external costs incurred to develop internal-use software during the application development stage be capitalized and amortized over the estimated useful life of the software. SOP 98-1 is effective for fiscal years beginning after December 15, 1998 and is not expected to have a material effect on the Company's financial statements.

     Interim Financial Information (unaudited)
     -----------------------------------------

     Interim financial information for the three months ended March 31, 1999 and 1998 included herein is unaudited. However, the Company believes the interim information includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results for interim periods. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the results to be expected for the year ending December 31, 1999.

3.   Revolving Line of Credit Agreement

     Amounts outstanding under a revolving line of credit were $17,066 and $15,098 at December 31, 1998 and 1997, respectively. The Company may borrow up to $20,000 under this line of credit, which will expire October 26, 1999. Advances on the credit line are payable upon demand and bear interest at prime plus 6.9%. The line of credit is guaranteed by the Company's Chief Executive Officer and stockholder. Interest expense for the years ending December 31, 1998 and 1997, was $2,442 and $2,623, respectively. There are no fees on the unused line.


                                  Continued

                            ONLINE PSYCHOLOGICAL SERVICES, INC.

                               NOTES TO FINANCIAL STATEMENTS

                                         ----------

4.       Stockholders' Equity

         During 1997, the Company's founder and Chief Executive Officer transferred 30 shares of his holdings in the Company's Common Stock to an employee at the estimated fair value of the shares, as determined based upon an independent valuation, in consideration for services rendered to the Company by the employee. In connection with the issuance of the 30 shares of Common Stock, the Company recorded compensation expense of $4,540 for the year ended December 31, 1997.

         During 1998, the Company's founder and Chief Executive Officer transferred 757 shares of his holdings in the Company's Common Stock to two employees of the Company. This transfer was recorded by the Company at the estimated fair value of the shares, as determined based upon an independent valuation, in consideration for services rendered to the Company by the employees. In connection with the transfer of the 757 shares of Common Stock, the Company recorded compensation expense of $229,118 for the year ended December 31, 1998. At December 31, 1998, in connection with this transaction, $6,771 is due from the stockholders as reimbursement for related payroll taxes paid by the Company on their behalf. Such amount was repaid by the stockholders subsequent to December 31, 1998.

5.       Related Party Transactions

         The Company leases web server space from a company that is wholly-owned by one of its stockholders. This lease expires March 31, 2000. Lease expense was $32,363 and $22,215 for the years ended December 31, 1998 and 1997, respectively.

         The Chief Executive Officer and stockholder provides corporate office space to the Company for which he is not reimbursed. Rental expense was imputed, based on the fair market value of the occupied property. Rental expense for the years ended December 31, 1998 and 1997 was $1,728 and $1,728, respectively.

         During 1998 and 1997, in the form of a note, the Company received cash advances of $24,430 and $20,426, respectively, from its Chief Executive Officer and stockholder for

                                  Continued

                            ONLINE PSYCHOLOGICAL SERVICES, INC.

                               NOTES TO FINANCIAL STATEMENTS

                                         ----------


     purposes of funding operations. The note is non-interest bearing for which interest is imputed at 7% per annum, and is payable upon demand. At December 31, 1998 and 1997, the Company's obligation under this note was $12,260 and $0, respectively, and interest of $429 and $0, was charged to expense during the years then ended.

6.   Subsequent Event

     Effective June 30, 1999, in accordance with the terms of a definitive agreement (the "Acquisition Agreement"), the Company was acquired by iVillage Inc. ("iVillage") for $24.8 million. All outstanding shares of the Company were exchanged for $1.5 million in cash and a number of shares of iVillage common stock equal to $23.3 million, as defined by the Acquisition Agreement. Concurrent with the acquisition, the Company's tax status will change from an S-Corporation to a C-Corporation.

     In connection with the closing, the current stockholders of the Company entered into a Release Agreement with iVillage waiving the payment of $130,000 of deferred compensation and $8,001 representing a stockholder loan.

     No effect has been given to these financial statements for adjustments that have or will take place as a result of the iVillage purchase of the Company.

                               2,526,266 Shares



                                 iVILLAGE INC.

                                 Common Stock

                                  ----------



                               October 1, 1999


                                  ----------

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

         The following table sets forth the costs and expenses payable by the registrant in connection with the distribution of the common stock being registered. All amounts are estimated, except the SEC registration fee and the Nasdaq National Market listing fee:

                SEC registration fee                     $22,088
                Nasdaq National Market listing fee        17,500
                Accounting fees and expenses              45,000
                Legal fees and expenses                   65,000
                Miscellaneous                             10,412
                                                        --------
                     Total                              $160,000
                                                        ========

Item 14.  Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Article XII of the Registrant's Amended and Restated Certificate of Incorporation and Article VI of the Registrant's Bylaws provides for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.


         Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (I) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Amended and Restated Certificate of Incorporation provides for such limitation of liability.


         The Registrant has obtained obtain directors' and officers' insurance providing indemnification for certain of the Registrant's directors, officers and employees for certain liabilities.

         The Registrant has entered into indemnification agreements with each director and officer which provide indemnification under certain circumstances for acts and omissions which may not be covered by any directors' and officers' liability insurance.

         Under the terms of the Agreement and Plan of Reorganization, dated as of July 13, 1999, by and among iVillage Inc., LPC Acquisition Corporation, Lamaze Publishing Company, Inc. and the Shareholders and Stock Appreciation Unit Holders of Lamaze Publishing Company, Inc. filed as Exhibit 2.8 and related documents, the Registrant and the selling stockholders have agreed to indemnify each other in certain circumstances.

Item 15.  Recent Sales of Unregistered Securities

         1. In December 1996, in connection with an Agreement and Plan of Reorganization, the Registrant issued 33,333 shares of common stock (on a post-split basis) each to Jacqueline B. Needelman and David L. Cohen in consideration for 1,500 shares of jointly owned common stock of ParentsPlace.com, Inc.

         2. In January 1997, Beth Polish exercised an option and received 8,333 shares of common stock at a price per share of $3.00 (on a post-split basis).

         3. In January 1997, Elaine Rubin exercised an option and received 12,500 shares of common stock at a price per share of $3.00 (on a post-split basis).

         4. In January 1997, Tina Neederlander exercised an option and received 12,500 shares of common stock at a price per share of $3.00 (on a post-split basis).

         5. In February 1997, the Registrant issued and sold stock subscription warrants to purchase an aggregate of 111,771 shares of common stock at a price per share of $5.86 (on a post-split basis) to AOL, Tribune, Kleiner and KPCB Information in consideration for the cancellation of a note and cash.

         6. In May 1997, the Registrant issued and sold an aggregate of 11,003,068 shares of Series C Preferred Stock at a price per share of $1.954 to the following entities: AOL, Philip E Berney, CIBC Wood Gundy Ventures, Inc. ("CIBC"), Cox Interactive Media, Inc. ("Cox"), Convergence Ventures I, L.P. ("Convergence"), Stephen Friedman, Charles A. Davis, Growth Shares Ltd., Juergen Habermeier, Kleiner, KPCB Information, Ralph Mack, Stephen M. Parish, Rho Management Trust I ("Rho"), Sonem Partners ("Sonem"), Tenet Healthcare Corporation ("Tenet"), Transatlantic Venture Partners C.V., Tribune, The Trustees of the General Electric Pension Trust, Norman Tulchin, Stanley Tulchin and one other corporate investor.

         7. In May 1997, the Registrant issued warrants to Bear, Stearns & Co. Inc. to purchase 30,194 shares of the Registrant's common stock at an exercise price of $0.03 per share (on a post-split basis) in consideration for services rendered.

         8. In May 1997, in connection with a Plan of Reorganization and Merger, among the Registrant, Health responsibility Systems, Inc. and other signatories thereto, the Registrant issued 433,400 shares of common stock to Elin Silveous and 203,000 shares of common stock to AOL (on a post-split basis).

         9. In December 1997, the Registrant issued and sold an aggregate of 2,190,377 shares of Series C Convertible Preferred Stock at a price per share of $1.954 per share to the following entities: AOL, Convergence, Convergence Entrepreneurs Fund I ("Convergence Entrepreneurs"), Rho, Sonem and O'Sullivan Graev & Karabell, L.L.P., Profit Sharing Plan F/B/O Martin H. Levenglick ("Levenglick").

         10. In February 1998, the Registrant issued and sold an aggregate of 284,317 shares of common stock to Tenet at a price per share of $5.86 (on a post-split basis).

         11. In February 1998, the Registrant issued a certificate for an aggregate of 76,800 shares of Series B Convertible Preferred Stock to Kleiner in exchange for a certificate representing 76,800 shares of Series B Convertible Preferred Stock issued to KPCB VII.

         12. In February 1998, the Registrant issued and sold an aggregate of 1,333,334 shares of Series D Convertible Preferred Stock to Tenet at a price per share of $2.50.

         13. In March 1998, the Registrant issued and sold an aggregate of 4,480,000 shares of Series D Convertible Preferred Stock at a price per share of $2.50 to the following entities: Convergence, Nexus Capital Partners I, L.P. ("Nexus"), NIG-Village Ltd. ("NIG"), Porcelain Partners L.P., Rho, TCV II V.O.F., Technology Crossover Ventures II, L.P., TCV Strategic Partners, L.P., Technology Crossover Partners II, C.V. and TCV II (Q), L.P.

         14. In April 1998, the Registrant issued and sold an aggregate of 6,434,000 shares of Series D Convertible Preferred Stock at a price per share of $2.50 to the following entities: AOL, CIBC, Transatlantic Venture Partners, C.V. ("Transatlantic"), Leavitt Family Trust, Boston Millennia Partners Limited, Boston Millennia Associates I Partnership, FIMA Finance Management, Inc., Josef
H. von Rickenbach, David Mahoney, Chestnut Investment Associates 1998, Chestnut Partners, Inc., Allyn C. Woodward, Moore Global Investments, Ltd. ("Moore"), Remington Investment Strategies, L.P. ("Remington"), Ralph Mack, Cox and one other corporate investor.

         15. In May 1998, the Registrant issued and sold an aggregate of 352,666 shares of Series D Convertible Preferred Stock at a price per share of $2.50 to the following entities: Merrill Roth, Gannett International Communications, Inc. and Pasquale Lavecchia.

         16. In June 1998, the Registrant issued and sold an aggregate of 400,000 shares of Series D Convertible Preferred Stock to a corporate investor at a price per share of $2.50.

         17. In June 1998, Stephen Chao, Inc. exercised an option and received 8,333 shares of common stock at a price per share of $5.10 (on a post-split basis).

         18. In December 1998, the Registrant issued and sold an aggregate of 11,730,948 shares of Series E Convertible Preferred Stock at a price per share of $2.85 to the following entities: AOL, Boston Millennia Associates, Boston Millennia Partners Limited, Lawrence Berk, CIBC, Convergence, Convergence Entrepreneurs, Cox, Gannett, Leavitt, Steven Parish, Merrill Roth, Moore, Nexus, NIG, Levenglick, Ralph Mack, Remington, Rho, Sonem, TCI, TCI Ventures Group, LLC, TCV II (Q), L.P., TCV II V.O.F., TCV Strategic Partners, L.P., Technology Crossover Ventures II, C.V., Technology Crossover Ventures II, L.P., Tenet, Transatlantic, Tribune, William

James Bell 1993 Trust, Seligman Communications & Information Fund, Vantage Point Communications Partners, LP, Vantage Point Venture Partners 1996, LP, Applewood Associates, Fred F. Nazem, Admirals, L.P., Fred Tanzer, and Van Wagoner Capital Management.

         19. In December 1998, John Kiefer exercised an option and received 833 shares of common stock at a price per share of $5.10 (on a post-split basis).

         20. In December 1998, Eileen O'Reilly exercised an option and received 83 shares of common stock at a price per share of $5.10 (on a post-split basis).

         21. In December 1998, Laurie Peterson Wardell exercised an option and received 83 shares of common stock at a price per share of $5.10 (on a post-split basis).

         22. In January 1999, Warren Cook exercised an option and received 1,000 shares of common stock at a price per share of $5.10 (on a post-split basis).

         23. In January 1999, Maura Curtin exercised an option and received 83 shares of common stock at a price per share of $5.10 (on a post-split basis).

         24. In January 1999, Lisa Gansky exercised an option and received 4,000 shares of common stock at a price per share of $7.50 (on a post-split basis).

         25. In January 1999, Dermott McCormack exercised an option and received 83 shares of common stock at a price per share of $5.10 (on a post-split basis).

         26. In January 1999, Christine Ohly exercised options and received 250 and 2,416 shares of common stock at prices per share of $3.00 and $5.10, respectively (on a post-split basis).

         27. In January 1999, Sarah Cabot Rockwell exercised options and received 833 shares of common stock at a price per share of $5.10 (on a post-split basis).

         28. In January 1999, Deanna Vincent exercised options and received 6,250 shares of common stock at a price per share of $5.10 (on a post-split basis).

         29. In January 1999, Philip Vo exercised options and received 83 shares of common stock at a price per share of $5.10 (on a post-split basis).

         30. In February 1999, in connection with the acquisition of KnowledgeWeb, Inc. d/b/a Astrology.Net, the Registrant issued 802,125 shares of common stock to Astrology.Net (on a post-split basis).

         31. In February 1999, Ramsey Bierne exercised an option and received 8,882 shares of common stock at a price per share of $5.10 (on a post-split basis).

         32. In March 1999, employees exercised options and received an aggregate 1,500 shares of common stock at a price per share of $5.10 (on a post-split basis).

         33. In March 1999, Michael Levy exercised options and received 16,666 shares of common stock at a price of $7.50 (on a post-split basis).

         34. In March 1999, in connection with the NBC agreement, the Registrant issued 4,889,030 shares of Series E Convertible Preferred Stock to NBC.


         35. In April 1999, employees exercised options and received (i) an aggregate 1,167 shares of common stock at a price per share of $5.10 and (ii) an aggregate 334 shares of common stock at a price per share of $6.00.


         36. In May 1999, employees exercised options and received an aggregate 39,750 shares of common stock at a price per share of $5.10.

         37. In June 1999, employees exercised options and received an aggregate 2,121 shares of common stock at a price per share of $6.00.

         38. In June 1999, in connection with the acquisitions of OnLine Psychological Services, Inc. and Code Stone Technologies, the Registrant issued 571,709 shares of common stock.

         39. In July 1999, employees exercised options and received (i) an aggregate 2,121 shares of common stock at a price per share of $1.76, (ii) an aggregate 334 shares of common stock at a price per share of $5.10, (iii) an aggregate 2,000 shares of common stock at a price per share of $6.00, (iv) an aggregate 2,500 shares of common stock at a price per share of $8.96 and (v) an aggregate 167 shares of common stock at a price per share of $9.45.

         40. In August 1999, employees exercised options and received (i) an aggregate 142 shares of common stock at a price per share of $1.76, (ii) an aggregate 834 shares of common stock at a price per share of $5.10, (iii) an aggregate 834 shares of common stock at a price per share of $6.00 and (iv) an aggregate 1,250 shares of common stock at a price per share of $7.50.

         41. In August 1999, in connection with the acquisition of Lamaze Publishing Company, Inc., the Registrant issued 1,748,693 shares of common stock.

         42. In August 1999, in connection with the acquisition of the domain name Astrology.com, the Registrant issued 17,500 shares of common stock.


         43. In August 1999, in connection with the acquisition of Family Point, Inc., the Registrant issued 511,378 shares of common stock.


         Exemption from registration for the transactions described above was claimed pursuant to Section 4(2) of the Securities Act of 1933, as amended, regarding transactions by the issuer not involving a public offering, in that these transactions were made, without general solicitation or advertising, to sophisticated investors with access to all relevant information necessary to evaluate these investments and who represented to the Registrant that the shares were being acquired for investment.

Item 16.  Exhibits and Financial Statement Schedules.

(a)  Exhibits

      Exhibit
      Number                                 Exhibit
      ------                                 -------


       2.1 Agreement and Plan of Reorganization and Merger dated as of January 31, 1997, as amended on March 31, 1997, as further amended as of May 15, 1997, as further amended as of May 16, 1997 and as further amended as of May 23, 1997 among the Registrant, Health ResponseAbility Systems, Inc., and other signatories thereto (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).



       2.2 Letter of Intent dated January 4, 1999 between the Registrant and KnowledgeWeb, Inc. (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).



       2.3 Agreement and Plan of Reorganization dated as of December 10, 1996 among the Registrant, PP Acquisition Corporation,
              ParentsPlace.com, Inc. and the stockholders of ParentsPlace.com, Inc. (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).



       2.4 Letter Agreement dated February 10, 1999 by and among the Registrant and Kid's Warehouse, Inc., iBaby, Inc., Our Baby, LLC, JBM Ventures, Inc. and Gavin Mandelbaum (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).



       2.5 Agreement and Plan of Reorganization dated as of February 12, 1999 among the Registrant and KnowledgeWeb Acquisition Corporation and KnowledgeWeb, Inc. and the Shareholders of KnowledgeWeb, Inc. (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).


       2.6 Agreement and Plan of Reorganization, dated as of June 30, 1999, by and among the Registrant, OnLine Psych Acquisition Corporation, OnLine Psychological Services, Inc. and the stockholders of OnLine Psychological Services, Inc. (incorporated by reference from
              Exhibit 2.1 to the Registrant's Form 8-K Current Report dated as of June 30, 1999, File No. 000-25469).

      Exhibit
      Number                               Exhibit
      ------                               -------

       2.7 Agreement and Plan of Reorganization, dated as of June 30, 1999, by and among the Registrant, Code Stone Acquisition Corporation, Code Stone Technologies, Inc. and the sole stockholder of Code Stone Technologies, Inc. (incorporated by reference from Exhibit
              2.2 to the Registrant's Form 8-K Current Report dated as of June 30, 1999, File No. 000-25469).


       2.8 Agreement and Plan of Reorganization, dated as of July 13, 1999, by and among the Registrant, LPC Acquisition Corporation, Lamaze Publishing Company, Inc. and the Shareholders and Stock Appreciation Unit Holders of Lamaze Publishing Company, Inc. (incorporated by reference from Exhibit 2.3 to the Registrant's Form 10-Q Quarterly Report for the period ended June 30, 1999, File No. 000-25469).






       3.1    Amended and Restated Certificate of Incorporation of the
              Registrant.*


       3.2    Bylaws of the Registrant.*


       4.1 Form of Registrant's common stock certificate (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).



       5.1    Opinion of Orrick, Herrington & Sutcliffe LLP*.



       9.1 Voting Trust Agreement dated as of September 19, 1995 between Candice Carpenter, Nancy Evans and certain owners of common stock of the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).



       10.1 Form of Indemnification Agreement between the Registrant and each of its directors and officers (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).



       10.2 1995 Amended and Restated Employee Stock Option Plan of the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).



       10.3 1997 Amended and Restated Acquisition Stock Option Plan of the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).


       10.4   1999 Employee Stock Option Plan of the Registrant.*


       10.5   1999 Director Option Plan of the Registrant.*

      Exhibit
      Number                               Exhibit
      ------                               -------


       10.6   1999 Employee Stock Purchase Plan of the Registrant.*



       10.7   1999 Acquisition Stock Option Plan of the Registrant.*



       10.8 Interactive Services Agreement dated December 31, 1998, between the Registrant and America Online, Inc. ("AOL") (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).



       10.9 Confidential Bankcard Marketing Agreement dated June 4, 1998, between the Registrant and First Credit Card Services USA L.L.C. (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).+



       10.10 Promotion Distribution and License Agreement dated October 21, 1998 between AT&T Corp. and the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).+



       10.11 Exclusive Sponsorship Agreement dated February 28, 1998 between Amazon.com, Inc. and the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).+



       10.12 Promotion Agreement dated November 6, 1998 between Snap LLC and the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).+



       10.13 Online Services Agreement dated December 19, 1997 between Charles Schwab & Co., Inc. and the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).+



       10.14 Letter Agreement dated November 11, 1998 between the National Broadcasting Company, Inc. and the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).



       10.15 Joint Activities Agreement dated September 1997 between Intuit Inc. and the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).+



       10.16 Sponsorship Agreement dated as of December 18, 1998 by and between Ford Motor Media, a division of J. Walter Thompson and the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).

      Exhibit
      Number                               Exhibit
      ------                               -------


       10.17 Sponsorship Agreement dated as of October 30, 1998 between Ralston Purina Company and the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).



       10.18 Form of Non-Competition, Non-Disclosure and Assignment of Inventions Agreement dated September 9, 1995, and Amendment dated May 6, 1996, between the Registrant and each of Candice Carpenter and Nancy Evans (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).



       10.19 Employment Letter dated June 4, 1998 to Craig Monaghan (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).



       10.20 Lease dated August 21, 1995, commencing on September 1, 1995, as amended on September 20, 1995, as amended and supplemented April 5, 1996, as further amended and supplemented April 15, 1996, as further amended and supplemented January 20, 1997, and as amended and supplemented May 8, 1997, between 170 Fifth Associates (the "Landlord") and the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).



       10.21 Lease dated March 19, 1998, commencing March 15, 1998 between 149 Fifth Avenue Corporation and the Registrant, as supplemented on June 30, 1998 (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).



       10.22 Note and Warrant Purchase Agreement dated as of February 27, 1997, as amended April 29, 1997, among the Registrant, AOL, Tribune, KPCB VII and KPCB Zaibatsu II, including Form of Warrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).



       10.23 Promissory Note dated June 5, 1998 in the amount of $500,000 between Candice Carpenter and the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).



       10.24 Fourth Amended and Restated Stockholders' Agreement dated as of December 4, 1998, among the Registrant, the Founders and each of the Investors identified therein (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).


       10.25 Fourth Amended and Restated Registration Rights Agreement dated as of December 4, 1998, among the Registrant, the Founders and each of the Investors identified therein, as amended as of July 26, 1999.*

      Exhibit
      Number                               Exhibit
      ------                               -------


       10.26 Amended and Restated Stock Purchase Agreement dated as of March 9, 1999 among the Registrant, GE Investments Subsidiary, Inc. and the National Broadcasting Company, Inc. (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).



       10.27 Amended Letter Agreement dated as of March 9, 1999 between the Registrant and the National Broadcasting Company, Inc. (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).



       10.28 Promissory Note dated March 9, 1999 in the amount of $15,497,558.48 between the Registrant and GE Investments Subsidiary, Inc.*



       10.29 Agreement dated October 18, 1989 (the "Video Agreement") between Lamaze International, Inc. (formerly known as The American Society for Psychoprophylaxis in Obstetrics, Inc.) and Lamaze Publishing Company, Inc. (as successor-in-interest to Lifetime Institute for Family Education, Inc. ("Lifetime") in turn as successor-in-interest to Medical Communications Corporation ("MCC")).*



       10.30 Addendum to the Video Agreement dated December 9, 1992 between Lamaze International, Inc. and Lamaze Publishing Company, Inc. (as successor-in-interest to Lifetime, in turn as successor-in-interest to MCC).*



       10.31 Second Addendum to the Video Agreement dated April 22, 1993 between Lamaze International, Inc. and Lamaze Publishing Company, Inc. (as successor-in-interest to Lifetime, in turn as successor-in-interest to MCC).*



       10.32 Intellectual Property Agreement dated April 6, 1990 between Lamaze International, Inc. and Lamaze Publishing Company, Inc. (as successor-in-interest to Lifetime).*



       10.33 Loan/Activity Agreement dated August 2, 1990 between Lamaze International, Inc. and Lamaze Publishing Company, Inc. (as successor-in-interest to Lifetime).*



       10.34 LPM Agreement dated August 2, 1990 between Lamaze Publishing Company, Inc. (as successor-in-interest to Lifetime) and Lamaze International, Inc.*



       10.35 Onsert Agreement dated December 7, 1992 between Lamaze International, Inc. and Lamaze Publishing Company, Inc. (as successor-in-interest to Lifetime).*



       10.36 Amendment to Onsert Agreement dated June 4, 1999 between Lamaze International, Inc. and Lamaze Publishing Company, Inc. (as successor-in-interest to Lifetime).*

      Exhibit
      Number                               Exhibit
      ------                               -------


       10.37 Statement of Terms concerning Child Development Newsletter dated August 20, 1993 between Lamaze International, Inc. and Lamaze Publishing Company, Inc.*



       10.38 Agreement of Modification and Clarification dated January 1, 1996 between Lamaze International, Inc. and Lamaze Publishing Company, Inc.*



       10.39 License Agreement entered into on September 3, 1999 by and between PlanetRx.com, Inc. and the Registrant. *




       10.40 Sponsorship Agreement entered into on September 3, 1999 by and between PlanetRx.com, Inc. and the Registrant. *



       21     Subsidiaries of the Registrant. *



       23.1 Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).*


       23.2   Consents of PricewaterhouseCoopers LLP.


       24     Power of Attorney (included on page II-12).*


       27.1   Financial Data Schedule.*


----------



+ Confidential treatment has been granted for certain portions of these exhibits. Omitted portions have been filed separately with the Securities and Exchange Commission.



*    Previously filed.


     (b)  Financial Statement Schedules

                  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.  Undertakings

                  A. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the

Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                  B. The undersigned Registrant hereby undertakes to do the following, to the extent that such actions are required by the rules and regulations of the Securities and Exchange Commission:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                            (i)  To include any prospectus required by Section
10(a)(3) of the Securities Act;

                            (ii)  To reflect in the prospectus any facts or
events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                            (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES



                  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 2 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 1, 1999.



                                     iVILLAGE Inc.

                                     By: /s/ Steven A. Elkes
                                         --------------------
                                         Steven A. Elkes
                                         Senior Vice President, Business Affairs
                                         and Assistant Secretary



                  Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to this registration statement has been signed by the following persons in the capacities and on the dates indicated.





     Signature                             Capacity                             Date
     ---------                             --------                             ----
/s/ Candice Carpenter *     Co-Chairperson of the Board of Directors     October 1, 1999
-----------------------           and Chief Executive Officer
Candice Carpenter                (Principal Executive Officer)

/s/ Nancy Evans *           Co-Chairperson of the Board of Directors     October 1, 1999
-----------------------              and Editor-in-Chief
Nancy Evans

/s/ Craig T. Monaghan *             Chief Financial Officer              October 1, 1999
-----------------------          (Principal Financial Officer)
Craig T. Monaghan


/s/ Scott Levine *          Vice President, Controller and Chief         October 1, 1999
-----------------------             Accounting Officer
Scott Levine                  (Principal Accounting Officer)

/s/ Alan Colner *                       Director                         October 1, 1999
-----------------------
Alan Colner

/s/ Jay Hoag *                          Director                         October 1, 1999
-----------------------
Jay Hoag

/s/ Lennert J. Leader *                 Director                         October 1, 1999
-----------------------
Lennert J. Leader


/s/ Habib Kairouz *                     Director                         October 1, 1999
-----------------------
Habib Kairouz

/s/ Michael Levy *                      Director                         October 1, 1999
-----------------------
Michael Levy

/s/ Douglas McCormick *                 Director                         October 1, 1999
-----------------------
Douglas McCormick

/s/ Martin Yudkovitz *                  Director                         October 1, 1999
-----------------------
Martin Yudkovitz

/s/ Daniel Schulman *                   Director                         October 1, 1999
-----------------------
Daniel Schulman

*By:  /s/ Steven A. Elkes
      -------------------
      Steven A. Elkes

                                  EXHIBIT INDEX

      Exhibit
      Number                             Exhibit
      ------                             -------


       2.1 Agreement and Plan of Reorganization and Merger dated as of January 31, 1997, as amended on March 31, 1997, as further amended as of May 15, 1997, as further amended as of May 16, 1997 and as further amended as of May 23, 1997 among the Registrant, Health ResponseAbility Systems, Inc., and other signatories thereto (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).



       2.2 Letter of Intent dated January 4, 1999 between the Registrant and KnowledgeWeb, Inc. (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).



       2.3 Agreement and Plan of Reorganization dated as of December 10, 1996 among the Registrant, PP Acquisition Corporation,
              ParentsPlace.com, Inc. and the stockholders of ParentsPlace.com, Inc. (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).



       2.4 Letter Agreement dated February 10, 1999 by and among the Registran and Kid's Warehouse, Inc., iBaby, Inc., Our Baby, LLC, JBM Ventures, Inc. and Gavin Mandelbaum (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).



       2.5 Agreement and Plan of Reorganization dated as of February 12, 1999 among the Registrant and KnowledgeWeb Acquisition Corporation and KnowledgeWeb, Inc. and the Shareholders of KnowledgeWeb, Inc. (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).


       2.6 Agreement and Plan of Reorganization, dated as of June 30, 1999, by and among the Registrant, OnLine Psych Acquisition Corporation, OnLine Psychological Services, Inc. and the stockholders of OnLine Psychological Services, Inc. (incorporated by reference from
              Exhibit 2.1 to the Registrant's Form 8-K Current Report dated as of June 30, 1999, File No. 000-25469).

       2.7 Agreement and Plan of Reorganization, dated as of June 30, 1999, by and among the Registrant, Code Stone Acquisition Corporation, Code Stone Technologies, Inc. and the sole stockholder of Code Stone Technologies, Inc. (incorporated by reference from Exhibit
              2.2 to the Registrant's Form 8-K Current Report dated as of June 30, 1999, File No. 000-25469).

      Exhibit
      Number                             Exhibit
      ------                             -------


       2.8 Agreement and Plan of Reorganization, dated as of July 13, 1999, by and among the Registrant, LPC Acquisition Corporation, Lamaze Publishing Company, Inc. and the Shareholders and Stock Appreciation Unit Holders of Lamaze Publishing Company, Inc. (incorporated by reference from Exhibit 2.3 to the Registrant's Form 10-Q Quarterly Report for the period ended June 30, 1999, File No. 000-25469).





       3.1    Amended and Restated Certificate of Incorporation of the
              Registrant.*


       3.2    Bylaws of the Registrant.*



       4.1 Form of Registrant's common stock certificate (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).



       5.1    Opinion of Orrick, Herrington & Sutcliffe LLP*.



       9.1 Voting Trust Agreement dated as of September 19, 1995 between Candice Carpenter, Nancy Evans and certain owners of common stock of the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).



       10.1 Form of Indemnification Agreement between the Registrant and each of its directors and officers (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).



       10.2 1995 Amended and Restated Employee Stock Option Plan of the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).



       10.3 1997 Amended and Restated Acquisition Stock Option Plan of the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).


       10.4   1999 Employee Stock Option Plan of the Registrant.*


       10.5   1999 Director Option Plan of the Registrant.*



       10.6   1999 Employee Stock Purchase Plan of the Registrant.*



       10.7   1999 Acquisition Stock Option Plan of the Registrant.*

      Exhibit
      Number                             Exhibit
      ------                             -------


       10.8 Interactive Services Agreement dated December 31, 1998, between the Registrant and America Online, Inc. ("AOL") (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).



       10.9 Confidential Bankcard Marketing Agreement dated June 4, 1998, between the Registrant and First Credit Card Services USA L.L.C. (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).+



       10.10 Promotion Distribution and License Agreement dated October 21, 1998 between AT&T Corp. and the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).+



       10.11 Exclusive Sponsorship Agreement dated February 28, 1998 between Amazon.com, Inc. and the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).+



       10.12 Promotion Agreement dated November 6, 1998 between Snap LLC and the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).+



       10.13 Online Services Agreement dated December 19, 1997 between Charles Schwab & Co., Inc. and the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).+



       10.14 Letter Agreement dated November 11, 1998 between the National Broadcasting Company, Inc. and the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).



       10.15 Joint Activities Agreement dated September 1997 between Intuit Inc. and the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).+



       10.16 Sponsorship Agreement dated as of December 18, 1998 by and between Ford Motor Media, a division of J. Walter Thompson and the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).



       10.17 Sponsorship Agreement dated as of October 30, 1998 between Ralston Purina Company and the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).

      Exhibit
      Number                             Exhibit
      ------                             -------


       10.18 Form of Non-Competition, Non-Disclosure and Assignment of Inventions Agreement dated September 9, 1995, and Amendment dated May 6, 1996, between the Registrant and each of Candice Carpenter and Nancy Evans (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).



       10.19 Employment Letter dated June 4, 1998 to Craig Monaghan (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).



       10.20 Lease dated August 21, 1995, commencing on September 1, 1995, as amended on September 20, 1995, as amended and supplemented April 5, 1996, as further amended and supplemented April 15, 1996, as further amended and supplemented January 20, 1997, and as amended and supplemented May 8, 1997, between 170 Fifth Associates (the "Landlord") and the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).



       10.21 Lease dated March 19, 1998, commencing March 15, 1998 between 149 Fifth Avenue Corporation and the Registrant, as supplemented on June 30, 1998 (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).



       10.22 Note and Warrant Purchase Agreement dated as of February 27, 1997, as amended April 29, 1997, among the Registrant, AOL, Tribune, KPCB VII and KPCB Zaibatsu II, including Form of Warrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).



       10.23 Promissory Note dated June 5, 1998 in the amount of $500,000 between Candice Carpenter and the Registrant (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).



       10.24 Fourth Amended and Restated Stockholders' Agreement dated as of December 4, 1998, among the Registrant, the Founders and each of the Investors identified therein (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).



       10.25 Fourth Amended and Restated Registration Rights Agreement dated as of December 4, 1998, among the Registrant, the Founders and each of the Investors identified therein, as amended as of July 26, 1999.*



       10.26 Amended and Restated Stock Purchase Agreement dated as of March 9, 1999 among the Registrant, GE Investments Subsidiary, Inc. and the National Broadcasting Company, Inc. (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).

      Exhibit
      Number                             Exhibit
      ------                             -------


       10.27 Amended Letter Agreement dated as of March 9, 1999 between the Registrant and the National Broadcasting Company, Inc. (incorporated by reference from the same exhibit number to Registration Statement File No. 333-68749).



       10.28 Promissory Note dated March 9, 1999 in the amount of $15,497,558.48 between the Registrant and GE Investments Subsidiary, Inc.*



       10.29 Agreement dated October 18, 1989 (the "Video Agreement") between Lamaze International, Inc. (formerly known as The American Society for Psychoprophylaxis in Obstetrics, Inc.) and Lamaze Publishing Company, Inc. (as successor-in-interest to Lifetime Institute for Family Education, Inc. ("Lifetime") in turn as successor-in-interest to Medical Communications Corporation ("MCC")).*



       10.30 Addendum to the Video Agreement dated December 9, 1992 between Lamaze International, Inc. and Lamaze Publishing Company, Inc. (as successor-in-interest to Lifetime, in turn as successor-in-interest to MCC).*



       10.31 Second Addendum to the Video Agreement dated April 22, 1993 between Lamaze International, Inc. and Lamaze Publishing Company, Inc. (as successor-in-interest to Lifetime, in turn as successor-in-interest to MCC).*



       10.32 Intellectual Property Agreement dated April 6, 1990 between Lamaze International, Inc. and Lamaze Publishing Company, Inc. (as successor-in-interest to Lifetime).*



       10.33 Loan/Activity Agreement dated August 2, 1990 between Lamaze International, Inc. and Lamaze Publishing Company, Inc. (as successor-in-interest to Lifetime).*



       10.34 LPM Agreement dated August 2, 1990 between Lamaze Publishing Company, Inc. (as successor-in-interest to Lifetime) and Lamaze International, Inc.*



       10.35 Onsert Agreement dated December 7, 1992 between Lamaze International, Inc. and Lamaze Publishing Company, Inc. (as successor-in-interest to Lifetime).*



       10.36 Amendment to Onsert Agreement dated June 4, 1999 between Lamaze International, Inc. and Lamaze Publishing Company, Inc. (as successor-in-interest to Lifetime).*



       10.37 Statement of Terms concerning Child Development Newsletter dated August 20, 1993 between Lamaze International, Inc. and Lamaze Publishing Company, Inc.*

      Exhibit
      Number                             Exhibit
      ------                             -------

       10.38 Agreement of Modification and Clarification dated January 1, 1996 between Lamaze International, Inc. and Lamaze Publishing Company, Inc.*

       10.39 License Agreement entered into on September 3, 1999 by and between PlanetRx.com, Inc. and the Registrant. *



       10.40 Sponsorship Agreement entered into on September 3, 1999 by and between PlanetRx.com, Inc. and the Registrant. *



       21     Subsidiaries of the Registrant. *


       23.1 Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).*

       23.2   Consents of PricewaterhouseCoopers LLP.

       24     Power of Attorney (included on page II-12).*

       27.1   Financial Data Schedule.*

----------

+ Confidential treatment has been granted for certain portions of these exhibits. Omitted portions have been filed separately with the Securities and Exchange Commission.


*    Previously filed.